As filed with the Securities and Exchange Commission on June 1, 2006
Registration No. 333-131816

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549
AMENDMENT NO. 2
TO
FORM SB-2
ON
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICROFIELD GROUP, INC.
(Name of small business issuer in its charter)

Oregon	4911	93-0935149
(State or other Jurisdiction	(Primary Standard Industrial	(I.R.S. Employer
of Incorporation or	Classification Code Number)	Identification No.)
Organization)
111 SW Columbia, Suite 480
Portland, Oregon 97201
(503) 419-3580
(Address and telephone number of principal executive offices and principal place of business)
Rodney M. Boucher, Chief Executive Officer
MICROFIELD GROUP, INC.
111 SW Columbia, Suite 480
Portland, Oregon 97201
(503) 419-3580
(Name, address and telephone number of agent for service)
Copies to:
Jeffrey Fessler, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Flr.
New York, New York 10018
(212) 930-9700
(212) 930-9725 (fax)
APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective.
If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐
     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED JUNE 1, 2006
MICROFIELD GROUP, INC.
11,702,304 SHARES OF
COMMON STOCK
     This prospectus relates to the resale by the selling stockholders of up to 11,702,304 shares of our common stock, consisting of up to 2,944,693 shares issuable upon the exercise of common stock purchase warrants and 8,757,611 shares of common stock. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions. We will pay the expenses of registering these shares.
     Our common stock is listed on the Over-The-Counter Bulletin Board under the symbol “MICG”. The last reported sales price per share of our common stock as reported by the Over-The-Counter Bulletin Board on May 30, 2006, was $4.00.
Investing in these securities involves significant risks. See “Risk Factors” beginning on page 7.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is                     , 2006.
The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Microfield Group, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the sale is not permitted.

WHERE YOU CAN FIND MORE INFORMATION
     This prospectus is part of a registration statement that we filed on Form S-1 with the Securities and Exchange Commission or SEC. This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. You should refer to the registration statement for additional information about us and the common stock being offered in this prospectus. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement or any document incorporated by reference into the registration statement are not necessarily complete, and you should review the referenced document itself for a complete understanding of its terms.
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document that we file at the SEC’s public reference facilities located at 100 F Street, N.E., Washington, DC 20549, and at the SEC’s regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Woolworth Building, 233 Broadway New York, New York. Copies of all or any part of the registration statement may be obtained from the SEC upon payment of the prescribed fee. Information regarding the operation of the public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to you free of charge at the SEC’s web site at http://www.sec.gov.
INCORPORATION OF DOCUMENTS BY REFERENCE
          The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be an important part of this prospectus. Any information that we incorporate by reference is automatically updated and superseded if information contained in this prospectus modifies or replaces that information. In addition, any information that we file with the SEC after the date of this prospectus will update and supersede the information in this prospectus. You must look at all of our SEC filings that we have incorporated by reference to determine if any of the statements in a document incorporated by reference have been modified or superseded.
          We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares registered hereby have been sold:
•	Our annual report on Form 10-KSB for the fiscal year ended December 31, 2005;

•	Our annual report on Form 10-KSB/A for the fiscal year ended December 31, 2005.

•	Our quarterly report on Form 10-Q for the quarterly period ended April 1, 2006.

•	Our quarterly report on Form 10-Q/A for the quarterly period ended April 1, 2006.

•	Our current report on Form 8-K/A filed on January 18, 2006 relating to unregistered sale of equity securities;

•	Our current report on Form 8-K/A filed on January 31, 2006 relating to the acquisition of EnergyConnect, Inc.;

•	Our current report on Form 8-K filed on February 28, 2006 relating to the appointment of Gary D. Conley to the our Board of Directors; and

•	Our current report on Form 8-K filed on February 28, 2006 relating to an amendment to our articles of incorporation.
          We will provide these filings to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus, upon written or oral request as stated below.
          You may request additional copies of these filings at no cost, by writing or telephoning us at the following address or phone number:
Microfield Group, Inc.
111 SW Columbia Ave., Suite 480
Portland, Oregon 97201
Phone (503) 419-3580
Email address:rreed@microfield.com
Name: Randy Reed
          You may also find the incorporated reports and access other documents at the Registrant’s website address, located at www.microfield.com

PROSPECTUS SUMMARY
     The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the secured convertible notes to the financial statements.
MICROFIELD GROUP, INC.
     We specialize in the installation of electrical, control, and telecomunications products and services, and in transactions involving integration of consumers of electricity into the wholesale electricity markets. We expanded through acquisitions in 2005 from an energy and related technologies and services business to a business that also provides energy consumers a new source of energy revenues and savings and the means to achieve such benefits. Included in these acquisitions are the capabilities to service high voltage facilities including wind farms and solar energy collection facilities. Two new subsidiaries have been integrated with the Christenson Velagio, Inc. (“CVI”) subsidiary this year. These subsidiaries are Christenson Electric, Inc. (“CEI”), acquired in July and EnergyConnect, Inc. (ECI”), acquired in October. Our objective is to leverage our assets and resources and build a viable, profitable, wholesale power transaction, electrical services, and technology infrastructure business.
          We have the ability to deliver the following products and services:
•	Electrical and systems engineering and design
o	Controls, lighting, and cabling

o	Building electric service

o	Solar, wind, distributed generation, and substations

o	Information technology networks

o	Telecommunications, computer telephony, and integrated systems

o	Life safety and security systems

o	Redistribution in malls and shopping centers
•	Construction, maintenance, inspection, and upgrades
o	Integrated building controls, wiring, and cabling
▪	HVAC,

▪	Lighting

▪	Life safety systems
o	Telecommunications systems integration and infrastructure
▪	Computer telephony integration

▪	Digital Video CCTV systems

▪	Enterprise security systems

▪	Wireless networking solutions

▪	Information technology networks

▪	Voice / data systems
o	Electrical construction service
▪	Buildings and industrial systems

▪	Substations

▪	Wind farms, solar collectors, and distributed generation

▪	Redistribution in malls and shopping centers
•	Software development
o	Commercial building energy data management, data acquisition, and modeling

o	Regional grid data monitoring, data management, and price forecasting

o	Electric consumer transactional interface, wholesale products, and transaction management

o	Settlement systems and related protocols
•	Electric Power Transactions
o	Service electric energy, capacity, and reserve needs of regional electric grids

o	Service wholesale electric markets to improve electric supply and delivery efficiencies

o	Enable buildings and industrial consumers to contribute to these services

     CVI has been focused on electrical and technology products and services to customers in the Portland and Eugene, Oregon markets and the southwest Washington State markets. With the recent acquisitions our footprint for coordinating, managing, directing, and/or supervising services to energy consumers is being expanded to include additional regions in the US. CEI provides electrical design and construction services to utilities, grid operators and electric power generation companies nationally. ECI enables buildings and industrial electric consumers to contribute to the wholesale electric market, provides the transaction technologies and processes to integrate consumers into the wholesale electric market, and uses these capabilities to service regional electric grid operators with energy, capacity, reserves, and related needs. Integrating CVI, CEI and ECI combines the breadth of services needed to deliver full service solutions to our customers.
     CVI has continuously provided electrical design, engineering, and construction services for more that 50 years. It now services all of the electrical, control, lighting, safety, security, and related systems needed for economic and secure operations of buildings and industrial sites. A substantial portion of CVI business is repeat business under long-standing relationships with it customers. CVI operates a fleet of service trucks that supply the electric related needs of hundreds of customers.
     Through its work on alternative energy projects such as wind farms and solar farms, CEI has been at the forefront of the current boom in building the alternative energy distribution infrastructure. CEI will continue its historic businesses including wind farm electrical construction, maintenance and construction of substations, and maintenance and construction of distribution and transmission facilities. Christenson Electric also continues to provide services to Bonneville Power Administration and other major utilities under long-standing contractual relationships.
     ECI provides wholesale electric market transaction services to regional electric grids. Selected needs of electric grid operators, including energy, capacity, and reserves have been formed into products that can be delivered through ECI systems to the grid. ECI technologies, processes, and services enable buildings and electric consumers to contribute to such wholesale services at levels and with complexities of service never before achieved. It is anticipated ECI transaction services will increase the need for many of the services supplied by CVI before the acquisition.
     For the fiscal year ended December 31, 2005, we generated $57,935,000 in revenues and had a net loss of $77,953,193. This loss included charges of $77,419,759 due to impairment of our Company’s goodwill and intangibles, and $503,543 for the revaluation of a warrant liability at December 31, 2005. For the year ended January 1, 2005, we generated $36,466,618 in revenues and had a net loss of $6,181,683. As a result of our history of losses and our experiencing difficulty in generating sufficient cash flow to meet our obligations and sustain our operations, our auditors, in their report dated February 24, 2006, have expressed substantial doubt about our ability to continue as going concern. Christenson Electric was acquired on July 20, 2005. Therefore the revenue and net loss numbers above only include revenue and expenses from that entity from July 20, 2005 through December 31, 2005. EnergyConnect was acquired on October 13, 2005, therefore the revenue and net income amounts mentioned above only include revenue and expenses of EnergyConnect from October 14, 2005 through December 31, 2005.
     Our principal offices are located at 111 SW Columbia Ave, Suite 480, Portland, Oregon 97201, and our telephone number is (503) 419-3580. We are an Oregon corporation. We maintain websites at www.microfield.com and www.energyconnectinc.com The information contained on these websites is not deemed to be a part of this prospectus.
The Offering

Common stock offered by selling stockholders	Up to 11,702,304 shares, consisting of the following:

	-	8,638,561 shares of common stock;

	-	up to 119,050 shares of common stock issuable upon the exercise of convertible preferred stock; and

	-	up to 2,944,693 shares of common stock issuable upon the exercise of common stock purchase warrants at an exercise price of $.90 per share.

Use of proceeds	We will not receive any proceeds from the sale of the common stock. The warrants issued to selling stockholders as a part of this transaction contain a cashless exercise provision. If any warrant holders choose to exercise their warrants and do not choose to exercise them on a cashless basis, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of these warrants. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

Over-The-Counter Bulletin Board Symbol	MICG

RISK FACTORS
     This investment has a high degree of risk. Before you invest you should carefully consider the risks and uncertainties described below and the other information in this prospectus. If any of the following risks actually occur, our business, operating results and financial condition could be harmed and the value of our stock could go down. This means you could lose all or a part of your investment.
Risks Relating to Our Business
We Have a History Of Losses Which May Continue and Which May Negatively Impact Our Ability to Achieve Our Business Objectives.
     We incurred net losses of $6,181,683 for the year ended January 1, 2005 and $6,046,232 for the year ended January 3, 2004. For the fiscal year ended December 31, 2005, we had a net loss of $77,953,193. Of this amount $77,419,759 was due to a non-cash write-off of impaired goodwill from the ECI transaction, and other intangible asset, non-cash impairment charges, and in addition included a charge of $503,543 for the non-cash re-valuation of a warrant liability. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. Revenues and profits, if any, will depend upon various factors. Additionally, as we continue to incur losses, our accumulated deficit will continue to increase, which might make it harder for us to obtain financing in the future. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us, which could result in reducing or terminating our operations.
If We Are Unable to Obtain Additional Funding Our Business Operations Will be Harmed and If We Do Obtain Additional Financing Our Then Existing Shareholders May Suffer Substantial Dilution.
     We will require additional funds to sustain and expand our research and development activities. We anticipate that we will require up to approximately $2,000,000 to fund our anticipated research and development operations for the next twelve months, depending on revenue from operations. Additional capital will be required to effectively support the operations and to otherwise implement our overall business strategy. Even if we do receive additional financing, it may not be sufficient to sustain or expand our research and development operations or continue our business operations.
     There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our research and development plans. Any additional equity financing may involve substantial dilution to our then existing shareholders.
Our Independent Registered Public Accounting Firm Has Expressed Substantial Doubt About Our Ability to Continue As a Going Concern, Which May Hinder Our Ability to Obtain Future Financing.
     In their report dated February 24, 2006, our independent registered public accounting firm stated that our financial statements for the year ended December 31, 2005 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised due to our incurring net losses of $77,953,193 and $6,181,683, for the years ended December 31, 2005 and January 1, 2005, respectively. In addition, at December 31, 2005, our current liabilities exceeded our current assets by $5,698,183. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, generating sales or obtaining loans and grants from various financial institutions where possible. Our continued net operating losses increase the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.
Many Of Our Competitors Are Larger and Have Greater Financial and Other Resources than We Do and Those Advantages Could Make It Difficult For Us to Compete With Them.
     The electrical products and services industry is extremely competitive and includes several companies that have achieved substantially greater market shares than we have, have longer operating histories, have larger customer bases, and have substantially greater financial, development and marketing resources than we do. If overall demand for our products should decrease it could have a materially adverse affect on our operating results.

The Failure To Manage Our Growth In Operations And Acquisitions Of New Product Lines And New Businesses Could Have A Material Adverse Effect On Us.
     The expected growth of our operations (as to which no representation can be made) will place a significant strain on our current management resources. To manage this expected growth, we will need to improve our:
•	operations and financial systems;

•	procedures and controls; and

•	training and management of our employees.
     Our future growth may be attributable to acquisitions of new product lines and new businesses. We expect that future acquisitions, if successfully consummated, will create increased working capital requirements, which will likely precede by several months any material contribution of an acquisition to our net income.
     Our failure to manage growth or future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we financed the acquisitions by incurring convertible debt or issuing securities.
     Although we currently only have operations within the United States, if we were to acquire an international operation; we will face additional risks, including:
•	difficulties in staffing, managing and integrating international operations due to language, cultural or other differences;

•	Different or conflicting regulatory or legal requirements;

•	Foreign currency fluctuations; and

•	diversion of significant time and attention of our management.
Potential future acquisitions could be difficult to integrate, disrupt our business, dilute stockholder value and adversely affect our operating results.
     Since September 2004, we have acquired three companies and we intend to further expand our operations through targeted, strategic acquisitions over time. This may require significant management time and financial resources because we may need to integrate widely dispersed operations with distinct corporate cultures. Our failure to manage future acquisitions successfully could seriously harm our operating results. Also, acquisition costs could cause our quarterly operating results to vary significantly. Furthermore, our stockholders would be diluted if we financed the acquisitions by incurring convertible debt or issuing securities.
Goodwill Recorded On Our Balance Sheet May Become Impaired, Which Could Have A Material Adverse Effect On Our Operating Results.
     As a result of each of the acquisitions we have been a party to, we have recorded a significant amount of goodwill. As required by Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Intangible Assets,” we annually evaluate the potential impairment of goodwill that was recorded at each acquisition date. Circumstances could change which would give rise to an impairment of the value of that recorded goodwill. This potential impairment would be charged as an expense to the statement of operations which could have a material adverse effect on our operating results. For the twelve months ended December 31, 2005, we wrote off, approximately $77 million of goodwill due to impairment testing of this asset.
If We Are Unable to Retain the Services of Messrs. Boucher and Walter, or If We Are Unable to Successfully Recruit Qualified Managerial and Sales Personnel Having Experience in Business, We May Not Be Able to Continue Our Operations.
     Our success depends to a significant extent upon the continued service of Mr. Rodney M. Boucher, our Chief Executive Officer and Mr. A. Mark Walter, our President. We do not have employment agreements with Messrs. Boucher or Walter. Loss of the services of Messrs. Boucher or Walter could have a material adverse effect on our growth, revenues, and prospective business. We do not maintain key-man insurance on the life of Messrs. Boucher or Walter. We are not aware of any named executive officer or director who has plans to leave us or retire. In addition, in order to successfully implement and manage our business plan, we will be dependent upon, among other things, successfully recruiting qualified managerial and sales personnel having experience in business. Competition for qualified individuals is intense. There can be no assurance that we will be able to find, attract and retain existing employees or that we will be able to find, attract and retain qualified personnel on acceptable terms.
Our success is dependent on the growth in energy management and curtailment programs, and the continued need for electrical construction and technology services, and to the extent that such growth slows and the need for services curtail , our business may be harmed.
     The construction services industry has experienced a drop in demand since 2000 both in the United States and internationally. Recently, however, that trend has reversed in response to a turnaround in the capital markets, renewed growth in the construction industry, passage of favorable energy tax legislation by Congress, and a vibrant real estate market. It is difficult to predict whether these changes will result in continued economic improvement in the industries which our company serves. If the rate of growth should slow down, or end users reduce their capital investments in construction related products, our operating results may decline which could cause a decline in our profits.
Our quarterly results fluctuate and may cause our stock price to decline.
     Our quarterly operating results have fluctuated in the past and will likely fluctuate in the future. As a result, we believe that period to period comparisons of our results of operations are not a good indication of our future performance. A number of factors, many of which are outside of our control, are likely to cause these fluctuations.
     The factors outside of our control include:
•	Construction and energy market conditions and economic conditions generally;

•	Timing and volume of customers’ specialty construction projects;

•	The timing and size of construction projects by end users;

•	Fluctuations in demand for our services;

•	Changes in our mix of customers’ projects and business activities;

•	The length of sales cycles;

•	Adverse weather conditions, particularly during the winter season, could effect our ability to render services in certain regions of the United States;

•	The ability of certain customers to sustain capital resources to pay their trade accounts receivable balances;

•	Reductions in the prices of services offered by our competitors; and

•	Costs of integrating technologies or businesses that we add.
     The factors substantially within our control include:
•	Changes in the actual and estimated costs and time to complete fixed-price, time-certain projects that may result in revenue adjustments for contracts where revenue is recognized under the percentage of completion method;

•	The timing of expansion into new markets;

•	Costs incurred to support internal growth and acquisitions;

•	Fluctuations in operating results caused by acquisitions; and

•	The timing and payments associated with possible acquisitions.

     Because our operating results may vary significantly from quarter to quarter, our operating results may not meet the expectations of securities analysts and investors, and our common stock could decline significantly which may expose us to risks of securities litigation, impair our ability to attract and retain qualified individuals using equity incentives and make it more difficult to complete acquisitions using equity as consideration.
Failure to keep pace with the latest technological changes could result in decreased revenues.
     The market for our services is partially characterized by rapid change and technological improvements. Failure to respond in a timely and cost-effective way to these technological developments could result in serious harm to our business and operating results. We have derived, and we expect to continue to derive, a significant portion of our revenues from technology based products. As a result, our success will depend, in part, on our ability to develop and market product and service offerings that respond in a timely manner to the technological advances of our customers, evolving industry standards and changing client preferences.
Failure to properly manage projects may result in costs or claims.
     Our engagements often involve large scale, highly complex projects utilizing leading technology. The quality of our performance on such projects depends in large part upon our ability to manage the relationship with our customers, and to effectively manage the project and deploy appropriate resources, including third-party contractors, and our own personnel, in a timely manner. Any defects or errors or failure to meet clients’ expectations could result in claims for substantial damages against us. Our contracts generally limit our liability for damages that arise from negligent acts, error, mistakes or omissions in rendering services to our clients. However, we cannot be sure that these contractual provisions will protect us from liability for damages in the event we are sued. In addition, in certain instances, we guarantee customers that we will complete a project by a scheduled date or that the project will achieve certain performance standards. As a result, we often have to make judgments concerning time and labor costs. If the project experiences a problem, we may not be able to recover the additional costs we will incur, which could exceed revenues realized from a project. Finally, if we miscalculate the resources or time we need to complete a project with capped or fixed fees, our operating results could seriously decline.
During the ordinary course of our business, we may become subject to lawsuits or indemnity claims, which could materially and adversely affect our business and results of operations.
     We have in the past been, and may in the future be, named as a defendant in lawsuits, claims and other legal proceedings during the ordinary course of our business. These actions may seek, among other things, compensation for alleged personal injury, workers’ compensation, employment discrimination, breach of contract, property damage, punitive damages, civil penalties or other losses, consequential damages or injunctive or declaratory relief. In addition, pursuant to our service arrangements, we generally indemnify our customers for claims related to the services we provide thereunder. Furthermore, our services are integral to the operation and performance of the electric distribution and transmission infrastructure. As a result, we may become subject to lawsuits or claims for any failure of the systems that we work on, even if our services are not the cause for such failures. In addition, we may incur civil and criminal liabilities to the extent that our services contributed to any property damage or blackout. With respect to such lawsuits, claims, proceedings and indemnities, we have and will accrue reserves in accordance with generally accepted accounting principles. In the event that such actions or indemnities are ultimately resolved unfavorably at amounts exceeding our accrued reserves, or at material amounts, the outcome could materially and adversely affect our reputation, business and results of operations. In addition, payments of significant amounts, even if reserved, could adversely affect our liquidity position.
Our failure to comply with, or the imposition of liability under, environmental laws and regulations could result in significant costs.
     Our facilities and operations, including fueling and truck maintenance, repair, washing and final-stage construction, are subject to various environmental laws and regulations relating principally to the use, storage and disposal of solid and hazardous wastes and the discharge of pollutants into the air, water and land. Violations of these requirements, or of any permits required for our operations, could result in significant fines or penalties. We are also subject to laws and regulations that can impose liability, sometimes without regard to fault, for investigating or cleaning up contamination, as well as for damages to property or natural resources and for personal injury arising out of such contamination. Such liabilities may also be joint and several, meaning that we could be held responsible for more than our share of the liability involved, or even the entire amount. The presence of environmental contamination could also adversely affect our ongoing operations. In addition, we perform work in wetlands and other environmentally sensitive areas, as well as in different types of underground environments. In the event we fail to obtain or comply with any permits required for such activities, or such activities cause any environmental damage, we could incur significant liability. We have incurred costs in connection with environmental compliance, remediation and/or monitoring, and we anticipate that we will continue to do so. Discovery of additional contamination for which we are responsible, the enactment of new laws and regulations, or changes in how existing requirements are enforced, could require us to incur additional costs for compliance or subject us to unexpected liabilities.
The electric infrastructure servicing business is subject to seasonal variations, which may cause our operating results to vary significantly from period to period and could cause the market price of our stock to fall.
     Due to the fact that a significant portion of our business is performed outdoors, our results of operations are subject to seasonal variations. These seasonal variations affect our core activities of maintaining, upgrading and extending electrical distribution powerlines and not only our storm restoration services. Generally, during the winter months, demand for new work and maintenance services may be lower due to reduced construction activity during inclement weather, while demand for electrical service and repairs may be higher due to damage caused by such weather conditions. Additionally, more energy management transactional revenues are produced in peak energy usage months during the winter and summer. Seasonal variations will cause fluctuations in our revenues during the year. As a result, operating results may vary significantly from period to period. If our operating results fall below the public’s or analysts’ expectations in some future period or periods, the market price of our common stock will likely fall in such period or periods.
Employee strikes and other labor-related disruptions may adversely affect our operations.
     Our electric services business is labor intensive, requiring large numbers of electricians, installers and other personnel. Subject to seasonality, approximately 85-95% of our workforce is unionized. Strikes or labor disputes with our unionized employees may adversely affect our ability to conduct our business. If we are unable to reach agreement with any of our unionized work groups on future negotiations regarding the terms of their collective bargaining agreements, or if additional segments of our workforce become unionized, we may be subject to work interruptions or stoppages. Any of these events would be disruptive to our operations and could harm our business.
Our Trademark and Other Intellectual Property Rights May not be Adequately Protected Outside the United States, Resulting in Loss of Revenue.
     We believe that our trademarks, whether licensed or owned by us, and other proprietary rights are important to our success and our competitive position. In the course of any potential international expansion, we may, however, experience conflict with various third parties who acquire or claim ownership rights in certain trademarks. We cannot assure you that the actions we have taken to establish and protect these trademarks and other proprietary rights will be adequate to prevent imitation of our products by others or to prevent others from seeking to block sales of our products as a violation of the trademarks and proprietary rights of others. Also, we cannot assure you that others will not assert rights in, or ownership of, trademarks and other proprietary rights of ours or that we will be able to successfully resolve these types of conflicts to our satisfaction. In addition, the laws of certain foreign countries may not protect proprietary rights to the same extent, as do the laws of the United States.
Intellectual Property Litigation Could Harm Our Business.
     Litigation regarding patents and other intellectual property rights is extensive in the technology industry. In the event of an intellectual property dispute, we may be forced to litigate. This litigation could involve proceedings instituted by the U.S. Patent and Trademark Office or the International Trade Commission, as well as proceedings brought directly by affected third parties. Intellectual property litigation can be extremely expensive, and these expenses, as well as the consequences should we not prevail, could seriously harm our business.
     If a third party claims an intellectual property right to technology we use, we might need to discontinue an important product or product line, alter our products and processes, pay license fees or cease our affected business activities. Although we might under these circumstances attempt to obtain a license to this intellectual property, we may not be able to do so on favorable terms, or at all. We are currently not aware of any intellectual property rights that are being infringed nor have we received notice from a third party that we may be infringing on any of their patents.
     Furthermore, a third party may claim that we are using inventions covered by the third party’s patent rights and may go to court to stop us from engaging in our normal operations and activities, including making or selling our product candidates. These lawsuits are costly and could affect our results of operations and divert the attention of managerial and technical personnel. There is a risk that a court would decide that we are infringing the third party’s patents and would order us to stop the activities covered by the patents. In addition, there is a risk that a court will order us to pay the other party damages for having violated the other party’s patents. The technology industry has produced a proliferation of patents, and it is not always clear to industry participants, including us, which patents cover various types of products or methods of use. The coverage of patents is subject to interpretation by the courts, and the interpretation is not always uniform. If we are sued for patent infringement, we would need to demonstrate that our products or methods of use either do not infringe the patent claims of the relevant patent and/or that the patent claims are invalid, and we may not be able to do this. Proving invalidity, in particular, is difficult since it requires a showing of clear and convincing evidence to overcome the presumption of validity enjoyed by issued patents.
     Because some patent applications in the United States may be maintained in secrecy until the patents are issued, because patent applications in the United States and many foreign jurisdictions are typically not published until eighteen months after filing, and because publications in the scientific literature often lag behind actual discoveries, we cannot be certain that others have not filed patent applications for technology covered by our licensors’ issued patents or our pending applications or our licensors’ pending applications or that we or our licensors were the first to invent the technology. Our competitors may have filed, and may in the future file, patent applications covering technology similar to ours. Any such patent application may have priority over our or our licensors’ patent applications and could further require us to obtain rights to issued patents covering such technologies. If another party has filed a United States patent application on inventions similar to ours, we may have to participate in an interference proceeding declared by the United States Patent and Trademark Office to determine priority of invention in the United States. The costs of these proceedings could be substantial, and it is possible that such efforts would be unsuccessful, resulting in a loss of our United States patent position with respect to such inventions.
     Some of our competitors may be able to sustain the costs of complex patent litigation more effectively than we can because they have substantially greater resources. In addition, any uncertainties resulting from the initiation and continuation of any litigation could have a material adverse effect on our ability to raise the funds necessary to continue our operations.
Risks Relating to Our Common Stock
If We Fail to Remain Current on Our Reporting Requirements, We Could be Removed From the OTC Bulletin Board Which Would Limit the Ability of Broker-Dealers to Sell Our Securities and the Ability of Stockholders to Sell Their Securities in the Secondary Market.
     Companies trading on the OTC Bulletin Board, such as us, must be reporting issuers under Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTC Bulletin Board. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market. Prior to May 2001 and new management, we were delinquent in our reporting requirements, having failed to file our quarterly and annual reports for the years ended 1998 – 2000 (except the quarterly reports for the first two quarters of 1999). We have also been delinquent in filing recent quarterly and annual reports, the last being our 10-KSB for the year 2004. There can be no assurance that in the future we will always be current in our reporting requirements.
Our Common Stock is Subject to the “Penny Stock” Rules of the SEC and the Trading Market in Our Securities is Limited, Which Makes Transactions in Our Stock Cumbersome and May Reduce the Value of an Investment in Our Stock.
     The Securities and Exchange Commission has adopted Rule 15g-9 which establishes the definition of a “penny stock,” for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require:
•	that a broker or dealer approve a person’s account for transactions in penny stocks; and

•	the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased.
     In order to approve a person’s account for transactions in penny stocks, the broker or dealer must:
•	obtain financial information and investment experience objectives of the person; and

•	make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.
     The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the Commission relating to the penny stock market, which, in highlight form:
•	sets forth the basis on which the broker or dealer made the suitability determination; and

•	that the broker or dealer received a signed, written agreement from the investor prior to the transaction.
     Generally, brokers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.
     Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.
FORWARD LOOKING STATEMENTS
     We and our representatives may from time to time make written or oral statements that are “forward-looking,” including statements contained in this prospectus and other filings with the Securities and Exchange Commission, reports to our stockholders and news releases. All statements that express expectations, estimates, forecasts or projections are forward-looking statements. In addition, other written or oral statements which constitute forward-looking statements may be made by us or on our behalf. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “projects,” “forecasts,” “may,” “should,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in or suggested by such forward-looking statements. Among the important factors on which such statements are based are assumptions concerning our ability to obtain additional funding, our ability to compete against our competitors, our ability to integrate our acquisitions and our ability to attract and retain key employees.
USE OF PROCEEDS
     This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we will receive the sale price of any common stock we sell to the selling stockholders upon exercise of the warrants owned by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for general working capital purposes.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF OPERATION
     Some of the information in this filing contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may,” “will,” “expect,” “anticipate,” “believe,” “estimate” and “continue,” or similar words. You should read statements that contain these words carefully because they:
•	discuss our future expectations;

•	contain projections of our future results of operations or of our financial condition; and

•	state other “forward-looking” information.
     We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors,” “Business” and elsewhere in this prospectus. See “Risk Factors beginning on page 32.”
Overview
     We specialize in the installation of electrical products and services, and in transactions between consumers of electricity and the wholesale market. Our objective is to leverage our assets and value to successfully build a viable, profitable, and sustainable transaction-based electrical services and technology infrastructure business.
     On October 13, 2005, we acquired, via merger, substantially all of the assets of EnergyConnect, Inc., a Nevada corporation. EnergyConnect merged with and into our wholly owned subsidiary, ECI Acquisition Co., an Oregon corporation, with ECI Acquisition continuing as the surviving corporation and our wholly owned subsidiary. The name of the surviving entity was changed to EnergyConnect, Inc.
     As a result of the merger, we issued 27,365,306 shares of our common stock and 19,695,432 common stock purchase warrants exercisable at $2.58 per share to EnergyConnect shareholders in exchange for all the outstanding shares of EnergyConnect. We also granted options to purchase 3,260,940 shares of our common stock at $0.32 per share to the EnergyConnect option holders in connection with the assumption of the EnergyConnect Employee Stock Option Plan.
     Pursuant to an Agreement and Plan of Merger dated July 20, 2005 by and between us, CPS Acquisition Co., Christenson Electric, Inc. and CEAC, Inc., an Oregon corporation and sole shareholder of Christenson Electric, Inc., we acquired, substantially all of the assets, of Christenson Electric. As part of the purchase price of Christenson

Electric we assumed debt in the amount of $8,916,000 and issued 2,000,000 shares of our common stock to CEAC. The value of the merger was determined based on a share price of $0.64, which was the average closing price for our common stock over the five days ending July 20, 2005. The acquisition closing date was July 20, 2005.
     We specialize in the installation of electrical, control, and telecommunications products and services, and in transactions involving integration of consumers of electricity into the wholesale electricity markets. The Company expanded through acquisitions in 2005 from an energy and related technologies and services business to a business that also provides energy consumers a new source of energy revenues and savings and the means to achieve such benefits. Included in these acquisitions are the capabilities to service high voltage facilities including wind farms and solar energy collection facilities. Two new subsidiaries have been integrated with the Christenson Velagio, Inc. (“CVI”) subsidiary this year. These are Christenson Electric, Inc. (“CEI”) in July and EnergyConnect, Inc. (“ECI”) in October. Our objective is to leverage our assets and resources and build a viable, profitable wholesale power transaction electrical services, and technology infrastructure business.
     We have the ability to deliver the following products and services:
•	Electrical and systems engineering and design
•	Controls, lighting, and cabling

•	Building electric service

•	Solar, wind, distributed generation, and substations

•	Information technology networks

•	Telecommunications, computer telephony, and integrated systems

•	Life safety and security systems

•	Redistribution in malls and shopping centers
•	Construction, maintenance, inspection, and upgrades
•	Integrated building controls, wiring, and cabling
•	HVAC,

•	Lighting

•	Life safety systems
•	Telecommunications systems integration and infrastructure
•	Computer telephony integration

•	Digital Video CCTV systems

•	Enterprise security systems

•	Wireless networking solutions

•	Information technology networks

•	Voice / data systems
•	Electrical construction service
•	Buildings and industrial systems

•	Substations

•	Wind farms, solar collectors, and distributed generation

•	Redistribution in malls and shopping centers
•	Software development
•	Commercial building energy data management, data acquisition, and modeling

•	Regional grid data monitoring, data management, and price forecasting

•	Electric consumer transactional interface, wholesale products, and transaction management

•	Settlement systems and related protocols
•	Electric Power Transactions
•	Service electric energy, capacity, and reserve needs of regional electric grids

•	Service wholesale electric markets to improve electric supply and delivery efficiencies

•	Enable buildings and industrial consumers to contribute to these services
     CVI has been focused on electrical and technology products and services to customers in the Portland and Eugene, Oregon markets and the southwest Washington State markets. With the recent acquisitions the Company’s footprint for coordinating, managing, directing, and/or supervising services to energy consumers is being expanded to include additional regions in the US. CEI provides electrical design and construction services to utilities, grid operators and electric power generation companies nationally. ECI enables buildings and industrial electric consumers to contribute to the wholesale electric market, provides the transaction technologies and processes to integrate consumers into the wholesale electric market, and uses these capabilities to service regional electric grid operators with energy, capacity, reserves, and related needs. Integrating CVI, CEI and ECI combines the breadth of services needed to deliver full service solutions to our customers.
     CVI has continuously provided electrical design, engineering, and construction services for more that 50 years. It now services all of the electrical, control, lighting, safety, security, and related systems needed for economic and secure operations of buildings and industrial sites. A substantial portion of CVI business is repeat business under long-standing relationships with it customers. CVI operates a fleet of service trucks that supply the electric related needs of hundreds of customers.
     Through its work on alternative energy projects such as wind farms and solar farms, CEI has been at the forefront of the current boom in building the alternative energy distribution infrastructure. CEI will continue its historic businesses including wind farm electrical construction, maintenance and construction of substations, and maintenance and construction of distribution and transmission facilities. Christenson Electric also continues to provide services to Bonneville Power Administration and other major utilities under long-standing contractual relationships.
     ECI provides wholesale electric market transaction services to regional electric grids. Selected needs of electric grid operators, including energy, capacity, and reserves have been formed into products that can be delivered through ECI systems to the grid. ECI technologies, processes, and services enable buildings and electric consumers to contribute to such wholesale services at levels and with complexities of service never before achieved. It is anticipated ECI transaction services will increase the need for many of the services supplied by CVI before the acquisition.
     These services and capabilities are expected to provide the substantial majority of our sales in the foreseeable future. Our results will therefore depend on continued and increased market acceptance of these products and our ability to deliver, install and service them to meet the needs of our customers. Any reduction in demand for, or increase in competition with respect to these products could have a material adverse effect on our financial condition and results of operations.
     The Company’s current acquisition strategy is to actively review target opportunities for value-added potential and pursue targets that bring significant benefits, and are strategic and accretive.
Management’s Focus in Evaluating Financial Condition and Operating Performance.
     Management meets regularly to review the two main functional organizations within our subsidiaries. These organizations include Operations, which consists of customer solicitation and project work performance, and Finance and Administration, which consists of our administration and support. Based on the kinds of information reviewed, meetings are held daily, weekly and monthly. Following is a list of the most critical information which management examines when evaluating the performance and condition of our company.
     Revenue. Sales personnel and project managers are responsible for obtaining work to be performed by us. Revenue is booked daily based on our revenue recognition policy. Where applicable, these bookings are reviewed the following day by our President, the Chief Financial Officer and several of their direct reports. Revenues of EnergyConnect are reviewed by our CEO, EnergyConnect’s President and the EnergyConnect employee in charge of technology. Decisions about various aspects of the business are made, and actions are taken based on the prior day or week’s revenue, and whether or not it met daily and weekly revenue goals and expectations. Monthly customer revenue for all three subsidiaries is also examined, in detail, as a part of a review of our financial statements for the prior month, by our executive team and board of directors.
     Expense Control. We have various controls in place to monitor spending. These range from authorization and approvals by the head of each subsidiary and our CFO as well as review of the periodic check runs by the CFO, and reviews of labor efficiency and utilization by the President and our project managers. An organizational team, which is comprised of the President, CFO, several department heads and key employees, meets bi-weekly to review reports that monitor expenses and cost efficiency, among other factors. Additionally, the executive team of Christenson Velagio and Christenson Electric, comprised of our President, CFO and Controller, meets weekly to review those subsidiaries’ operations. All expenses of EnergyConnect are reviewed and approved by the President of EnergyConnect. Each subsidiary’s financial statements are reviewed monthly with the board of directors to oversee monthly spending patterns and expenses as a part of the review of the prior month’s financial statements.
     Cash Requirements. We focus on cash daily, through a series of meetings that highlight cash received from borrowings on the prior day’s billings, cash required to fund daily operating needs, cash received from customers and several other factors that impact cash. We review accounts receivable reports, ineligible receivables and accounts payable reports in conjunction with preparing a daily cash flow schedule that projects and tracks all cash sources and uses. Our management and the board of directors use this information in determining cash requirements.
     Longer term cash needs are reviewed on a weekly basis by our Chairman, CEO, President, CFO, Controller and the EnergyConnect President. These meetings are used to determine whether we may need to enter into additional financings or debt agreements to satisfy longer term cash requirements.
     Research and Development. We will spend a certain amount in the upcoming year for research and development in EnergyConnect related to development of proprietary tools and software used in the
     Customer service. We consider our reputation as one of our most valuable assets. Much of the revenue in our Christenson subsidiaries is based either on repeat business or referrals from our loyal customer base. We review service issues and any customer feedback continually to ensure continued customer satisfaction through timely and high quality work. The same attention to customer needs and satisfaction will be integral to EnergyConnect’s business as that business is built.
     Safety. Safety is of utmost importance to us and our employees. Our engineers, electricians and technicians are required to undergo regular educational seminars, which include safety training. We have well defined procedures designed to prevent accidents. Management reviews reports on our safety record, and examines the facts and circumstances surrounding specific accidents to ensure that all procedures were followed, or to modify procedures if needed.
Business Characteristics.
     Revenue. We generate revenue by performing electrical service work, technology infrastructure design and installation and through transactions between energy users and regional electric grid operators. These projects are obtained by our sales force and project managers. These projects come from direct solicitation of work, the bidding process, referrals, regular maintenance relationships and repeat customer projects. Revenue from transactions are driven primarily by the acquisition of energy consumers to participate in our programs and support delivery of increasing amounts of service to regional grid operators.
     Cash. We generate cash mainly through operations. Cash is borrowed daily from an asset based lender under revolving credit facilities in Christenson Velagio and Christenson Electric. These borrowings are repaid through collections from customers’ accounts. Each subsidiary submits to its lender, daily summaries of customer billings, cash collections, ineligible accounts and the amount of the borrowings requested. The lender approves the submissions and deposits funds directly into each subsidiary’s bank account.
     EnergyConnect started invoicing for transactions just prior to its acquisition by us. It is anticipated that its main source of cash will be from operations. This cash, combined with debt financing, if available, will be used to supplement cash from operations until EnergyConnect becomes cash positive on an operating basis.
     We have also generated cash through debt issuances and private placements of common and preferred stock. The board of directors reviews both short and long range business plans and projections, and implements funding strategies based on the cash needs produced in the projections. These projections are reviewed quarterly and changes are made if needed.

     Opportunities and Risks. Some of the significant business risks we face, among others, include interruption in the flow of materials and supplies, changes in laws that allow for tax credits, interruption of our work force through disagreements with our union, business contraction and expansion caused by the economy, seasonality factors and our general lack of liquidity.
     As a part of our regular business planning, we anticipate the effect that these risks may potentially have on our financial condition. Some of the risks are planned for contractually to minimize our liability in cases where we are subject to contract performance. Others are anticipated by forging plans for staff reductions or increases should the economy move drastically in one direction. We also continually look for additional funding sources and cash availability, both by improving operating performance internally and from external debt and equity sources, should our cash be strained by certain factors.
Business Goal Attainment.
     When entering into acquisitions, our goal is to realize certain synergies within the resulting organization, save costs from eliminating duplicate processes, and come out of the combination as a profitable company. We achieved operating profitability in the first three quarters of 2005. In the fourth quarter 2005 the Company had a charge of $77,420,000 related to the impairment of goodwill acquired in the acquisition of ECI, and an additional charge of $503,543 related to the revaluation of the value of warrants issued in the October 2005 private placement. Excluding those charges provides management with results that more closely represent the operations of the business. The results exclusive of those charges show that the core operations of the business were profitable for the full year. These results mark a turnaround from the unprofitable operations we sustained in the business during 2004 and 2003.
Trends.
     A large portion of our current business is closely tied to the economy. In a down economy, our work becomes more dependent on repeat business from ongoing customer relationships. When the service, manufacturing and retail industries aren’t expanding, our service projects are more focused toward changes, adds, moves, and fixes within this customer base. We continue to see improvement in the economy at the current time. We experienced a moderate increase in revenues (10.9%) in 2005 in Christenson Velagio compared to the same period of 2004. With the acquisition of Christenson Electric and EnergyConnect, we will experience more seasonality in our revenue base. A large portion of Christenson Electric’s business is impacted by the weather. Wind farms are located in areas of the country where the weather usually becomes severe in the winter, limiting or preventing work on those projects during the severe winter months. EnergyConnect is less affected by changes in the economy than our other subsidiaries. Its business is based on energy usage and prices. During periods of higher level energy costs, EnergyConnect may be positively affected by a down economy, in that EnergyConnect may gain more participation in its energy programs as a way for companies to defray some of their energy costs.
     In the years prior to 2005, we saw a dramatic downturn in spending for technology infrastructure. This affected the technology side of our acquired businesses. It is anticipated that as the economy continues to improve, our Company will see increasing revenue from the sales of technology products and services. Also, with the passage of the latest energy bill by Congress, Christenson Electric should continue to benefit from alternative energy projects.
Critical Accounting Policies
     The discussion and analysis of financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. We evaluate, on an on-going basis, our estimates and judgments, including those related to revenue recognition, sales returns, bad debts, excess inventory, impairment of goodwill and intangible assets, income taxes, contingencies and litigation. Our estimates are based on historical experience and assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies, among others, affect our more significant judgments and estimates used in the preparation of our consolidated financial statements:
     Revenue recognition and allowances;
     Accruals for contingent liabilities;
     Inventories and reserves for shrinkage and obsolescence;
     Bad debt reserves;
     Purchase price allocation and impairment of intangible and long-lived assets;
     Significant portions of our revenues are derived from construction and service projects. Revenues from fixed-price, cost-plus-fee, time and material and unit-price contracts are recognized using the percentage-of-completion method of accounting which recognizes income as work on a contract progresses. Recognition of revenues and profits generally are related to costs incurred in providing the services required under the contract. Earned revenue is the amount of cost incurred on the contract in the period plus the proportional amount of gross profit earned during the same period. This method is used because management considers total cost to be the best available measure of completion of construction contracts in progress. Provisions for estimated losses on construction contracts in progress are made in their entirety in the period in which such losses are determined without reference to the percentage complete. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to revenue and costs, and are recognized in the period in which the revisions are determined. Claims for additional revenue are not recognized until the period in which such claims are allowed. Direct contract costs include all direct labor, direct materials and some estimating costs and shop and equipment costs. General and administrative costs are charged to expense as incurred. Revenue from discontinued operations is recognized when persuasive evidence of an arrangement existed, the price was fixed, title had transferred, collection of resulting receivables was probable, no customer acceptance requirements existed and there were no remaining significant obligations.
     We also produce revenue through agreements with both building owners and the power grid operators. Under our agreements with facilities owners, we use and may install software and other electrical and energy related products that control energy in their buildings. In conjunction with this agreement we also contract with the power grid operators to use energy, capacity, and related ancillary services during specified times and under specified conditions. These transactions are summarized at the end of each monthly period and submitted to the power grid for settlement and approval. The transactions are recorded as revenue on the settlement date, which may fall 30-60 days after the transaction date from which the revenue is derived, because management feels that without an established history for this source of revenue, and the potential for disputes, that the settlement date, on which both parties agree to the amount of revenue to recognize, is the most conservative and appropriate date to use.
     We make estimates of liabilities that arise from various contingencies for which values are not fully known at the date of the accrual. These contingencies may include accruals for reserves for costs and awards involving legal settlements, costs associated with vacating leased premises or abandoning leased equipment, and costs involved with the discontinuance of a segment of a business. Events may occur that are resolved over a period of time or on a specific future date. Management makes estimates of the potential cost of these occurrences, and charges them to expense in the appropriate periods. If the ultimate resolution of any event is different than management’s estimate, compensating entries to earnings may be required.
     We adjust inventory for estimated excess and obsolete inventory equal to the difference between the cost of inventory and the estimated fair value based upon assumptions about future demand and market conditions. At December 31, 2005, the allowance for inventory obsolescence was $214,672 and reflects management’s current estimate of potentially obsolete inventory based on these factors. Any significant unanticipated changes in demand or competitive product developments could have a significant impact on the value of our inventory and our reported results. If actual market conditions are less favorable than those projected, additional inventory write-downs and charges against earnings may be required.

     We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Accounts receivable, historical bad debts, customer concentrations, customer creditworthiness, current economic trends, and changes in customer payment terms and practices are analyzed when evaluating the adequacy of the allowance for doubtful accounts. At December 31, 2005, the allowance for doubtful accounts was $228,767. This allowance was determined by reviewing customer accounts and considering each customer’s creditworthiness as of December 31, 2005, and the potential that some of these accounts may be uncollectible. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances and charges against earnings may be required.
     Intangible and long-lived assets to be held and used, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset, and its eventual disposition. Measurement of an impairment loss for intangible and long-lived assets that management expects to hold and use is based on the fair value of the asset as estimated using a discounted cash flow model.
     We measure the carrying value of goodwill recorded in connection with the acquisitions for potential impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.” To apply SFAS 142, a company is divided into separate “reporting units,” each representing groups of products that are separately managed. For this purpose, we have one reporting unit. To determine whether or not goodwill may be impaired, a test is required at least annually, and more often when there is a change in circumstances that could result in an impairment of goodwill. If the trading of our common stock is below book value for a sustained period, or if other negative trends occur in our results of operations, a goodwill impairment test will be performed by comparing book value to estimated market value. To the extent goodwill is determined to be impaired, an impairment charge is recorded in accordance with SFAS 142.
     We tested our intangibles for impairment as of the end of 2005, 2004 and 2003. Goodwill of $106,544,871 was recorded upon the acquisition of ECI, and represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. At December 31, 2005, it was determined in an independent valuation that the goodwill generated in this transaction was impaired. The Company decided to write off approximately $77,191,344 of this goodwill. The write-off of the goodwill, and the amortization of the intangible assets are included in operating expenses in the consolidated statement of operations. Also during the year ended December 31, 2005, our acquisition of CEI resulted in the valuation of CEI’S Christenson name and customer relationships as intangible assets. The Company’s trade name is considered to have an undeterminable life, and as such will not be amortized. Instead, the trade name will be tested annually for impairment, with any impairment charged against earnings in the Company’s consolidated statement of earnings. It was determined that the value of the trade name on the balance sheet of the Company as of December 31, 2005 was partially impaired. An expense of $114,415 was charged against earnings for the year ended December 31, 2005.
     At January 1, 2005 an impairment test was performed on the value of the trade name within CVI, and the result indicated that the recorded book value of our trade name exceeded its fair value, as determined by undiscounted cash flows. Upon completion of the assessment, we recorded a non-cash impairment charge of $376,000, net of tax, or $0.02 per share at January 1, 2005 to reduce the carrying value of the trade name to its estimated value of $872,771.
     During the fourth quarter of 2003, management determined that the goodwill recorded for both IST and Velagio was impaired due to the fact that operations of both of these entities were discontinued. A charge was recorded in 2003 under “Loss from discontinued operations,” in the consolidated statement of operations in the amount of $1,295,000 for Velagio and $250,000 for IST.
Recent Accounting Pronouncements
New Accounting Pronouncements
     FIN 47. In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. We are required to adopt the provisions of FIN 47 no later than the first quarter of fiscal 2006. We do not expect the adoption of this Interpretation to have a material impact on our consolidated financial position, results of operations or cash flows.
     SFAS 154. In May 2005 the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in non-discretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. We do not expect the adoption of this SFAS to have a material impact on our consolidated financial position, results of operations or cash flows.
     SFAS 155. On February 16, 2006 the FASB issued SFAS 155, “Accounting for Certain Hybrid Instruments,” which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.
Results of Operations
     The following table sets forth, as a percentage of sales, certain consolidated statement of operations data relating to the business for the periods indicated.

	Fiscal 2005	Fiscal 2004	Fiscal 2003
Net sales	100%	100%	100%
Cost of goods sold	82	83	84

Gross profit	18	17	16
Operating expenses	149	29	40

Loss from continuing operations	(131)	(12)	(24)
Other income (expense)	(4)	(5)	(6)

Loss before income taxes	(135)	(17)	(30)
Benefit from income taxes	—	—	—

Loss before discontinued operations	(135)	(17)	(30)
Discontinued operations	—	1	(28)

Net loss	(135)%	(16)%	(58)%

     Due to the acquisitions of CEI and ECI in 2005, the financial information presented for the year ended December 31, 2005, represents activity in CEI and ECI for the periods from the date of their acquisitions to the end of the fiscal year, combined with revenue, other income and S G & A expenses of Microfield Group, Inc. for the year ended December 31, 2005. The financial information presented for the fiscal year ended January 1, 2005 does not include any revenues and expenses for CEI and ECI. Due to the disproportionate size of the revenues and expenses in the accompanying consolidated statements of operations in 2005 compared to those in 2004, comparisons between the two periods may not be meaningful.
     The financial information presented for the year ended January 1, 2005, represents activity in CVI and Microfield Group for the full twelve months of 2004. Due to the acquisition of CTS and Velagio on September 16, 2003, the financial information presented for the year ended January 3, 2004, represents activity in Velagio and CTS for the three and a half months from the date of their acquisitions to the end of the fiscal year, combined with revenue, other income and S G & A expenses of IST and Microfield Group, Inc. for the year ended January 3, 2004. Due to the disproportionate size of the revenues in 2004 compared to those in 2003, no meaningful comparison can be made between revenue of the two years presented in the accompanying consolidated statements of operations. Comparisons will be made between quarterly revenue and expenses on a consecutive basis in 2004, and also to revenue and expenses for the fourth quarter of 2003.
     Sales. Revenue for the fiscal year ended December 31, 2005 was $57,935,000 compared to $36,467,000 for the fiscal year ended January 1, 2005. The increase in revenue between periods is partly due to an increase in sales within CVI of approximately 11% in 2005 over sales in 2004. The acquisitions of CEI and ECI contributed revenue of approximately $18,482,000 in 2005 compared to none in 2004. There were sales to one customer that comprised more than 10% of the Company’s total sales for the fiscal year 2005. The company’s revenue is subject to some seasonal influences, with the summer months typically producing the largest revenues of the year. This seasonality may become more pronounced with the acquisition of CEI, whose revenue is lower during times of severe winter weather.
     Revenue for the fiscal year ended January 1, 2005 increased to $36,467,000 from $10,342,000 for the fiscal year ended January 3, 2004. The revenue amount for the prior fiscal year includes sales of technology products and electrical construction services in CVI during the three and a half months from the date of the acquisition to the end of the fiscal year. There were no sales to any one customer that comprised more than 10% of the Company’s total sales for the fiscal year 2004 or 2003. Revenues for the first through the fourth quarters of 2004 were $9,191,000, $9,646,000, $9,493,000 and $8,137,000. These compare to revenue of $9,235,000 in the fourth quarter of 2003. The company’s revenue is subject to some seasonal influences, with the summer months typically producing the largest revenues of the year. Revenue was down in the fourth quarter of 2004 compared to the previous consecutive quarters, and from the prior year fourth quarter due primarily to a decision the Company made to forego bidding on larger, less profitable contracts. This shift was made in the summer of 2004 and affected revenue late in the third quarter and during the fourth quarter of 2004.
     Cost of Sales. Cost of sales totaled $47,702,000 (82%) for the fiscal year ended December 31, 2005, compared to $30,335,000 (83%), for the same period in the prior year. The current fiscal year’s cost of sales includes the cost of labor, products, supplies and overhead used in providing electrical and technology services in CVI for the full year and those costs within CEI and ECI from the dates of their acquisitions in 2005 through the end of the year. Overall costs as a percentage of sales, including CEI and ECI, decreased due to the continued emphasis on procuring higher margin projects. Costs of sales within CVI totaled approximately $32,137,000 which represented 80% of sales of CVI. Costs of sales within CEI and ECI totaled approximately $16,234,000 which represented 88% of sales within those combined entities.
     Cost of sales totaled $30,335,000 (83%) for the fiscal year ended January 1, 2005, compared to $8,712,000 (84%) for the same period in the prior year. All of the 2004 cost of sales includes the cost of labor, products, supplies and overhead used in providing electrical and technology services in CVI. Prior year amounts include those costs from September 16, 2003, the date of acquisition of CTS, to the end of the fiscal year. Cost of sales for the first through the fourth quarters of 2004 were $7,379,000, $7,975,000, $7,804,000 and $7,177,000. These compare to cost of sales of $7,851,000 in the fourth quarter of 2003.
     Gross Profit. Gross profit for the fiscal year ended December 31, 2005 was $10,233,000 (18%) compared to $6,132,000 (17%) for the fiscal year ended January 1, 2005. This increase in gross profit is due primarily to the gross profits provided by newly acquired CEI and ECI. These businesses provided gross profits of approximately $2,248,000 from the dates of their acquisitions in 2005 through the end of the year. Gross profit within CVI for the year ended December 31, 2005 increased to approximately $8,089,000 (20%) from $6,131,000 (17%) in the same period in 2004. This was due primarily to increased sales in the current year within CVI and the Company’s emphasis on higher margin projects. ECI is starting to grow revenue and gross profits, producing approximately $507,000 in gross profits from the date of acquisition to the end of the fiscal year 2005. CEI produced approximately $1,741,000 in gross profit from the date of its acquisition through December 31, 2005.
     Gross profit for the fiscal year ended January 1, 2005 was $6,132,000 (16.8%) compared to $1,630,000 (or 15.8%) for the fiscal year ended January 3, 2004. Gross profit for the first through the fourth quarters of 2004 was $1,812,000, $1,671,000, $1,689,000 and $960,000. These compare to gross profit of $1,384,000 in the fourth quarter of 2003. Gross profit was down in the fourth quarter of 2004 compared to the previous consecutive quarters due primarily to the move the Company made to not bid on larger, less profitable work. The margin in the fourth quarter of 2004 (12.7%) was lower than margins experienced in the first three quarters of 2004 (between 17.3% and 18.9%) due to losses the Company took on three specific projects in the fourth quarter.
     Future gross profits and gross margins will depend on the volume and mix of sales of products and services to the Company’s customers, as well as the Company’s ability to control costs and efficiently manage their jobs. It is anticipated that while savings are realized from the implementation of continuing cost reduction efforts and higher gross margin work projects are targeted, overall gross profit margins may decrease due to the lower margin business associated with revenues within CEI.
     Sales, General and Administrative Expenses (S, G & A). S, G & A expenses are comprised mainly of payroll costs, facilities and equipment rent, outside services, insurance, utilities and depreciation. S, G & A expenses were $8,759,353 (15.1%) for the fiscal year ended December 31, 2005, compared to $9,748,000 (26.7%) for the fiscal year ended January 1, 2005. The decrease in dollar amounts between years occurred despite adding $1,630,000 from expenses incurred within CEI and ECI from the dates of their acquisitions in 2005 through the end of the current year.
     Expenses within the Microfield holding company and CVI totaled approximately $7,000 in 2005 compared to approximately $9,748,000 in 2004. This decrease of $2,851,000 in Microfield and CVI expense is due primarily a decrease in overhead payroll costs of $693,000, a re-allocation of $501,000 of bonding and insurance costs into cost of sales, a reduction in general variable costs of $307,000, and lower professional fees of $861,000. The decrease in professional fees was primarily a result of lower legal fees of $484,000 due to the fees incurred with a lawsuit in 2004, lower investor relations costs of $181,000 due to the high initial cost of signing up our investor relations firm, and a reduction in consulting fees of $160,000. The reduction in payroll costs within CVI, which include salary, payroll taxes and fringe benefits, was due primarily to staff reductions and the elimination of some executive positions.
     S, G & A expenses within the newly acquired subsidiaries in 2005 consisted mainly of payroll and benefits of $775,000, professional and consulting fees of $244,000, and fixed costs such as rent and insurance of $449,000.
     S, G & A expenses increased to $9,748,000 (26.7%) for the fiscal year ended January 1, 2005, compared to $4,104,000 (39.7%) for the fiscal year ended January 3, 2004. The increase in dollar amounts between years is due to a full year of expenses of CVI in 2004 compared to three and a half months from the acquisition of CVI on September 16, 2003. The decrease in percentage of S, G & A expenses to sales is due to lower relative payroll costs in the fiscal year ended January 1, 2005 compared to the prior year. S, G & A expenses are comprised mainly of payroll costs, facilities and equipment rent, outside services, insurance, utilities and depreciation. Payroll costs, which include salary, payroll taxes and fringe benefits, totaled $5,533,000 for the fiscal year ended January 1, 2005. These costs totaled $1,476,000, $1,377,000, $1,271,000, and $1,409,000, for the first through the fourth quarters of 2004, respectively. These expenses decreased through the first three quarters due to staff reductions and the elimination of some executive positions. These expenses increased in the fourth quarter due to year end reconciliations in certain accounts.
     Total rents for the year ended January 1, 2005 were $490,000, which was primarily comprised of facilities rent. This is compared to $203,000 of rent incurred in the year ended January 3, 2004.
     Outside services, professional fees, insurance, utilities and depreciation for the year ended January 1, 2005 totaled $2,866,000, compared to $842,000 for the year ended January 3, 2004. The increase in these expenses is due primarily to having a full year’s expenses in 2004 compared to three and a half months in 2003. Expenses for the first through the fourth quarter 2004 totaled $1,008,000, $425,000, $894,000 and $539,000, respectively. The first quarter of 2004 included $395,000 in legal expense for anticipated costs in defending a lawsuit filed against the Company (see Legal Proceedings). These expenses decreased through the first two quarters of 2004 due to lower usage of professionals and outside service providers, and to a 50% reduction in telephone and utility costs. These third quarter 2004 costs increased significantly compared to the second quarter due to added investor relations costs. During that quarter, the Company issued 1,600,000 shares of its common stock to an investor relations firm for services to be rendered for the Company in the public equity markets. This issuance was recorded in shareholders’ equity at the fair market value of the stock on the date of issuance, and resulted in an expense of $560,000. Of this total, $472,000 was charged to expense in the third quarter of 2004, with the remaining $88,000 charged to expense in the fourth quarter 2004.
     The level of S, G & A expenses for the 2006 fiscal year is expected to increase compared to the level incurred in the year ended December 31, 2005 due to the fact that a full year of expenses of both CEI and ECI will be included in our statement of operations for 2006.
     Write-off of impaired goodwill and intangibles. Current year charges included a write-off of $77,419,759 for the impairment of the goodwill recorded in the acquisition of ECI. This amount also includes $114,415 of impairment of the CEI trade name recorded in the acquisition of ECI in July 2005, and an additional $114,000 write off for excess value purchased in the acquisition of a competitor’s base of business. The prior year charges of $376,000 included a write-down of the trade name associated with the acquisition of Christenson Velagio. This intangible was recorded initially with the acquisition of CVI in September 2003. The Company performs annual impairment test on its goodwill and intangible assets. Future impairment charges, if any, will be recorded as a charge against earnings.
     Interest Expense. Interest expense was $1,580,000 for the year ended December 31, 2005, compared to $1,959,000 for the year ended January 1, 2005, and $428,000 for the year ended January 3, 2004. The significant decrease in interest expense between 2005 and 2004 was primarily a result of the charges in 2004 for interest on warrant liabilities and the increasing values caused by the Company’s fluctuating stock price. The significant increase in interest expense between 2004 and 2003 was primarily also a result of the charges on warrant liabilities and the increasing values caused by the Company’s fluctuating stock price. For a portion of the year in 2004, the Company did not have a sufficient amount of authorized common shares to issue in the conversion of all common stock equivalents. Several events occurred during 2004 in which warrants to purchase common stock were issued. In accordance with EITF 00-19, the fair value of the warrants issued in the private placement must be recorded as a liability in the financial statements using the Black-Scholes model, and any subsequent changes in the Company’s stock price to be recorded in earnings. These warrant issuances and subsequent increases in value resulted in non-cash charges to interest expense during the fiscal year 2004 of $1,087,000. (See Non-cash Expense Table below.)
     Loss on valuation of warrant liability. On October 5, 2005, as a part of a private placement, the Company issued warrants that were given registration rights. These warrants were valued and recorded as a liability. In accordance with EITF 00-19, the fair value of the warrants issued in the private placement must be recorded as a liability in the financial statements using the Black-Scholes model, and any subsequent changes in the Company’s stock price to be recorded in earnings. This warrant issuance and the increase in value between their issuance and the end of the year resulted in non-cash charges to other expense during the fiscal year 2005 of $503,543. (See Non-cash Expense Table below.)
     Gain / Loss From Discontinued Operation. After the acquisitions of Velagio and CTS in 2003, management discontinued the operations of both Velagio and IST due to a decline in sales and a decision to focus on the CTS business. Accordingly, the revenue, expenses and other income or losses for both Velagio and CTS are condensed and reported as discontinued operations in the consolidated statement of operations. Certain information from those businesses is reported below.
     The Company recorded miscellaneous income of $149,000 in the year ended January 1, 2005, from the resolution of certain liabilities that were contained in the balance sheet of Velagio. For the fiscal year ended January 3, 2004, sales of IST and Velagio products and services included in discontinued operations totaled $496,000. The cost of sales and gross profit included in discontinued operations for the year ended January 3, 2004 totaled $440,000 and $56,000, respectively.

     S, G & A and other expense incurred in IST and Velagio for the year ended January 3, 2004 totaled $2,987,000. Included in this amount is a write down from the impairment of Goodwill, in both IST and Velagio, of $1,546,000. Also included in this amount are charges against earnings of $255,000 for the write off of the remaining value of intangibles acquired in the acquisition of IST in 2002.
     Discontinued operations also contain gains of $46,000, $63,000 and $37,000 on the sale of the SoftBoard business for the years ended December 31, 2005, January 1, 2005 and January 3, 2004, respectively. The SoftBoard business was sold in 2000. As part of the sale price, the Company receives royalties from the purchaser of that business, based on sales of SoftBoard products. These royalties are listed in the income statement under “Gain on sale of discontinued operations.”
     Income Taxes. There was no provision for income taxes in 2005, 2004 and 2003 due to losses incurred by the Company in those years. No tax benefit from loss carryback was recorded in any year as there was no income tax paid in the open loss carryback periods. Because of the significant losses recorded in prior periods, we have provided a full valuation allowance on our net deferred tax asset .
Non-cash Expense Items
     Since the acquisition of CTS and Velagio in September of 2003, the Company has entered into several financings, debt conversions and other transactions where common stock or warrants were issued as a part of the agreements. Many of the issuances resulted in charges to the Company’s statement of operations over that period. Additionally, other transactions and events occurred in which significant non-cash expense or income arose due to the nature of those occurrences. The following table lists these items and the effect on the Company’s statements of operations for the fiscal years ended December 31, 2005, January 1, 2005 and January 3, 2004.

	December 31,	January 1,	January 3,
Non-cash expense item description*	2005	2005	2004
Stock-based derivative liability re-measurement	$88,024	$16,150	$140,754
Interest expense on warrant issuances and re- measurements	320,967	912,402	—
Re-valuation of warrant liability	503,543	—	—
Common stock and stock options issued for services	244,000	560,000	—
Interest expense on amortization of debt discount	13,564	158,869	—
Intangible write-off and amortization	77,419,759	110,556	1,841,189
Gain on disposal of assets and lease termination	(7,145)	(92,137)	—
Write down of impaired intangible asset	—	376,000	—
Unused reserve for legal fees to contest lawsuit	(120,000)	205,568	—
Loss on debt extinguishment	—	515,000	111,000

Total transactional non-cash income and expense	$78,462,712	$2,762,408	$2,092,943

*	This table does not include recurring non-cash expenses such as depreciation.
Liquidity and Capital Resources
     Since inception, the Company has financed its operations and capital expenditures through public and private sales of equity securities, cash from operations, and borrowings under bank lines of credit. At December 31, 2005, the Company had negative working capital of approximately $5,698,000 and its primary source of liquidity consisted of cash and its operating lines of credit.
     Accounts receivable increased to $8,536,000 at December 31, 2005 from $6,241,000 at January 1, 2005. The increase is due to the additions of the receivables of both acquired subsidiaries. Accounts receivable in CEI and ECI were $1,781,000 and 267,000, respectively, at December 31, 2005. Accounts receivable increased to $6,241,000 at

January 1, 2005 from $5,432,000 at January 3, 2004. The increase was due to a lengthening of receivable payment periods in general, between these periods. These receivables are net of allowances for doubtful accounts of $229,000, $104,000 and $118,000 at December 31, 2005, January 1, 2005 and January 3, 2004, respectively. The allowance increased at December 31, 2005 over the amount at January 1, 2005 largely due to the addition of the allowance contained within CEI. Management expects these receivables to remain fairly constant as a percentage of sales, decreasing slightly as efficiencies in the billing and collection processes are achieved.
     Inventory increased to $721,000 at December 31, 2005 from $239,000 at January 1, 2005. The increase is due primarily to the acquisition of CEI which had $472,000 in inventory at December 31, 2005. Inventory decreased to $239,000 at January 1, 2005 from $430,000 at January 3, 2004. The decrease is due to the write off of old inventories at its Eugene, Oregon facility. The Company maintains a fleet of trucks and vans which each maintain a certain level of inventory needed to provide timely products and services to the Company’s customers. The inventory levels within CEI were from excess materials required for a specific project in 2005. It was determined that rather than send the materials back to the vendor when the [project was complete, they would be used on the next project. CEI does not maintain a regular stock of inventory. When this material is sent to the next project site, that project will be charged for the cost of the inventory, and the inventory level within CEI will be $0. Inventory in CVI should remain within a narrow range, changing only slightly as revenue fluctuates from period to period.
     The Company records costs in excess of billings which reflect those costs incurred on construction and services, which have not yet been billed to customers. These amounts were $2,039,000 and $823,000 and $1,517,000 at December 31, 2005, January 1, 2005 and January 3, 2004, respectively. The increase of $1,216,000 between 2005 and 2004 is due primarily to the acquisition of CEI which added $1,197,000 to the consolidated total of costs in excess at December 31, 2005. The Company tries to minimize this amount and keep its billing as current as possible as costs are incurred. Under terms of certain contracts, the Company groups its costs on specific projects and bills customers on a periodic basis instead of as costs are incurred.
     Property and equipment, net of depreciation increased to $451,000 at December 31, 2005 compared to $126,000 at January 1, 2005. This increase was due to the acquisition of CEI in which $258,000 in fixed assets were purchased. We also purchased the equipment of a small electrical contractor. That equipment was valued at $92,000.
     Property and equipment, net of depreciation decreased to $126,000 at January 1, 2005 compared to $1,818,000 at January 3, 2004. This decrease was due to the termination of a vehicle capital lease in the amount of $1,993,233 that the Company assumed in the acquisition of CTS. On September 10, 2004, the Company entered into a Master Vehicle Lease Termination Agreement, under which it was released from its obligation under the previous Master Vehicle Lease. In exchange for this early termination, the Company issued the lender 1,000,000 warrants to purchase its common stock. The value of these shares, in the amount of $515,000, was recorded as an expense in the consolidated statement of operations in the year ended January 1, 2005. The Company entered into an equipment lease agreement with a related party in 2003, under which it leases furniture and fixtures, equipment, computer equipment, and job site tools and equipment. This lease is classified as an operating lease with a monthly payment due of $60,000.
     We do not anticipate spending any material amounts to acquire fixed assets for the foreseeable future.
     In the acquisition of CEI, the Company recorded goodwill of $5,934,000 due to the excess of the purchase price paid over the book value of the net assets of CEI. As a result of the transaction we also recorded $873,000 in intangible value associated with the Christenson trade name. This intangible was written down by $114,000 at December 31, 2005 due to an impairment of the asset. This value has an indefinite life, and as such will not be amortized. The Company also recorded a $1,687,335 customer relationship intangible asset in this transaction. This amount was calculated during testing performed at year end, and as such was reclassified from goodwill previously recorded. This intangible asset has a ten-year life and will be amortized monthly on a straight-line basis, over that period.
     The Company recorded $106,545,000 in goodwill from the acquisition of ECI, which represents the value of the price paid for the stock of ECI over the net asset value of the assets and liabilities within ECI. At December 31, 2005, an impairment test was performed on the value of the goodwill resulting in an impairment charge of

$77,191,000. This charge is recorded as an operating expense in the consolidated statement of operations. The Company does not amortize goodwill.
     The Company also recorded an intangible asset of $2,390,667 at the date of the ECI acquisition consisting of developed technology that is currently used within ECI. The intangible asset acquired has an estimated useful life of ten years, and as such will be amortized monthly, over that period. No cash was paid for the acquisition of either CEI or ECI.
     In the acquisition of CTS in 2003, the Company recorded goodwill of $2,299,000 due to the excess of the purchase price paid over the book value of the net assets of CTS. The Company also recorded approximately $1.3 million in goodwill from the acquisition of Velagio in 2003. The goodwill recorded on Velagio’s balance sheet was subsequently written off in 2003 as management determined that the goodwill was impaired after the operations of Velagio were discontinued. No cash was paid for the acquisition of either CTS or Velagio.
     Accounts payable to all parties increased to $7,142,000 at December 31, 2005 from $3,552,000 at January 1, 2005. This increase represents the addition of both CEI and ECI and the accounts payable existing within each subsidiary. At December 31, 2005 the payables in CVI were $3,010,000, in CEI were $2,735,000 and in ECI were $1,080,000. The remaining payables were within the Microfield parent organization. Accounts payable to all parties decreased to $3,552,000 at January 1, 2005 from $4,321,000 at January 3, 2004. This change is due to lower revenues in the fourth quarter of 2004 compared to that in the fourth quarter of 2003. Payables consist primarily of the costs of inventory, services, materials and supplies used in providing services to our customers. An increase in payables and accrued expenses provides cash for operations. In 2005, 2004 and 2003 the Company kept payments extended on much of its current obligations because of cash flow issues. This pattern of payments has allowed the Company additional time to reduce operating expenses and maintain the flow of inventory, materials and supplies needed to provide services to the Company’s customers.
     Accrued payroll, payroll taxes and benefits were $1,763,000 at December 31, 2005 compared to $1,297,000 at January 1, 2005 and $1,274,000 at January 3, 2004. The amount at December 31, 2005 consists of one week of union and non-union payroll in the amount of $444,000. Additionally, this liability included December’s health and welfare benefit, owed to the unions representing the Company’s electricians and technicians, and other payroll related obligations of $918,000. The remainder of this amount is comprised of payroll withholdings and payroll taxes owed by the company. This liability will vary between reporting periods based on the fact that payroll taxes decrease as the tax obligation thresholds for some of the taxes are exceeded. The combined payroll, payroll tax and benefit amounts should fluctuate with the revenues of the Company and as such, represents a main cash use of the Company’s funds. As revenues increase, the amounts due for these types of expenses will increase as well. These liabilities are primarily short-term in nature with most of them being paid within one to six weeks of the expense being incurred. At December 31, 2005 we had outstanding debts totaling $476,000 payable collectively to several union benefits organizations. This amount represents past union obligations from 2004 and 2005 that were combined into two notes. The Company negotiated a payment schedule as part of a settlement agreement with these entities.
     The Company has three borrowing facilities with two lenders. The amount outstanding under these bank lines of credit was approximately $5,957,000 at December 31, 2005. This is an increase of $1,388,000 from the end of the third quarter amount of $4,569,000, and a $1,564,000 increase from the January 1, 2005 balance of $4,393,000. The increase is due primarily to lines of credit that were assumed with the acquisitions of CEI and ECI. CEI has a separate line of credit under which it had $1,204,000 outstanding at December 31, 2005. At that date ECI had $118,000 outstanding under its line of credit. The outstanding bank line of credit of approximately $4,393,000 at January 1, 2005 was a $62,000 increase from the January 3, 2004 balance of $4,331,000.. These lending facilities are the prime sources of funds for the Company. Amounts are drawn against the CVI and CEI lines each day based on the amount of eligible revenues that are billed by the Company. As receivables are collected daily, those funds are used to pay down the lines. Until the Company’s liquidity issues ease, these facilities will continue to be used to the fullest extent possible, daily, for operating capital. The borrowing limit of the three lines totals $9,120,000 and borrowing capacity is based on 85% of eligible accounts receivable. This debt facility was renewed at the end of January 2006 through January 2007. The Company is in compliance with its covenants under this loan.

     The Company has a note outstanding with Steelcase, Inc, under which it is obligated to make three annual payments of $69,773 starting February 28, 2004, and quarterly interest payments on the outstanding debt (see Note 12). As of December 31, 2005, the Company had not made its required principal payment in 2005, and had not made either of its September and December 2004 quarterly interest payments, or any of the four quarterly payments in 2005. As of December 31, 2005, we owed approximately $26,500 in back interest. As of the date of this report, the Company has signed an agreement with Steelcase under which shares being held by them in Microfield’s name, will be transferred to Steelcase’ name, at which time they will sell enough shares in the market to satisfy the outstanding principal and interest owed to them by us. Until that debt is satisfied, the Company is accordingly in default under the terms of the note agreement.
     During the past three years, the Company has issued shares of both common and preferred shares in exchange for cash and the conversion of existing debt. In April and May of 2003, the Company sold 1,113,078 shares of common stock in conjunction with a private placement at $.26 per share. The Company received proceeds of approximately $280,000, net of related costs. On September 26, 2003, the Company raised an additional $1,515,000 through the issuance of 3,607,000 shares of Series 2 preferred stock at $.42 per share, of which $750,000 was a cash investment and $765,000 was a conversion of debt assumed by the Company as part of its acquisition of CTS. On November 15, 2003, the Company issued an additional 3,333,333 shares of Series 2 preferred stock at $.42 per share in exchange for the conversion of $1,400,000 in debt owed to a related party. In January 2004, the Company entered into a borrowing arrangement with Destination Capital LLC, under which it borrowed $600,000 to be used for operating capital by the Company. In April 2004, the Company was party to an agreement with several of its debt holders, under which it converted $1,529,000 of debt into 3,641 shares of Series 3 preferred stock at $420 per share. Also in April 2004, the Company raised an additional $1,750,000 through the issuance 4,605 shares of Series 4 preferred stock at $380 per share, a portion of which was used to pay off the $600,000 borrowed in January 2004, with the remainder to be used for operating capital by the Company. In August 2004, the Company entered into a second borrowing agreement with Destination Capital, LLC. Under this loan agreement, the Company borrowed $1,200,000 to be used for operating capital. On October 5, 2005, the Company completed a private placement in the amount of $3,434,000 in exchange for 4,905,717 shares of the Company’s common stock. The Company also issued an additional 327,886 common shares in payment of a $229,520 fee charged by an investment advisor in the transaction. As a part of the private placement, the Company was required to pay $1.1 million to JMW Group, LLC and Christenson Leasing, LLC, both related parties, to reduce debt within the Company’s subsidiaries.
     In 2005, we incurred a loss of $77,953,000. In 2004, the Company and its subsidiary suffered a significant loss from ongoing operations and experienced negative cash flows from continuing operating activities. As of December 31, 2005 the Company had negative working capital of $5,698,000, total liabilities of $27,337,000 and an accumulated deficit of $107,494,000. While it is anticipated that we can produce income from continuing operations, our high levels of debt, history of recurring losses and liquidity issues raise doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. The Company may not have sufficient resources to satisfy cash requirements for the next twelve months. The Company believes it has good relations in the financial community and is optimistic about its ability to raise additional capital if needed to support operations. If during that period or thereafter, it is not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to it, this could have a material adverse effect on the Company’s business, results of operations liquidity and financial condition. The Company is focusing on opportunities to increase revenues and grow margins while continuing to reduce monthly expenses in an attempt to turn cash flow positive and profitable.
     The Company had no commitments for capital expenditures in material amounts at December 31, 2005.
Inflation
     In the opinion of management, inflation will not have an impact on the Company’s financial condition and results of its operations.
Off-Balance Sheet Arrangements
     The Company does not maintain off-balance sheet arrangements nor does it participate in any non-exchange traded contracts requiring fair value accounting treatment.

Related Party Transactions
     We have a number of promissory notes, lines of credit and lease obligations owing to related parties. The following table lists the notes and obligations outstanding at December 31, 2005 by related party.

			Amount of	Monthly
Related Party	Type of Obligation	Maturity Date	Obligation	Payment

Christenson Leasing LLC(a)(g)	T. I. lease	December 2007	168,345	7,940
Christenson Leasing LLC(a)(g)	Vehicle leases	various	76,693	various
Christenson Leasing LLC(a)(g)	Equipment lease	December 2007	—	(f)60,000
JMW Group, LLC(a)	Note payable	August 2006	303,225	(c) 41,667
JMW Group, LLC(a)	Indemnity fees	Open obligation	—	(i) 12,500
Aequitas Capital Management(a)	Note payable	April 2006	65,447	various
Rod Boucher(h)	Note payable	September 13, 2008	317,207	11,309
William C. McCormick	Note payable	July 2005	(i)250,000	interest only
Mark Walter	Bond guarantee fees	Open obligation	—	(b)1,200
Destination Microfield, LLC(d)	Vehicle lease	August 2006	—	(e)36,350
William C. McCormick	Indemnity fees	Open obligation	—	3,246
John B. Conroy	Note receivable	September 2005	66,250	—

(a)	Robert J. Jesenik, a former director owns a significant interest in these entities.

(b)	This bond guarantee fee is an approximation, and fluctuates based on the total open bond liability.

(c)	This payment amount is for principal only. An additional amount is due monthly which includes interest at prime plus 10%.

(d)	William C. McCormick, Chairman of our board of directors, holds a minority ownership interest in this entity.

(e)	These payments vary over the term of the loan. This amount represents the monthly payment in effect on December 31, 2005.

(f)	This payment was reduced to $60,000 per month by terms of the reissued note, starting November 1, 2005.

(g)	William C. McCormick holds a beneficial minority ownership interest in this company.

(h)	This debt was paid in full in October 2005 in connection with a private placement.

(i)	This note represents deferred salaries and expenses payable to Mr. Boucher prior to the acquisition of EnergyConnect.

(j)	These indemnity fees are payments made on standby letters of credit which are in place to guarantee payments to vendors on specific jobs.
     Terms and conditions of each of the notes and agreements are listed below.
Notes Payable to Destination Capital, LLC
     On January 22, 2004, we entered into a Contract of Sale and Security Agreement with Destination Capital LLC (Destination) under which we agreed to sell up to 15% of its acceptable, eligible accounts receivable to Destination, in exchange for borrowing up to $600,000 from that entity under the terms of a Promissory Note. Destination is an entity in which Robert J. Jesenik, a shareholder and director, holds a significant interest. Under the terms of the agreement between us and Destination, we paid interest at the rate of 18% per annum on the amount of the note outstanding, and also issued warrants in the amount of 1% of the fully diluted common shares, per month, for each calendar month in which the Note was outstanding. The warrants have a five-year life and will be issued at the lower of $0.42 or the price of any other common or preferred equity issued in the six months following the date of the agreement. During the 6 month agreement period, we issued incentive stock options at $0.31 per share, therefore the price per share used for these warrants was reduced to $0.31. We initially were obligated to issue warrants to purchase 350,387 common shares at the time this note was issued. The fair value of these warrants was determined to be $155,221 using the Black Scholes pricing model. The assumptions used included a risk free rate of 3.1%, volatility of 152%, fair market value of our stock of $.48 per share and a remaining life of 5 years. The calculated fair value amount was recorded as a debt discount and is being amortized over the six-month term of the debt. This debt was outstanding on February 1, 2004, March 1, 2004 and April 1, 2004 and in accordance with the terms of the note agreement, we are further obligated to issue additional warrants to purchase 1,053,159 shares of our common stock. These warrants were valued using the Black Scholes pricing model. The assumptions used included risk free rates ranging from of 3.1% to 3.3%, volatility of 152%, remaining lives of 5 years for each warrant issuance, and fair market values of our stock on those three dates of $0.46, $0.60 and $0.62 per share, respectively. The fair value of these warrants in the amount of $780,373 was recorded as interest expense in the consolidated statement of operations for the year ended January 1, 2005. At the date of each of those warrant issuances, we did not have sufficient authorized common shares to effect the exercise of these warrants, accordingly, the fair value of all of these warrants was classified as liability for warrant settlement on the consolidated balance sheet. On September 1, 2004, our shareholders voted to increase our authorized common shares from 25,000,000 to 125,000,000. The fair market values of these warrants were re-measured on that date and reclassified as common stock warrants in the shareholders’ equity section on the balance sheet, with the increase or decrease in their values recorded as an increase or reduction of interest expense in the consolidated statement of operations. The Note was repaid in full during April 2004.
     On August 24, 2004 we entered into a Business Loan Agreement with Destination under which we could borrow up to $2,000,000 based on Destination’s discretion and funds availability. Under the terms of the agreement, we pay interest at prime plus 10% (prime plus 12% in the event of a default), with nine monthly interest only payments starting September 24, 2004, and 15 monthly principal payments of $83,333 and accrued interest until maturity. At loan maturity on August 24, 2006, any remaining principal and accrued interest owed is then due and payable. This loan is immediately due if there occurs a default, there is a sale or disposal of all or substantially all of our assets or stock , or if there is a transfer of ownership or beneficial interest, by merger or otherwise, of our stock or our subsidiary. Additionally, we will issue to Destination the number of warrants equal to 12.5% of the value of the loan balance, on the first day of each month the loan is outstanding. These warrants have a five year life and will be issued at the lower of $0.38 or the price applicable to any shares, warrants or options (excluding options granted to employees or directors) issued by us while the loan is outstanding. Beginning August 1, 2004, we were obligated to issue the following warrant amounts based on the outstanding loan balances on the first day of each month.

		Warrants to be
Date	Loan Balance	Issued
August 1, 2004	$300,000	37,500
September 1, 2004	$750,000	93,750
October 1, 2004	$1,200,000	150,000
November 1, 2004	$1,200,000	150,000
December 1, 2004	$1,200,000	150,000
January 1, 2005	$1,200,000	150,000
February 1, 2005	$1,200,000	150,000
March 1, 2005	$1,200,000	150,000
April 1, 2005	$1,200,000	150,000
May 1, 2005	$1,200,000	150,000
June 1, 2005	$1,200,000	150,000
July 1, 2005	$1,158,334	144,792

Total warrants to be issued as of December 31, 2005		1,626,042

     We were obligated to issue warrants to purchase 37,500 common shares at the time this note was issued. The fair value of these warrants was determined to be $17,513 using the Black Scholes pricing model. The assumptions used included a risk free rate of 3.8%, volatility of 155%, fair market value of our stock of $.50 per share and a remaining life of 5 years. The calculated fair value amount was recorded as a debt discount and is being amortized over the twenty-four month term of the debt. The warrants issued from September 1, 2004 through July 1, 2005 were also valued using the Black Scholes pricing model. The assumptions used include risk free rates ranging from 3.39% to 4.17%, volatility percentages ranging from 121% to 155%, remaining lives of 5 years for each warrant issuance, and fair market values of our stock ranging from $0.30, to $0.60 per share. At the time these warrant obligations arose, we had sufficient authorized common shares to effect the exercise of these warrants. Accordingly, the fair values of the warrants issued from September 1, 2004 through July 2, 2005, $604,955, were classified as common stock warrants in the shareholders’ equity (deficit) section on the consolidated balance sheet, and expensed as interest expense in the consolidated statement of operations, as they were issued.
     On August 1, 2005 the note owed to Destination was replaced by three notes, which were assigned to two related parties, Christenson Leasing Company LLC (CLC) and JMW Group, LLC (JMW). The three notes contain the following terms: $516,667 note payable to JMW with monthly payments of $41,667 plus interest at prime plus 10% beginning August 24, 2005 through August 24, 2006; $180,000 note payable to JMW with monthly payments of $5,000 plus interest at prime plus 10% beginning August 24, 2005 through July 24, 2008; $420,000 note payable to CLC with monthly payments of $11,667 plus interest at prime plus 10% beginning August 24, 2005 through July 24, 2008. In October 2005, the note to CLC and the smaller of the two notes to JMW were paid in full by CVI. Also, as a result of the renegotiation of these notes, the warrant obligation, contained in the business loan agreement was eliminated.
Note Payable to Rod Boucher
     On October 13, 2005, as a part of the acquisition of EnergyConnect, we assumed the liabilities of EnergyConnect. Included in the liabilities was a note payable to Rod Boucher. Mr. Boucher became our Chief Executive Officer as of the date of the acquisition. The note represents expenses within EnergyConnect prior to its acquisition. The note is in the amount of $317,207, with monthly payments of $11,309, including interest at prime plus 10%, due on the 13th of each month through September 13, 2008. As of February 28, 2006, no payments had been made on this obligation.
Note Payable to William McCormick
     On January 28, 2005, the Company entered into a promissory note agreement with William McCormick in the amount of $250,000. Pursuant to the terms of the note, monthly payments of interest only at 15% per annum, are due on the 28th day of each month starting on February 28, 2005. The note was to be paid in full on July 28, 2005. As of the date of this filing the note has not been repaid, and there was interest outstanding at December 31, 2005 of $12,534.
Bond Guarantee Fees
Christenson Velagio
     A certain number of Christenson Velagio construction projects require us to maintain a surety bond. The bond surety company requires an additional guarantee for issuance of the bond. We had has an agreement with Mark Walter, our President under which at quarter end pays Walter between $600 and $1,200 per month for his personal guarantee of this bond liability. The guarantee fee is computed as 10% of the open liability under bonds issued for Christenson Velagio.
Christenson Electric
     Certain construction projects within Christenson Electric required standby letters of credit. Our chairman of the board of directors has provided two letters of credit in the amounts of $100,000 and $193,000, for which he is paid indemnity fees. Under the $100,000 letter of credit agreement, Mr. McCormick is paid a fee of 15% of the letter of credit amount. Under the $193,000 letter of credit, Mr. McCormick is paid a fee of 15% per annum of the open liability of the issuer of the letter of credit, plus 1% of the gross profit of the job requiring the letter of credit. The open liability fee is calculated and paid monthly.
     We also had an unrelated party guarantee a $1 million standby letter of credit issued as security for a large construction job. This party is paid a fee of 15% of the letter of credit amount for providing this security. This agreement also requires a secondary indemnity, should funds be drawn against this letter of credit, the substantial majority of which has been provided by Aequitas Capital Management, a related party. Robert Jesenik, our former director, is a principal shareholder and CEO of Aequitas. Aequitas charges an additional fee of 15% of the letter of credit amount. Aequitas is also indemnified by Christenson Electric should it have to indemnify the primary guarantor.

Tenant improvement lease
     On December 30, 2002, Christenson Electric entered into a non-cancelable operating lease agreement with Christenson Leasing, LLC (CLC) covering $300,000 of leasehold improvements in our facility. The terms of the lease call for monthly payments of $7,500 including interest at 17.3% through December 2007. Christenson Electric was in default under the lease terms, which default was cured in March 2005, with the resumption of payments due under the lease under a modified payment plan arrangement.
     On July 1, 2005, Christenson Electric entered into a promissory note with Aequitas Capital Management, a related party, covering certain equipment and furniture previously leased from Jesenik Enterprises, Inc., JW Assurance and Holding Limited, and JMW Capital Partners, Inc., each a related party. No payments had been made on these lease obligations since September 2002. At July 1, 2005, these entities assigned their interests in the obligation to Aequitas Capital, which we consolidated into one promissory note with total principal due of $90,847, interest accruing at 7% per annum, maturing at April 1, 2006, and with $5,047 monthly installment payments and, in addition, a lump sum payment of $50,000 due on October 1, 2005. As of December 31, 2005, the payments on this note had not been made as scheduled, the balance on the note was $65,447, and it was in default.
Equipment Lease Agreement
     On December 31, 2002, Christenson Electric entered into a sale and leaseback agreement with Christenson Leasing, under which it sold machinery and tools, automotive equipment, and office furniture and equipment, not subject to prior liens. The agreement called for payments of $97,255 starting on January 2, 2003 through December 2007. On September 1, 2003, Christenson Velagio’s predecessor, Christenson Technology entered into a sublease agreement with Christenson Electric for use of certain equipment contained in that lease. The equipment consists of various construction vehicles, trailers, miscellaneous construction equipment, office furniture, computer hardware and software. Under the terms of the lease Christenson Velagio paid Christenson Electric $40,000 monthly beginning on September 1, 2003, with the final payment due on December 1, 2007. The lease is accounted for as an operating lease and contains a 10% purchase option at the end of the lease term, December 31, 2007. In 2003, we modified the payment plan to the lessor, under which $10,000 of the monthly lease obligation was be paid to the lessor in an equivalent amount of our Series 3 preferred stock. This arrangement to tender a portion of the payment with preferred stock in lieu of cash, was for the thirteen monthly payments beginning with the December 2003 lease payment, through the payment due in December 2004. Beginning with the payment due in January 2005, the total monthly amount due was paid entirely in cash.
     In July 2005, the lease agreement between Christenson Electric and CLC was renegotiated, with a portion of the remaining operating lease obligation converted to a $500,000 note payable. In accordance with that agreement, the $100,000 monthly lease payment owed by CEI under the lease was reduced to $60,000 per month starting with the payment due on November 1, 2005. The $500,000 note was paid in full by Christenson Electric in October 2005.
Master Vehicle Lease Agreements
Christenson Velagio
     We entered into a new Master Vehicle Lease Agreement, effective September 9, 2004, with Destination Microfield, LLC. Destination Microfield, LLC is partially owned by William C. McCormick. In accordance with the terms of the agreement, we will make twelve monthly payments of $29,000 starting October 5, 2004, twelve monthly payments of $35,000, starting October 5, 2005, and three monthly payments of $45,000 ending on December 9, 2006. This lease is accounted for as an operating lease with equal monthly amounts charged to expense in the consolidated statement of operations over the life of the lease. In October 2005, we signed a twelve month extension to this lease at $45,000 per month, with the lease now scheduled to end in December 2007. The lease also contains an interest rate provision with the monthly payment adjusting based on any increases in the prime rate. This adjustment is made on an annual basis.
Christenson Electric

     We, through our subsidiary Christenson Electric are a party to an agreement with CLC under which Christenson Electric leases its vans and trucks. In accordance with the terms of the agreement, we pay to CLC a varying amount each month representing the lease and maintenance costs of those vehicles. The lease is a month to month agreement that is modified with each addition or removal or vehicles.
Real Property Sub Leases
     On September 1, 2003, Christenson Velagio entered into seven real property subleases with Christenson Electric for use of buildings, offices and storage yards to house the operations and property of Christenson Velagio. Christenson Electric, as the sublessor, is party to a master property lease with an unrelated party. Christenson Velagio has operating activities in Portland and Eugene, Oregon. The monthly sublease payments totaled $54,464 through November 30, 2004. On November 30, 2004, we terminated our lease with Christenson Electric for space in the Thurman Building and entered into a lease directly with the building owner for a smaller space in the building. We also are lessees to a facility which we have subleased to a third party. Under this lease, we pay $32,352 per month to our lessor, and receive $25,000 per month from our subleasee. This sublease agreement is scheduled to terminate in February 2006. Our obligation under the master lease for this facility ends in September 2008.
     As of December 31, 2005 our total real property lease payments totaled $87,491, of which $675 was on a month-to-month basis. The remaining $86,816 is due on leases with maturity dates between July 2007 and October 2008. The rent per month on the Thurman Building is $38,898.
Administrative Services Agreement
     On September 15, 2003, Christenson Technology entered into an administrative services agreement with Christenson Electric for the extension of certain administrative and related services by us to Christenson Electric. Under the terms of the agreement, certain employees provided administrative and related services to Christenson Electric upon reasonable request. The agreement is subject to a 60-day notice period before termination by either party. The monthly payment for these services was determined at the effective date of the agreement to be approximately $35,000, with a provision to be adjusted as needed based on the level of usage of these services by Christenson Electric. During the first quarter of 2005, the payment by Christenson Electric for these services was renegotiated to approximately $12,500 per month as the cost of services to Christenson Electric has been reduced. With the acquisition of Christenson Electric by us on July 20, 2005, the monthly charges by Christenson Velagio were discontinued.
Note receivable
     In 1998, John B. Conroy, then our Chairman, CEO and President, entered into a transaction whereby he purchased 45,000 shares of our common stock at $1.75 per share. Mr. Conroy issued a promissory note to us for $78,750 in payment for the shares. On May 17, 2004 the Note was replaced with a new non-recourse note for $66,250 under which the original amount of the note was offset against a $12,500 amount owed by us to Mr. Conroy. The note also acknowledges the outstanding accrued interest due by Mr. Conroy in the amount of $21,937. Additionally, the interest rate of the new promissory note was established at 3.4% per annum, and the due date was extended to August 29, 2006. Mr. Conroy resigned as Chairman, CEO and President on September 16, 2002, and resigned as a director in October 2003. At December 31, 2005, accrued interest receivable under this note totaled $27,932. We have accounted for the $66,250 due from Mr. Conroy as a reduction in common stock equity in prior years. In May 2004, we accounted for the $12,500 amount due to Mr. Conroy and additional $637 of interest adjustment as an increase in common stock equity.
Contractual Obligations and Commitments
     The following is a summary of our significant contractual cash obligations for the periods indicated that existed as of December 31, 2005, and is based on information appearing in the notes to consolidated financial statements included elsewhere in this filing.

		Less than	1-2	3-5	More than
	Total	1 Year	Years	Years	5 Years
Operating Leases	$4,716,949	$2,230,615	$1,804,850	$681,484	$—
Employment and Consulting Agreements	—	—	—	—	—

Total obligations	$4,716,949	$2,230,615	$1,804,850	$681,484	$—

     We were obligated under a registration rights agreement dated October 5, 2005 to file a registration statement by December 5, 2005. In addition, we were obligated under the registration rights agreement to use our best reasonable efforts to have this registration statement declared effective by the SEC by February 5, 2006. We did not file the registration statement by December 5, 2005 and the registration statement was not declared effective by the SEC by February 5, 2006, therefore for every 30-day period it is not filed and declared effective we must pay an aggregate $68,680, which represents 2% of the investment amount, in penalties to the selling stockholders who purchased common stock and warrants in October 2005 or in our sole discretion, issue 67,665 shares of common stock to such selling stockholders, which represents the number of shares converted at market to 4% of the investment amount per month. As of February 13, 2006, we have accrued $224,584 in financial penalties to such selling stockholders or 190,438 shares of common stock should we decide to satisfy the penalty obligation in shares of our common stock.

DESCRIPTION OF SECURITIES
COMMON STOCK
     We are authorized to issue up to 125,000,000 shares of common stock, no par value. As of May 17, 2006, there were 64,979,193 shares of common stock outstanding. Holders of the common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of our company, the holders of common stock are entitled to share ratably in all of our assets which are legally available for distribution after payment of all debts and other liabilities and liquidation preference of any outstanding common stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of common stock are validly issued, fully paid and non-assessable.
PREFERRED STOCK
     We are authorized to issue up to 10,000,000 shares of Preferred Stock, no par value. The 10,000,000 shares of Preferred Stock authorized are undesignated as to preferences, privileges and restrictions. As the shares are issued, the Board of Directors must establish a “series” of the shares to be issued and designate the preferences, privileges and restrictions applicable to that series. As of May 17, 2006, we had 4,421,669 shares of Series 2 convertible preferred stock issued and outstanding, 2,443 shares of Series 3 convertible preferred stock issued and outstanding and 1,467 shares of Series 4 convertible preferred stock issued and outstanding.
     The terms of our outstanding series of preferred stock are as follows.
Series 2 Preferred Stock
     Dividends. Series 2 preferred stock issued and outstanding shall be entitled to receive a cash dividend in the amount of 6.5% of the issue price per annum. The Series 2 preferred stock dividends shall be payable in cash, quarterly, subject to the declaration of the dividend by the board of directors, if and when the board of directors deems advisable. Any declared but unpaid dividend will not bear interest and will be payable out of net profits. If net profits are not sufficient to pay this dividend, either in whole or in part, then any unpaid portion of the dividend will be paid in full out of our net profits in subsequent quarters before any dividends are paid upon shares of junior stock. Thus far, no dividends have been declared. As of March 31, 2006 there were dividends of approximately $432,057 in arrears.
     Liquidation Preference. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, except in certain circumstances, the holders of each share of Series 2 preferred stock shall be entitled to be paid out of our assets available for distribution to our shareholders, before any declaration and payment or setting apart for payment of any amount shall be made in respect of junior stock, an amount equal to the issue price and all accrued but unpaid dividends.
     Conversion. Each holder of any share(s) of Series 2 preferred stock may, at the holder’s option, convert all or any part of such share(s) from time to time held by the holder into shares of common stock at any time after the date of issuance. Each such share of Series 2 preferred stock shall be convertible into one share of fully-paid and non-assessable shares of common stock. Each share of Series 2 preferred stock shall automatically be converted into shares of common stock on a one-for-one basis immediately upon the consummation of a sale of our common stock in a bona fide, firm commitment, underwritten public offering under the Securities Act of 1933, as amended, which results in aggregate cash proceeds (before underwriters’ commissions and offering expenses) to us of $5,000,000 or more. In any event, if not converted to common stock, each share of Series 2 preferred stock shall automatically be converted into shares of common stock on a one-for-one basis immediately upon the third anniversary of the date of issuance of the Series 2 preferred stock. The Series 2 preferred shares were originally issued in September 2003.
     Voting Rights. Each holder of Series 2 preferred stock shall have the right to one vote for each share of Common Stock into which such Series 2 preferred stock could then be converted.
Series 3 Preferred Stock
     Dividends. Series 3 preferred stock issued and outstanding shall be entitled to receive a cash dividend in the amount of 6.5% of the issue price per annum. The Series 3 preferred stock dividends are cumulative and shall be payable in cash, quarterly, subject to the declaration of the dividend by the board of directors, if and when the board of directors deems advisable. Any declared but unpaid dividend will not bear interest and will be payable out of net profits. If net profits are not sufficient to pay this dividend, either in whole or in part, then any unpaid portion of the dividend will be paid in full out of our net profits in subsequent quarters before any dividends are paid upon shares of junior stock. If this preferred stock is converted into our common stock, and there exist undeclared dividends on the conversion date, the dividends will remain our obligation, and will be paid when declared and when there are legally available funds to make that payment. Thus far, no dividends have been declared. As of March 31, 2006 there were dividends of approximately $193,158 in arrears.
     Liquidation Preference. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, except in certain circumstances, the holders of each share of Series 3 preferred stock shall be entitled to be paid out of our assets available for distribution to our shareholders, before any declaration and payment or setting apart for payment of any amount shall be made in respect of junior stock, an amount equal to the issue price and all accrued but unpaid dividends.
     Conversion. Each holder of any share(s) of Series 3 preferred stock may, at the holder’s option, convert all or any part of such share(s) from time to time held by the holder into shares of common stock at any time after one year from the date of issuance. Each such share of Series 3 preferred stock shall be convertible into one thousand shares of fully-paid and non-assessable shares of common stock. Each share of Series 3 preferred stock shall automatically be converted into shares of common stock on a one-for-one thousand basis immediately upon the consummation of a sale of our common stock in a bona fide, firm commitment, underwritten public offering under the Securities Act of 1933, as amended, which results in aggregate cash proceeds (before underwriters’ commissions and offering expenses) to us of $5,000,000 or more. In any event, if not converted to common stock, each share of Series 3 preferred stock shall automatically be converted into shares of common stock on a one-for-one thousand basis immediately upon the third anniversary of the date of issuance of the Series 3 preferred stock. The Series 3 preferred shares were originally issued in April 2004.
     Voting Rights. Each holder of Series 3 preferred stock shall have the right to one vote for each share of Common Stock into which such Series 3 preferred stock could then be converted.
Series 4 Preferred Stock
     Dividends. Series 4 preferred stock issued and outstanding shall be entitled to receive a cash dividend in the amount of 6.5% of the issue price per annum. The Series 4 preferred stock dividends are cumulative shall be payable in cash, quarterly, subject to the declaration of the dividend by the board of directors, if and when the board of directors deems advisable. Any declared but unpaid dividend will not bear interest and will be payable out of net profits. If net profits are not sufficient to pay this dividend, either in whole or in part, then any unpaid portion of the dividend will be paid in full out of our net profits in subsequent quarters before any dividends are paid upon shares of junior stock. If this preferred stock is converted into our common stock, and there exist undeclared dividends on the conversion date, the dividends will remain our obligation, and will be paid when declared and when there are legally available funds to make that payment. Thus far, no dividends have been declared. As of March 31, 2006 there were dividends of approximately $219,638 in arrears.
     Liquidation Preference. In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, except in certain circumstances, the holders of each share of Series 4 preferred stock shall be entitled to be paid out of our assets available for distribution to our shareholders, before any declaration and payment or setting apart for payment of any amount shall be made in respect of junior stock, an amount equal to the issue price and all accrued but unpaid dividends.
     Conversion. Each holder of any share(s) of Series 4 preferred stock may, at the holder’s option, convert all or any part of such share(s) from time to time held by the holder into shares of common stock at any time after one year from the date of issuance. Each such share of Series 4 preferred stock shall be convertible into one thousand shares of fully-paid and non-assessable shares of common stock. Each share of Series 4 preferred stock shall automatically be converted into shares of common stock on a one-for-one thousand basis immediately upon the consummation of a sale of our common stock in a bona fide, firm commitment, underwritten public offering under the Securities Act of 1933, as amended, which results in aggregate cash proceeds (before underwriters’ commissions and offering expenses) to us of $5,000,000 or more. In any event, if not converted to common stock, each share of Series 4 preferred stock shall automatically be converted into shares of common stock on a one-for-one thousand basis immediately upon the third anniversary of the date of issuance of the Series 4 preferred stock. The Series 4 preferred shares were originally issued in April 2004.
     Voting Rights. Each holder of Series 4 preferred stock shall have the right to one vote for each share of Common Stock into which such Series 4 preferred stock could then be converted.
WARRANTS
     In connection with debt financing entered into during fiscal year 2000, we issued two stock warrants each to purchase individually 1,033,000 common shares at a price of $0.50 per share and $0.38722 per share, respectively. Pursuant to the terms of the warrant agreements, these exercises prices were lowered to $0.408 and $0.361, respectively. This reduction in exercise prices was triggered by the issuance of certain equity instruments at a lower price than the exercise price of these warrants. The warrants had an initial term of 5 years and were to expire on June 30, 2005. On September 15, 2003, we extended the life of a portion of these warrants until June 30, 2007 as partial consideration to satisfy a $150,000 promissory note between Christenson Technology Services, Inc. and Aequitas Capital Management. As of March 31, 2006, the warrant holders have exercised all of these warrants.
     In connection with an April 2003 common stock private placement, we issued 111,308 warrants to purchase common stock. Each warrant is exercisable into one share of common stock at $0.40 per share and will expire in 2008. As of March 31, 2006, the warrant holders have exercised 72,077 warrants and 39,231 warrants remain outstanding.
     In September 2003, in connection with a preferred stock private placement, we issued 333,334 warrants to purchase common stock. Each warrant is exercisable into one share of common stock at $0.42 per share and will expire in 2008. As of March 31, 2006, the warrant holders have exercised 183,333 warrants and 150,001 warrants remain outstanding.

     In connection with the January 22, 2004 debt issuance by Destination Capital, LLC, we issued 1,403,548 warrants. These were subsequently transferred, in total, to five separate recipients. Each of these warrants is exercisable into one share of common stock at $0.31 per share, subject to changes specified in the debt agreement, and will expire in 2008. As of March 31, 2006, the warrant holders have exercised 1,043,013 warrants and 360,535 warrants remain outstanding.
     In connection with the August 24, 2004 debt issuance by Destination Capital, LLC, we issued 1,626,042 warrants. Subsequent to their issuance, 1,481,250 warrants were transferred to two separate recipients. Each warrant is exercisable into one share of common stock at the lesser of $0.38 per share or the price applicable to any shares, warrants or options issued (other than options issued to employees or directors) while the loan is outstanding, and will expire in 2009. As of March 31, 2006, the warrant holders have exercised 1,178,841 warrants and 171,634 warrants remain outstanding.
     On September 10, 2004, we entered into a Master Vehicle Lease Termination Agreement with Christenson Leasing Company, LLC, under which we terminated our previous master vehicle lease agreement with Christenson Leasing Company, LLC. Under the terms of this termination agreement, we were released from our obligation under the previous master vehicle lease agreement. In consideration for this release, we issued 1,000,000 warrants to purchase our common shares. These warrants were subsequently transferred to Destination Microfield, LLC which purchased the fleet of vehicles from Christenson Leasing Company, LLC. William C. McCormick, the Company’s Chairman of the Board of Directors, holds a minority interest in Destination Microfield. Each warrant is exercisable into one share of common stock at $0.38 per share and will expire in 2009. As of March 31, 2006, the warrant holders have not exercised any of these warrants.
     In October 2005, in connection with a common stock private placement, we issued 2,452,864 warrants to purchase common stock. Each warrant is exercisable into one share of common stock at $0.90 per share and will expire in 2010. As of March 31, 2006, the warrant holders have not exercised any of these warrants.
     In October 2005, in connection with the acquisition of EnergyConnect, Inc., we issued 19,695,432 warrants to purchase common stock. Each warrant is exercisable into one share of common stock at $2.58 per share and will expire in 2010. As of March 31, 2006, the warrant holders have not exercised any of these warrants.
TRANSFER AGENT
     Our transfer agent for our common stock is Mellon Investor Services LLC, 85 Challenger Road, Ridgefield, New Jersey 07660.
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Oregon law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our rights and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in our Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers. In addition, we have entered into indemnification agreements with our officers and directors.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
PLAN OF DISTRIBUTION
     The selling stockholders and any of their respective pledgees, donees, assignees and other successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately-negotiated transactions;

•	short sales that are not violations of the laws and regulations of any state or the United States;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing of options on the shares;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.
     The selling stockholders may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.
     The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling stockholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. Vertical Capital Partners, Inc., a registered broker-dealer; Michael Morris, Susan Diamond; Ronald Heineman and Michael Gochman; all of whom are affiliates of Vertical Capital Partners, are each an “underwriter” as that term is defined under the Securities Exchange Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations of such acts. Further, the other selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters.” In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts.
     The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.
     The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.
     We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect of such liabilities.
     If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.
SELLING STOCKHOLDERS
     The table below sets forth information concerning the resale of the shares of common stock by the selling stockholders. We will not receive any proceeds from the resale of the common stock by the selling stockholders. We will receive proceeds from the exercise of the warrants. Assuming all the shares registered below are sold by the selling stockholders, none of the selling stockholders will continue to own any shares of our common stock.
     The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.
     Except for Robert Jesenik, a former director and principal within Christenson Electric prior to its acquisition by us, the selling stockholders do not have and within the past three years have not had any position, office or other material relationship with us or any of our predecessors or affiliates .
     For the table set forth below, the following persons have investment and voting control over the shares owned by the respective entities:

Entity	Control Person
Alpha Capital A.G.	Konrad Ackermann
Capozza Family Trust	Steven Capozza
CapStone Investments	Steven Capozza
George Communications, LLC	Chris Barnes
Energy Fund III, LLC	Robert Jesenik
Energy Fund IV, LLC	Robert Jesenik
Nite Capital, LP	Keith A. Goodman
Jim Rippey, Trustee	James Rippey
Sandor Capital Master Fund, L.P.	John S. Lemak
Whalehaven	Evan Schemenauer
Energy Fund II, LLC	Robert Jesenik

	Beneficial Ownership
	Prior to Offering (1)
Name of Selling Security Holder	Shares		Percentage(2)	Shares Offered
Alpha Capital A.G.	642,857	(3)	*	642,857
Ann Capozza	321,429	(4)	*	321,429
Capozza Family Trust	107,144	(5)	*	107,144
CapStone Investments	1,462,572	(5a)	2.2%	1,462,572
Daniel C. Carroll	11,046	(6)	*	11,046
George Communications, LLC	22,092	(7)	*	22,092
George King	160,715	(8)	*	160,715

	Beneficial Ownership
	Prior to Offering (1)
Name of Selling Security Holder	Shares		Percentage(2)	Shares Offered
Energy Fund III, LLC	1,317,857	(9)	2.0%	1,317,857
Energy Fund IV, LLC	1,071,429	(10)	1.6%	1,071,429
Steve McClurg	22,092	(7)	*	22,092
John Nash	4,419	(11)	*	4,419
Mark Nicosia	192,857	(12)	*	192,857
Nite Capital, LP	750,000	(13)	1.2%	750,000
Robert B. Prag	107,144	(5)	*	107,144
Kevin Pritchard	22,092	(7)	*	22,092
William Purcell	22,092	(7)	*	22,092
Jim Rippey, Trustee	22,092	(7)	*	22,092
Ken Root	42,857	(14)	*	42,857
Tracy Salzwedel	22,092	(7)	*	22,092
Sandor Capital Master Fund, L.P.	645,000	(15)	*	645,000
Stan Smith	66,275	(16)	*	66,275
Tavares Williams, Jr.	107,144	(5)	*	107,144
David Walter	53,571	(17)	*	53,571
Whalehaven Capital Fund Limited	642,857	(18)	*	642,857
Seth Buechley	338,571	(19)	*	338,571
Energy Fund II, LLC	3,524,008	(20)	5.4%	3,524,008

*	Less than 1%

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable or convertible, or exercisable or convertible within 60 days of May 17, 2006 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentage prior to offering is based on 64,979,193 shares of common stock outstanding as of May 17, 2006

(3)	Includes 214,286 shares of common stock underlying warrants.

(4)	Includes 107,143 shares of common stock underlying warrants.

(5)	Includes 35,715 shares of common stock underlying warrants.

(5a)	Includes 706,114 shares of common stock underlying warrants.

(6)	Includes 3,682 shares of common stock underlying warrants.

(7)	Includes 7,364 shares of common stock underlying warrants.

(8)	Includes 53,572 shares of common stock underlying warrants.

(9)	Includes 439,286 shares of common stock underlying warrants. Mr. Jesenik is a former director.

(10)	Includes 357,143 shares of common stock underlying warrants. Mr. Jesenik is a former director.

(11)	Includes 1,473 shares of common stock underlying warrants.

(12)	Includes 64,286 shares of common stock underlying warrants.

(13)	Includes 250,000 shares of common stock underlying warrants.

(13)	Includes 7,364 shares of common stock underlying warrants.

(14)	Includes 14,286 shares of common stock underlying warrants.

(15)	Includes 215,000 shares of common stock underlying warrants.

(16)	Includes 22,092 shares of common stock underlying warrants.

(17)	Includes 17,857 shares of common stock underlying warrants.

(18)	Includes 214,286 shares of common stock underlying warrants.

(19)	Includes 112,857 shares of common stock underlying warrants.

(20)	Includes 119,050 shares of common stock underlying preferred stock.

LEGAL MATTERS
     Dunn Carney Allen Higgin & Tongue LLP of Portland, Oregon will issue an opinion with respect to the validity of the shares of common stock being offered hereby.
EXPERTS
     Russell Bedford Stefanou Mirchandani LLP, independent registered public accounting firm, has audited, as set forth in their report thereon appearing elsewhere herein, our financial statements at December 31, 2005 and January 1, 2005 and for the years then ended that appear in the prospectus.
     The financial statements for the year ended January 3, 2004 included in this Prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
AVAILABLE INFORMATION
     We have filed a registration statement on Form S-1 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Microfield Group, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.
     We are subject to the informational requirements of the Securities Exchange Act of 1934 which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at 100 F Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s Internet website at http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS
MICROFIELD GROUP, INC.
INDEX TO FINANCIAL STATEMENTS
For the Years Ended December 31, 2005, January 1, 2005 and January 3, 2004

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Certified Public Accountants
REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
Board of Directors
Microfield Group, Inc.
Portland, Oregon
     We have audited the accompanying consolidated balance sheet of Microfield Group, Inc. and its wholly-owned subsidiaries (the “Company”) as of December 31, 2005 and January 1, 2005 and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based upon our audits.
     We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Microfield Group, Inc. and its wholly-owned subsidiaries as of December 31, 2005 and January 1, 2005, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.
     The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the Note 2 to the accompanying consolidated financial statements, the Company has suffered recurring losses and is experiencing difficulty in generating sufficient cash flow to meet it obligations and sustain its operations, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Russell Bedford Stefanou Mirchandani LLP
Certified Public Accountants
McLean, Virginia
February 24, 2006

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of
Microfield Group, Inc.
     In our opinion, the consolidated statements of operations, of changes in shareholders’ equity (deficit) and of cash flows for the year ended January 3, 2004 present fairly, in all material respects, the results of operations and cash flows of Microfield Group, Inc. and its subsidiaries (the “Company”) for the year ended January 3, 2004, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from continuing operations, and has experienced negative cash flows from continuing operating activities. In addition, the Company may not have sufficient cash resources to meet short-term cash requirements. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
     As more fully described in Note 18, the Company has entered into debt agreements, lease agreements and an administrative services agreement with entities owned or controlled by a significant shareholder and director.
/s/PRICEWATERHOUSECOOPERS, LLP
Portland, Oregon
May 19, 2004

MICROFIELD GROUP, INC.
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2005 AND JANUARY 1, 2005

	December 31, 2005	January 1, 2005
Current assets:
Cash and cash equivalents	$729,016	$10,992
Accounts receivable, net of allowances of $228,767 and $103,969	8,536,851	6,241,001
Accounts receivable — related parties	20,904	178,900
Inventory, net of allowances (Note 4)	720,769	239,328
Costs in excess of billings (Note 6)	2,039,040	822,656
Other current assets	607,793	450,602

Total current assets	12,654,373	7,943,479
Property and equipment, net (Note 5)	450,988	125,777
Intangible assets, net (Note 7 & 8)	6,008,937	1,393,281
Goodwill (Note 7 & 8)	35,962,766	2,276,243
Other assets	164,283	36,243

Total Assets	$55,241,347	$11,775,023

Current liabilities:
Cash disbursed in excess of available funds	$942,436	$26,125
Accounts payable	7,141,573	3,451,991
Accounts payable — related parties	—	99,932
Accrued payroll taxes and benefits	1,762,626	1,297,379
Bank line of credit (Note 14)	5,957,470	4,392,975
Current portion of notes payable (Note 14)	950,993	673,968
Current portion of notes payable — related parties (Notes 14 & 18)	727,766	485,500
Billings in excess of costs (Note 6)	802,640	523,919
Other current liabilities	67,052	226,788

Total current liabilities	18,352,556	11,178,577

Long-term liabilities:
Long term notes payable (Note 14)	1,605,477	412,922
Long term notes payable — related parties (Notes 14 & 18)	464,977	700,635
Warrant liability (Note 13)	6,790,462	—
Derivative liability — notes (Note 12)	123,928	41,863

Total long-term liabilities	8,984,844	1,155,420

Commitments and contingencies (Note 19)	—	—
Shareholders’ equity(deficit):
Convertible Series 2 preferred stock, no par value, 10,000,000 shares authorized, 5,875,241 and 6,821,436 shares issued and outstanding (Note 10)	2,367,699	2,765,101
Convertible Series 3 preferred stock, no par value, 10,000,000 shares authorized, 3,485 and 3,641 shares issued and outstanding, respectively (Note 10)	1,463,658	1,273,667
Convertible Series 4 preferred stock, no par value, 10,000,000 shares authorized, 4,392 and 4,605 shares issued and outstanding, respectively (Note 10)	1,643,423	1,568,834
Common stock, no par value, 125,000,000 shares authorized, 55,557,870 and 18,491,618 shares issued and outstanding, respectively	91,532,139	20,707,192
Common stock warrants (Note 13)	38,391,161	2,256,112
Accumulated deficit	(107,494,133)	(29,129,880)

Total shareholders’ equity(deficit)	27,903,947	(558,974)

Total liabilities and shareholders’ equity (deficit)	$55,241,347	$11,775,023

The accompanying notes are an integral part of these consolidated financial statements

MICROFIELD GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2005, JANUARY 1, 2005 AND JANUARY 3, 2004

	December 31,	January 1,	January 3,
	2005	2005	2004
Sales	$57,935,035	$36,466,618	$10,342,045
Cost of goods sold	47,702,498	30,334,987	8,712,117

Gross profit	10,232,537	6,131,631	1,629,928
Operating expenses
Sales, general and administrative	(8,759,333)	(9,748,188)	(4,104,098)
Write-off of impaired goodwill and intangible assets (Note 7)	(77,419,759)	(376,000)	—
Loss on lease termination (Notes 13)	—	(515,000)	—

Loss from operations	(75,946,555)	(4,507,557)	(2,474,170)

Other income (expense)
Interest income	—	1,126	3,298
Interest expense	(1,580,462)	(1,959,104)	(427,623)
Gain (loss) on debt extinguishment (Note 13)	111,847	—	(111,000)
Derivative expense (Note 12)	(88,024)	(16,150)	(123,393)
Gain (loss) on disposal of assets	7,145	87,795	—
Loss on valuation of warrant liability (Note 13)	(503,543)	—	—
Other expense			(10,299)

Total other income (expense)	2,053,037	(1,886,333)	(669,017)

Loss before provision for income taxes	(77,999,592)	(6,393,890)	(3,143,187)
Provision for income taxes	—	—	—

Loss from continuing operations	(77,999,592)	(6,393,890)	(3,143,187)
Discontinued operations:
Gain (loss) on discontinued operations — Velagio and IST (Note 9)	—	149,380	(2,939,803)
Gain on sale of discontinued operations — SoftBoard (Note 9)	46,399	62,827	36,758

Net loss	$(77,953,193)	$(6,181,683)	$(6,046,232)

Deemed preferred stock dividend (Note 10)	(411,060)	(1,170,641)	—

Net loss attributable to common shareholders	$(78,364,253)	$(7,352,324)	$(6,046,232)

Basic and diluted net loss per share from continuing operations
(Note 17)	$(2.88)	$(0.37)	$(0.31)
Basic and diluted net income (loss) per share from discontinued
operations (Note 17)	$0.00	$0.01	$(0.28)
Basic and diluted net loss per share (Note 17)	$(2.88)	$(0.36)	$(0.59)

Basic and diluted net loss per share attributable to common shareholders	$(2.89)	$(0.42)	$(0.59)

Weighted average shares used in per share calculations:
Basic and diluted	27,048,127	17,340,152	10,308,815

The accompanying notes are an integral part of these consolidated financial statements.

MICROFIELD GROUP, INC.
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
FISCAL YEARS ENDED DECEMBER 31, 2005, JANUARY 1, 2005 AND JANUARY 3, 2004

												Total
	Convertible Series 2		Convertible Series 3		Convertible Series 4						Accumulated	Shareholders'
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Common Stock Warrants		Deficit	Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Warrants	Amount

Balance, December 28, 2002	—	$—	—	$—	—	$—	8,224,652	$16,149,034	2,066,000	$357,000	$(15,731,324)	$774,710

Common shares repurchased							(951,445)	(209,318)				(209,318)
Common shares issued in private placement							1,113,078	269,549				269,549
Common shares issued upon acquisition of CTS							4,193,142	1,090,217				1,090,217
Common shares and employee stock options issued upon acquisition of Velagio							4,193,143	1,202,872				1,202,872
Re-measurement of warrant value originally issued with debt										111,000		111,000
Convertible preferred shares issued in private placement, net of issuance costs and liability for warrant settlement	1,785,714	667,636										667,636
Convertible preferred shares issued for retirement of related party debt, net of issuance costs	1,821,437	747,465										747,465
Convertible preferred shares issued for retirement of related party debt, net of issuance costs	3,333,333	1,400,000										1,400,000

Net loss											(6,046,232)	(6,046,232)

Balance, January 3, 2004	6,940,484	$2,815,101	—	$—	—	$—	16,772,570	$18,502,354	2,066,000	$468,000	$(21,777,556)	$7,899

												Total
	Convertible Series 2		Convertible Series 3		Convertible Series 4						Accumulated	Shareholders'
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Common Stock Warrants		Deficit	Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Warrants	Amount

Convertible Series 3 preferred shares issued for retirement of related party debt			3,640.803	$546,121				983,017				1,529,138

Partial satisfaction of note receivable through reduction of account payable (see Note 18)								13,137				13,137

Convertible Series 4 preferred shares issued in private placement, net of issuance costs					4,605.265	$1,125,739		598,684				1,724,423

Conversion of preferred Series 2 shares to common shares	(119,048)	(50,000)					119,048	50,000				—

Warrant values recognized upon warrant issuance (Note 13)									1,693,750	798,988		798,988

Warrant reclassification recorded upon expansion of authorized common shares (Note 13)									1,885,689	989,124		989,124

Common stock issued for services							1,600,000	560,000				560,000

Amortization of beneficial conversion features accounted for as deemed preferred stock dividend (See Note 10)				727,546		443,095					(1,170,641)	—

Net loss											(6,181,683)	(6,181,683)

Balance January 1, 2005	6,821,436	$2,765,101	3,640.803	$1,273,667	4,605.265	$1,568,834	18,491,618	$20,707,192	5,645,439	$2,256,112	$(29,129,880)	$(558,974)

Amortization of beneficial conversion features accounted for as deemed preferred stock dividend (See Note 10)				255,471		155,589					(411,060)	—

Warrant values recognized upon warrant issuance (Note 13)									894,792	320,967		320,967

												Total
	Convertible Series 2		Convertible Series 3		Convertible Series 4						Accumulated	Shareholders'
	Preferred Stock		Preferred Stock		Preferred Stock		Common Stock		Common Stock Warrants		Deficit	Equity (Deficit)
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Warrants	Amount

Common shares issued in the acquisition of Christenson Electric (Note 7)							2,000,000	1,280,000				1,280,000

Common shares issued in private placement							5,233,603	3,434,000				3,434,000

Common shares issued in the acquisition of EnergyConnect (Note 7)							27,365,305	64,034,814	19,695,432	36,495,391		100,530,205

Stock options issued in the acquisition of EnergyConnect (Note 7)								6,769,711				6,769,711

Stock options issued to outside consultants								244,000				244,000

Common shares issued upon conversion of preferred shares	(946,195)	(397,402)	(155.905)	(65,480)	(213.158)	(81,000)	1,315,258	543,882				—

Common shares issued upon exercise and forfeiture of warrants (Note 13)							1,079,440	743,539	(1,815,507)	(681,309)		62,230

Common shares issued upon exercise of options							41,000	11,920				11,920

Common shares issued upon retirement of debt							31,646	50,000				50,000

Valuation of warrant liability issued in private placement (Note 13)								(6,286,919)	2,944,693			(6,286,919)

Net loss											(77,953,193)	(77,953,,193)

Balance December 31, 2005	5,875,241	$2,367,699	3,484.898	$1,463,658	4,392.107	$1,643,423	55,557,870	$91,532,139	27,364,849	$38,391,161	$(107,494,133)	$27,903,947

Each share of Series 3 and Series 4 preferred stock is convertible into one thousand shares of the Company’s common stock.
The accompanying notes are an integral part of these consolidated financial statements

MICROFIELD GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2005, JANUARY 1, 2005 AND JANUARY 4, 2004

	December 31, 2005	January 1, 2005	January 3, 2004
Cash Flows From Operating Activities:
Net loss	$(77,953,193)	$(6,181,683)	$(6,046,232)
Add (deduct):
(Gain) loss on discontinued operations (Note 9)	—	(149,380)	2,939,803
(Gain) on sale of discontinued operations (Note 9)	(46,399)	(62,827)	(36,758)

Loss from continuing operations	(77,999,592)	(6,393,890)	(3,143,187)
Depreciation on fixed assets (Note 5)	116,174	409,081	215,413
Amortization on intangible assets (Note 8)	220,702	110,552	32,244
Amortization of debt discount	7,563	158,869	—
Noncash interest expense recorded on warrant issuance	320,967	882,522	—
Gain on disposal of fixed assets	—	(85,795)	—
Warrants issued with lease termination	—	515,000	—
Warrants and stock options issued for services	244,000	560,000	—
Gain on debt extinguishment	(111,847)	—	—
Re-measurement of warrants on term extension	—	—	111,000
Re-measurement of warrant liability	503,543	43,409	117,960
Re-measurement of derivative associated with Steelcase note	88,024	6,264	35,599
Write down of goodwill and intangible assets	77,419,759	376,000	—

Changes in current assets and liabilities, net of effect of acquisitions:
Accounts receivable	(217,254)	(808,955)	(280,582)
Accounts receivable — related party	(16,166)	206,222	(183,553)
Inventory	(481,441)	190,201	178,403
Other current assets	282,604	(56,359)	(46,266)
Costs in excess of billings	(531,877)	694,570	525,721
Other long term assets	(63,729)	52,057	(24,480)
Cash disbursed in excess of available funds	916,311	(191,656)	—
Accounts payable	(856,623)	(443,882)	182,451
Accounts payable — related party	(99,932)	(101,618)	410,636
Billings in excess of cost	(99)	169,375	(133,010)
Accrued expenses	(185,333)	—	—
Other current liabilities	(200,555)	52,632	690,211

Net cash used by continuing operations	(644,801)	(3,655,401)	(1,311,440)
Net cash provided by discontinued operations	—	149,380	(2,939,803)
Assets disposed in discontinued operations	—	—	2,016,492
Net cash provided by sale of discontinued operations	46,399	62,827	36,758

Net cash used by operating activities	(598,402)	(3,443,194)	(2,197,993)

Cash flows from investing activities
Purchases of fixed assets	(47,238)	(117,713)	(2,000)
Loan to non-related company	—	(200,000)
Net cash acquired in mergers with CEI, ECI Velagio and CTS	254,820	—	621,391

Net cash provided (used) by investing activities	207,582	(317,713)	619,391

Cash flows from financing activities:
Borrowings on line of credit	60,508,869	36,149,231	10,832,886
Repayments on line of credit	(60,305,851)	(36,087,355)	(10,185,200)
Borrowing on Union note payable	188,012	958,572
Repayments on Union note payable	(665,104)	—
Repayments on notes payable	(278,095)	(69,773)	(11,527)
Repayments on notes payable — related party	(1,689,137)	(600,000)	(97,389)
Borrowings on note payable — related party	—	1,800,000	90,000
Repayments on lease obligation	—	(233,732)	—
Proceeds from issuance of preferred stock	—	1,724,423	750,003
Proceeds from issuance of common stock	3,350,150	—	239,381

Net cash provided by financing activities	1,108,844	3,641,366	1,618,154

Net increase (decrease) in cash and cash equivalents	718,024	(119,541)	39,552

Cash and cash equivalents, beginning of period	10,992	130,533	90,981

Cash and cash equivalents, end of period	$729,016	$10,992	$130,533

Supplemental schedule of non-cash financing and investing activities:
Beneficial conversion feature of Series 3 and Series 4 preferred stock	$—	$1,581,701		$—
Amortization of beneficial conversion feature	$411,060	$1,170,641		$—
Series 3 preferred stock issued for related party operating lease obligations	$—	$130,000		$—
Conversion of account payable-related party to preferred stock	$—	$210,209		$—
Issuance of preferred stock in exchange for conversion of related party debt (See Note 18)	$—	$1,188,919		$2,165,000
Valuation of warrants issued with related party debt	$320,967	$172,734	$
Valuation of warrants issued with preferred stock	$—	$—		$64,902
Conversion of derivative liabilities to shareholders’ equity	$—	$989,124	$
Conversion of preferred stock to common stock	$543,882	$—	$
Reduction of note receivable secured by common stock	$—	$13,137	$
Common stock issued upon acquisitions of Velagio and CTS	$—	$—		$2,293,089
Common stock issued to settle related part debt	$—	$—		$40,000
Costs of Velagio and CTS acquisitions	$—	$—		$139,800
Net tangible liabilities assumed in Velagio and CTS acquisitions	$—	$—		$13,910,104
Net intangible assets acquired in Velagio and CTS acquisitions	$—	$—		$5,704,548
Repurchase of common stock through issuance of note payable	$—	$—		$209,318
Preferred stock private placement costs	$—	$—		$35,000
Acquisition of CEI:
Assets purchased	$4,610,103	$—		$—
Goodwill	$5,934,438	$—		$—
Liabilities assumed	$(8,916,022)	$—		$—
Common stock issued	$(1,280,000)	$—		$—
Direct acquisition costs	$(348,519)	$—		$—

Cash paid for acquisition	$—	$—	$

Acquisition of ECI:
Assets purchased	$2,689,348	$—		$—
Goodwill	$106,544,871	$—		$—
Liabilities assumed	$(1,509,930)	$—		$—
Common stock and stock options issued	$(70,804,525)	$—		$—
Common stock previously issued	$(200,000)	$—		$—
Warrants issued upon acquisitions	$(36,495,391)	$—		$—
Direct acquisition costs	$(224,373)	$—		$—

Cash paid for acquisition	$—	$—	$

The accompanying notes are an integral part of these consolidated financial statements.

MICROFIELD GROUP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2005, JANUARY 1, 2005 AND JANUARY 3, 2004
1. Description of the Business
Microfield Group, Inc. (the “We” or the “Company”) is an energy-related technology and electrical service company. Through our subsidiaries EnergyConnect, Inc. (“ECI”), Christenson Velagio, Inc. (“CVI”) and Christenson Electric, Inc. (“CEI”) we provide the highest quality electrical construction, technology and energy related services.
The Company was incorporated in October 1986 as an Oregon Corporation, succeeding operations that began in October 1984. The Company’s headquarters are located in Portland, Oregon.
2. Liquidity Matters
The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements during the years ended December 31, 2005, January 1, 2005 and January 3, 2004, the Company incurred net losses of $77,953,000, $6,182,000, and $6,046,000, respectively. The current year loss includes $77,420,000 of expense associated with charges for impairment of goodwill and intangible assets at December 31, 2005, and $504,000 of expense associated with a warrant re-valuation. The Company’s current liabilities exceeded its current assets by $5,698,000 as of December 31, 2005. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.
The Company’s existence is dependent upon management’s ability to develop profitable operations within its subsidiaries and resolve its liquidity problems. The Company has raised approximately $3,276,000 in cash through issuance of Common Stock during the year ended December 31, 2005, $1,750,000 in cash through issuance of Series 4 Preferred Stock during the year ended January 1, 2005, and $1,300,000 in cash through issuances of new common and preferred shares in the fiscal year ended January 3, 2004. Debt to related parties, in the aggregate amount of approximately $3,903,000 has been converted to equity during the years ended December 31, 2005, January 1, 2005 and January 3, 2004. Management has been successful in cutting certain expenses, both to improve gross margins and to reduce the monthly overhead costs. While the Company anticipates it will continue to improve its bottom line results as a result of cost reduction efforts and fundraising events, its high level of debt, history of losses and liquidity issues raise doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
By adjusting the Company’s operations and development to the level of capitalization, management believes it has sufficient capital resources to meet projected cash flow deficits. However, if during that period or thereafter, the Company is not successful in generating sufficient liquidity from operations or in raising sufficient capital resources, on terms acceptable to them, this could have a material adverse effect on the Company’s business, results of operations liquidity and financial condition. Investment capital or debt facilities may be difficult to obtain due. There can be no assurance that additional capital will be available or, if available, will be at terms acceptable to the Company. The Company is continuing to focus on opportunities to increase revenues and grow margins while continuing to reduce monthly expenses in an attempt to turn cash flow positive and maintain profitability before charges for non-cash intangible reductions.
3. Summary of Significant Accounting Policies
     Fiscal Year
The Company’s fiscal year is the 52- or 53-week period ending on the Saturday closest to the last day of December. The Company’s current fiscal year is the 52-week period ending December 31, 2005. The Company’s last two fiscal years were the 52-week periods ended January 1, 2005 and January 3, 2004.
     Principles of Consolidation
The Consolidated Statements of Operations presented above, contain revenue and expense data of Microfield Group, Inc. for the years ended December 31, 2005, January 1, 2005 and January 3, 2004. On July 20, 2005 and October 13, 2005, the Company acquired two wholly-owned subsidiaries, Christenson Electric, Inc. (CEI) and EnergyConnect, Inc. (ECI), respectively (see Note 7). The revenue and expense data of CEI and ECI are included in the Consolidated Statement of Operations from the respective acquisition dates, to December 31, 2005. On September 16, 2003, the Company acquired two wholly-owned subsidiaries, Christenson Technology Services, Inc. (CTS) and Velagio, Inc. (Velagio) (see Note 9). The revenue and expense data of CTS is included in the Consolidated Statement of Operations from the acquisition date, September 16, 2003, to January 3, 2004. Revenue and expense data of its subsidiaries, Velagio and Innovative Safety Technologies are included in discontinued operations in the Consolidated Statement of Operations. All significant inter-company accounts and transactions between the Company and its subsidiaries have been eliminated in consolidation.
     Cash and Cash Equivalents
The Company considers all highly liquid investments with an original maturity or remaining maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents are primarily maintained at two financial institutions.
     Fair Value of Financial Instruments
The carrying value of the Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities are carried at cost, which approximates fair value due to the relative short maturities of these instruments. The carrying value of debt, derivatives and the liability for warrant settlement are recorded at the estimated fair value of these instruments.
     Inventories
Inventories are stated at the lower of cost or market, using the first-in, first-out method. Inventory is comprised almost entirely of the cost of material. The Company provides inventory allowances based on estimates of excess and obsolete inventories.
     Advertising Costs
Advertising and marketing costs of $40,000 were expensed as incurred in each of the years ended December 31, 2005 and January 1, 2005, and $27,000 for the year ended January 3, 2004.
     Property and Equipment
Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of computer equipment and software is computed using straight line or accelerated declining balance method over the estimated useful lives of the assets. Estimated lives of three to five years are used for computer equipment and software. Depreciation of vehicles is computed using the straight-line method over the estimated useful lives of the assets. Estimated lives of three years are used for vehicles. Depreciation of furniture and fixtures is computed using straight line or accelerated declining balance method over the estimated useful lives of the assets. Estimated lives of five to seven years are used for furniture and fixtures.
     Concentrations
Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. During the year ended December 31, 2005, revenues from one major customer approximated $5,680,000 or 10% of sales. At December 31, 2005, January 1, 2005 and January 3, 2004 there were no customers whose accounts receivable accounted for more than 10% of total outstanding trade accounts receivable. The Company performs limited credit evaluations of its customers, does not require collateral on accounts receivable balances, but does often retain lien rights to reduce its risk. The Company has not experienced material credit losses for the periods presented. The level of sales to any single customer may vary and the loss of any one of these customers, or a decrease in the level of sales to any one of these customers, could have a material adverse impact on the Company’s financial condition and results of operations.
The Company currently relies on various sources for key components used in the installation and sales of its products and services. During the year ended December 31, 2005, purchases from two major vendors approximated $3.5 million or 17.3% and 10.2% of purchases, respectively. None of the Company’s products or supplies used in the performance of its services is from a single source. The inability of any limited source suppliers to fulfill supply and production requirements, could materially impact future operating results.

The Company’s business is concentrated in the electrical services and technology services industry. Its future success depends on the buying patterns of its customers and continued demand by customers for the Company’s products and services. The Company’s success will depend on its ability to maintain its history of first rate quality in designing customer solutions and performing its services, enhancing its existing products and services and to develop and introduce, on a timely basis, successful new products or services.
     Revenue and Cost Recognition
Significant portions of the Company’s revenues are derived from construction and service projects. Revenues from fixed-price, cost-plus-fee, time and material and unit-price contracts are recognized using the percentage-of-completion method of accounting which recognizes income as work on a contract progresses. Recognition of revenues and profits generally are related to costs incurred in providing the services required under the contract. Earned revenue is the amount of cost incurred on the contract in the period plus the amount of gross profit earned during the same period. This method is used because management considers total cost to be the best available measure of completion of construction contracts in progress. Provisions for estimated losses on construction contracts in progress are made in their entirety in the period in which such losses are determined without reference to the percentage complete. Changes in job performance, job conditions and estimated profitability, including those arising from contract penalty provisions and final contract settlements, may result in revisions to revenue and costs, and are recognized in the period in which the revisions are determined. Claims for additional revenue are not recognized until the period in which such claims are allowed. Direct contract costs include all direct labor, direct materials and some estimating costs and shop and equipment costs. General and administrative costs are charged to expense as incurred. As of December 31, 2005, accounts receivable does not include any retainage that is over one year old. Revenue from discontinued operations was recognized when persuasive evidence of an arrangement existed, the price was fixed, title had transferred, collection of resulting receivables was probable, no customer acceptance requirements existed and there were no remaining significant obligations.
We also produce revenue through agreements with both building owners and the power grid operators. Under our agreements with facilities owners, we use and may install software and other electrical and energy related products that control energy in their buildings. In conjunction with this agreement we also contract with the power grid operators to use energy, capacity, and related ancillary services during specified times and under specified conditions. These transactions are summarized at the end of each monthly period and submitted to the power grid for settlement and approval. The transactions are recorded as revenue on the settlement date, which may fall 30-60 days after the transaction date from which the revenue is derived, because management feels that without an established history for this source of revenue, and the potential for disputes, that the settlement date, on which both parties agree to the amount of revenue to recognize, is the most conservative and appropriate date to use.
     Impairment of Long-lived Assets
Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. Determination of recoverability is based on an estimate of undiscounted future cash flows resulting from the use of the asset and its eventual disposition. Measurement of an impairment loss for long-lived assets that management expects to hold and use is based on the fair value of the asset as estimated using a discounted cash flow model. (See Note 8)
The Company measures the carrying value of goodwill recorded in connection with the acquisitions for potential impairment in accordance with SFAS No. 142, Goodwill and Other Intangible Assets.” To apply SFAS 142, a company is divided into separate “reporting units,” each representing groups of products that are separately managed. For this purpose, the Company has one reporting unit. To determine whether or not goodwill may be impaired, a test is required at least annually, and more often when there is a change in circumstances that could result in an impairment of goodwill. If the trading of our common stock is below book value for a sustained period, or if other negative trends occur in our results of operations, a goodwill impairment test will be performed by comparing book value to estimated market value. To the extent goodwill is determined to be impaired, an impairment charge is recorded in accordance with SFAS 142.
     Income Taxes
The Company accounts for income taxes using the asset and liability approach in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in operations in the period that includes the enactment date. Due to recurring losses, there has been no provision for income taxes in the periods presented.
     Computation of Net Income(Loss) per Share
Basic earnings (loss) per common share is computed using the weighted-average number of common shares outstanding during the period. Diluted earnings per common share is computed using the combination of dilutive common share equivalents, which include convertible preferred shares, options and warrants and the weighted-average number of common shares outstanding during the period. During the year ended December 31, 2005, January 1, 2005 and January 3, 2004, common stock equivalents are not considered in the calculation of the weighted average number of common shares outstanding because they would be anti-dilutive, thereby decreasing the net loss per common share.
     Pension Plan Contributions
The Company contributes to several Multi-Employer Pension Benefit Plans on behalf of its employees covered by a collective bargaining agreement. During the years ended December 31, 2005, January 1, 2005 and January 3, 2004, the Company contributed $2,704,000, $1,895,000 and $630,000 to these plans, respectively, which was expensed as incurred.
     Stock Based Compensation
The Company accounts for its employee and director stock options in accordance with provisions of Accounting Principles Board Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees.” Pro forma disclosures are required under SFAS 123, “Accounting for Stock-Based Compensation” and as amended by SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure,” are presented below. Under this method, no stock based compensation expense has been recognized for stock options issued to employees because the exercise prices of options issued were equal to or greater than the fair value of the underlying shares at the date of grant.
Had compensation cost for the Company’s plan been determined based on the fair value at the grant dates consistent with the method of SFAS No. 123, the total value of options granted would have been $1,401,700 for the year ended December 31, 2005, $716,224 for the year ended January 1, 2005, and $141,530 for the year ended January 3, 2004. Of the current year amount, $244,000 was expensed in the consolidated statement of operations as they were options awarded for services by non-employees. The remainder of the option award amounts would be amortized over the vesting period of the options. The total compensation expense that would have been recognized if the Company had determined such costs based on the fair value method would have been $835,024, $244,354 and $19,174 for the years ended December 31, 2005, January 1, 2005 and January 3, 2004, respectively.
Accordingly, under SFAS No. 123, the Company’s net loss and loss per share for the years ended December 31, 2005, January 1, 2005 and January 3, 2004, would have been changed to the pro forma amounts indicated below:

		December 31,	January 1,	January 3,
		2005	2005	2004
Net loss	As reported	$(77,953,193)	$(6,181,683)	$(6,046,232)
Less: Total stock-based employee compensation expense determined under fair value based method for awards, not including amounts to non-employees already included in the calculation of net income, net of related tax effects		(591,024)	(244,354)	(19,174)

Net loss	Pro forma	$(78,544,217)	$(6,426,037)	$(6,065,406)

Net loss attributable to common shareholders	Pro forma	$(78,955,277)	(7,596,678)	(6,065,406)

Basic and diluted net loss per share	As reported	$(2.88)	$(0.36)	$(0.59)
	Pro forma	$(2.90)	$(0.37)	$(0.59)
Basic and diluted net loss per share attributable to common shareholders	Pro forma	$(2.92)	$(0.44)	$(0.59)
On December 16, 2004, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 123R (revised 2004), “Share-Based Payment” which is a revision of FASB Statement No. 123, “Accounting for Stock-Based Compensation”. Statement 123R supersedes APB opinion No. 25, “Accounting for Stock Issued to Employees”, and amends FASB Statement No. 95, “Statement of

Cash Flows”. Generally, the approach in Statement 123R is similar to the approach described in Statement 123. However, Statement 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro-forma disclosure is no longer an alternative. On April 14, 2005, the SEC amended the effective date of the provisions of this statement. The effect of this amendment by the SEC is that the Company will have to comply with Statement 123R and use the Fair Value based method of accounting no later than the first quarter of 2006.
     Comprehensive Income
The Company has no items of other comprehensive income or expense. Accordingly, the Company’s comprehensive loss and net loss are the same for all periods presented.
     Use of Estimates
The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. The Company evaluates, on an on-going basis, its estimates and judgments, including those related to revenue recognition, sales returns, bad debts, excess inventory, impairment of goodwill and intangible assets, income taxes, contingencies and litigation. Its estimates are based on historical experience and assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.
     Recent Accounting Pronouncements
FIN 47. In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. The Company is required to adopt the provisions of FIN 47 no later than the first quarter of fiscal 2006. The Company does not expect the adoption of this Interpretation to have a material impact on its consolidated financial position, results of operations or cash flows.
SFAS 154. In May 2005 the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in non-discretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. The Company does not expect the adoption of this SFAS to have a material impact on its consolidated financial position, results of operations or cash flows.
SFAS 155. On February 16, 2006 the FASB issued SFAS 155, “Accounting for Certain Hybrid Instruments,” which amends SFAS 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” SFAS 155 allows financial instruments that have embedded derivatives to be accounted for as a whole (eliminating the need to bifurcate the derivative from its host) if the holder elects to account for the whole instrument on a fair value basis. SFAS 155 also clarifies and amends certain other provisions of SFAS 133 and SFAS 140. This statement is effective for all financial instruments acquired or issued in fiscal years beginning after September 15, 2006. The Company does not expect its adoption of this new standard to have a material impact on its financial position, results of operations or cash flows.

4. Inventories
Inventories are stated at the lower of first-in, first-out, cost or market value, and consist of the following:

	December 31,	January 1,
	2005	2005

Raw materials	$530,298	$47,794
Finished goods	405,143	334,554

	935,441	382,348
Less allowance for obsolete inventory	(214,672)	(143,020)

Inventory, net	$720,769	$239,328

5. Property and Equipment
Property and equipment consist of the following:

	December 31,	January 1,
	2005	2005

Tools and equipment	$483,861	$365,323
Software	109,118	109,118
Furniture	—	15,500
Leasehold Improvements	196,460	—
Vehicles	117,329	—

	906,768	489,941
Less accumulated depreciation and amortization	(455,780)	(364,164)

Equipment, net	$450,988	$125,777

Depreciation expense included as a charge to income was $116,174, $409,081 and $215,413 for the years ended December 31, 2005, January 1, 2005 and January 3, 2004, respectively.
On September 10, 2004, the Company entered into a Master Vehicle Lease Termination Agreement with CLLLC, under which the Company was released from its obligation under the master vehicles lease agreement (Note 18) and vehicles under the capital lease were accordingly excluded from the Company’s property and equipment.
6. Construction Contracts in Progress
Revenues and costs recognized on construction contracts in progress contrast the related billings as follows:

	December 31,	January 1,
	2005	2005

Direct costs to date	$28,200,939	$6,839,044
Gross profit to date	4,354,967	1,345,213

Earned contract revenue	32,559,906	8,184,257

Contract billings to date	(31,319,506)	(7,885,520)

Net under billings	$1,236,400	$298,737

Included in the accompanying consolidated balance sheets under the following captions are:

	December 31,	January 1,
	2005	2005

Costs and estimated earnings in excess of billings	$2,039,040	$822,656
Billings in excess of costs and estimated earnings	(802,640)	(523,919)

Net under billings	$1,236,400	$298,737

The following table represents the Company’s backlog activity for the current year ended December 31, 2005.

December 31,
2005

Backlog, beginning of year	$3,424,505
Contract additions	68,600,542
Billings	(59,062,685)

Backlog, end of year	$12,962,362

7. Acquisitions
Acquisition of Christenson Technology Services, Inc.
On September 16, 2003, the Company acquired Christenson Technology Services, Inc. (CTS) in exchange for 4,193,142 shares of the Company’s common stock. The shares of common stock issued in conjunction with the merger were not registered under the Securities Act of 1933. The acquisition of CTS was accounted for using the purchase method in accordance with SFAS 141, “Business Combinations.” The results of operations for CTS have been included in the Consolidated Statements of Operations since the date of acquisition.
CTS is a combination of Christenson Technology Services, Inc. and Christenson Electrical Services, (CES). These two lines of business sell different products and services, but often support the same customer. CTS provides complete structured voice, video and data cabling solutions, local and wide area network design, enterprise computing services, security solutions and wireless LAN applications.
CES’ core businesses include electrical contracting and support for commercial and high-tech construction of high-rise office towers, hospitals, clean rooms or production areas, custom design and manufacture of energy management systems and industrial control panels, and maintenance of commercial lighting for retail, office, warehouse and industrial work environments.
The value of the Company’s common stock issued as a part of the acquisition was determined based on the average price of the Company’s common stock for several days before the acquisition of CTS. The components of the purchase price were as follows:

Common stock	$1,090,217
Direct acquisition costs	59,984

Total purchase price	$1,150,201

In accordance with Financial Accounting Standard (SFAS) No. 141, Business Combinations, the total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The estimate of fair value of the assets acquired was based on management’s and an independent appraiser’s estimates. The total purchase price was allocated to the assets and liabilities acquired as follows:

Cash and other current assets	$8,221,945
Equipment and other assets	2,003,977
Intangible assets — Trade name	1,248,771
Intangible assets — Customer lists	663,305
Goodwill	2,299,084
Current liabilities	(8,303,952)
Notes payable	(4,982,929)

Total	$1,150,201

The intangible assets of $1,912,076 consist of a trade name and customer lists. These intangible assets acquired have estimated useful lives as follows: Christenson trade name — indeterminate life; customer lists relative to the CTS base of customers — six years. Goodwill of $2,299,084 represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with SFAS 142, goodwill is not amortized and will be tested for impairment at least annually. The Company tested the trade name value for impairment as of the end of the 2005, 2004, and 2003 fiscal years. Upon completion of the assessment at January 1, 2005, the results indicated that the recorded book value of the trade name exceeded its fair value, as determined by undiscounted cash flows. The Company recorded a non-cash impairment charge of $376,000, net of tax, or $0.02 per share at January 1, 2005 to reduce the carrying value of trade name to its estimated value of $872,771.
Acquisition of Velagio, Inc.
On September 16, 2003, the Company acquired Velagio, Inc. (Velagio) in exchange for 4,193,143 shares of the Company’s common stock and 473,907 employee stock options to purchase the Company’s common shares, of which 412,027 options were fully vested. The shares of common stock issued in conjunction with the merger were not registered under the Securities Act of 1933. The acquisition of Velagio was accounted for using the purchase method in accordance with SFAS 141, “Business Combinations.” The results of operations for Velagio have been included in the Consolidated Statements of Operations since the date of acquisition.
Velagio, Inc. was a business solutions provider that offered a blend of business consulting and information technology integration services. Specifically, Velagio had professional service capabilities in strategic business consulting; business process re-engineering; enterprise application software selections and implementations; commercial software development; and technology infrastructure integration and support services. Velagio had licensed proprietary customer relationship management (CRM) software in the area of sales force automation.
The value of the Company’s common stock issued as a part of the acquisition was determined based on the average price of the Company’s common stock for several days before the acquisition of Velagio. The fair value of employee stock options issued in conjunction with this acquisition has been included in the determination of the purchase price. The fair value of such options was determined using the Black-Scholes model. The Company used the following assumptions in calculating the value of these options: Risk free rate — 1.94%; Volatility index — 118%; Dividend yield: 0%. The components of the purchase price were as follows:

Common stock	$1,090,217
Option issuance value	112,655
Direct acquisition costs	59,984

Total purchase price	$1,262,856

In accordance with Financial Accounting Standard (SFAS) No. 141, Business Combinations, the total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The estimate of fair value of the assets acquired was based on management’s and an independent appraiser’s estimates. The total purchase price was allocated to the assets and liabilities acquired as follows:

Cash and other current assets	$224,166
Equipment and other assets	53,298
Goodwill	1,295,366
Current liabilities	(309,974)

Total	$1,262,856

Goodwill of $1,295,366 represented the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. At January 3, 2004, it was the Company’s view that the goodwill generated in this transaction was impaired. The Company decided to write off this goodwill due to the fact that separations of nearly all of the former Velagio employees have left few intangible assets from the acquisition and no further identifiable Velagio product or market. New Microfield management, who joined in February, further concentrated on improving the electrical businesses with no intention of re-establishing the enterprise software development business. The write-off of the goodwill, and the financial results of Velagio since its acquisition are included discontinued operations in the consolidated statement of operations.
Acquisition of Christenson Electric, Inc.
On July 20, 2005, the Company acquired Christenson Electric, Inc. (CEI) in exchange for 2,000,000 shares of the Company’s common stock and the assumption of certain liabilities within CEI. The shares of common stock issued in conjunction with the merger were not registered under the Securities Act of 1933. The acquisition of CEI was accounted for using the purchase method in accordance with SFAS 141, “Business Combinations.” The results of operations for CEI have been included in the Consolidated Statements of Operations since the date of acquisition.
CEI provides services to utilities and other energy related companies. Through its work on alternative energy projects such as wind farms and solar farms, CEI has been at the forefront of the current boom in building the alternative energy distribution infrastructure. CEI will continue its historic business of wind farm construction and electrical maintenance and construction of substation distribution and transmission facilities across the United States. CEI also provides services to Bonneville Power Administration and other major utilities under long-standing contractual relationships.
The value of the Company’s common stock issued as a part of the acquisition was determined based on the average price of the Company’s common stock for several days before the acquisition of CEI. The components of the purchase price were as follows:

Common stock	$1,280,000
Direct acquisition costs	348,519

Total purchase price	$1,628,519

In accordance with Financial Accounting Standard (SFAS) No. 141, Business Combinations, the total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The estimate of fair value of the assets acquired was based on management’s and an independent appraiser’s estimates. The total purchase price was allocated to the assets and liabilities acquired as follows:

Cash and other current assets	$3,420,300
Equipment and other assets	317,032
Intangible assets — Trade name	872,771
Goodwill	5,934,438
Current liabilities	(7,046,401)
Notes payable	(1,869,621)

Total	$1,628,519

The intangible asset of $872,771 at the date of acquisition consisted of a trade name. The intangible asset acquired has an indefinite estimated useful life. Goodwill of $5,934,438 at the acquisition date represents the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. In accordance with SFAS 142, goodwill is not amortized and will be tested for impairment at least annually. The goodwill value was tested for impairment as of December 31, 2005 using both the market value approach and the undiscounted cash flow approach. In both cases, the goodwill was determined to not be impaired.
At December 31, 2005, the Company had an independent purchase allocation performed as of the acquisition date. It was determined that there existed an additional intangible other than that that was recorded on the acquisition date. This additional intangible, a customer relationship intangible, amounted to $1,687,335. An entry was recorded at December 31, 2005 to reclassify this amount out of goodwill into intangible assets, and a charge was taken against earnings for amortization of this asset from the date of acquisition through the end of the year. This customer relationship intangible is being amortized over its estimated useful life of 10 years.
The Company tested the trade name value for impairment as of the end 2005, and the result indicated that the recorded book value of trade name exceeded its fair value, as determined by undiscounted cash flows. Upon completion of the assessment, the Company recorded a non-cash impairment charge of $114,415 at December 31, 2005 to reduce the carrying value of the trade name to its estimated value of $758,356 (Note 8).

Acquisition of EnergyConnect, Inc.
On September 16, 2003, the Company acquired EnergyConnect, Inc. (ECI) in exchange for 27,365,305 shares of the Company’s common stock, 19,695,432 warrants to purchase shares of the Company’s common stock and 3,260,940 stock options to purchase the Company’s common shares. The shares of common stock issued in conjunction with the merger were not registered under the Securities Act of 1933. The acquisition of ECI was accounted for using the purchase method in accordance with SFAS 141, “Business Combinations.” The results of operations for ECI have been included in the Consolidated Statements of Operations since the date of acquisition.
Through EnergyConnect’s energy automation software systems, we have the capability to develop and provide solutions and infrastructure for the electric energy supply chain. ECI’s energy automation is a suite of products that deliver new energy-related revenues to energy consumers and major benefits to the electric grid. It’s anticipated that a portion of ECI’s services will drive additional growth in Christenson Velagio.
The value of the Company’s common stock issued as a part of the acquisition was determined based on the average price of the Company’s common stock for several days before and after the acquisition of ECI. The fair value of employee stock options issued in conjunction with this acquisition has been included in the determination of the purchase price. The fair value of such options was determined using the Black-Scholes model. The components of the purchase price were as follows:

Common stock	$64,234,814
Warrant issuance value	36,495,391
Stock option issuance value	6,769,711
Direct acquisition costs	224,374

Total purchase price	$107,724,290

In accordance with Financial Accounting Standard (SFAS) No. 141, Business Combinations, the total purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The estimate of fair value of the assets acquired was based on management’s and an independent appraiser’s estimates. The total purchase price was allocated to the assets and liabilities acquired as follows:

Cash and other current assets	$263,256
Equipment and other assets	35,426
Intangible asset — Developed technology	2,390,667
Goodwill	106,544,871
Current liabilities	(1,509,930)

Total	$107,724,290

The intangible asset of $2,390,667 at the date of acquisition consisted of developed technology that is currently used within ECI. The intangible asset acquired has an estimated useful life of ten years, and as such will be amortized monthly, over that period. Goodwill of $106,544,871 represented the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. At December 31, 2005, it was determined in an independent valuation that the goodwill generated in this transaction was impaired. The Company decided to write off approximately $77,191,344 of this goodwill. The write-off of the goodwill and the amortization of the intangible assets are included in operating expenses in the consolidated statement of operations.
The following unaudited proforma information presents a summary of the consolidated results of operations of the Company assuming the acquisitions of CEI and ECI occurred on the first day of 2005. Results for the operations of CTS, now CVI are included for the full fiscal year. Results for the operations of Velagio, acquired in 2003 are not included in this data as Velagio was discontinued in 2003. The following information is unaudited.

	December 31,		January 1,	January 3,
	2005		2005	2004
	(unaudited)		(unaudited)	(unaudited)

Sales	$69,512,107		$47,331,099	$58,910,593

Net loss	$(79,647,557)	*	$(10,594,010)	$(10,812,546)

Basic and diluted net loss per share	$(1.59)		$(0.27)	$(0.23)

*	This amount includes a charge of $77,191,344 for the write-off of impaired goodwill at December 31, 2005.
8. Intangible Assets and Goodwill
We amortize intangible assets on a straight-line basis. As a result of acquisitions in previous years, the Company had intangibles totalling $1,536,076 at January 1, 2005. Impairment test were performed on these assets at December 31, 2005, which indicated that there was no impairment of those intangibles as of that date. Accordingly, the consolidated statement of operations for the twelve months ended December 31, 2005 includes only charges for amortization of intangibles acquired in 2005.
Our acquisition of CEI resulted in the valuation of CEI’S Christenson name and customer relationships as intangible assets. The Company’s trade name is considered to have an undeterminable life, and as such will not be amortized. Instead, the trade name will be tested annually for impairment, with any impairment charged against earnings in the Company’s consolidated statement of earnings. It was determined that the value of the trade name on the balance sheet of the Company as of December 31, 2005 was partially impaired. An expense of $114,415 was charged against earnings for the year ended December 31, 2005 (see Note 7).
The CEI customer relationship was determined to have a ten-year life. This intangible was amortized using that life, and amortization from the date of the acquisition through December 31, 2005, was taken as a charge against income in the consolidated statement of operations.
As a result of our acquisition of ECI we recorded an intangible asset of $2,390,667 at the date of acquisition representing developed technology that is currently used within ECI. The intangible asset acquired has an estimated useful life of ten years, and as such will be amortized monthly, over that period. Goodwill of $106,544,871 represented the excess of the purchase price over the fair value of the net tangible and intangible assets acquired. At December 31, 2005, it was determined in an independent valuation that the goodwill generated in this transaction was impaired. The Company decided to write off approximately $77,191,344 of this goodwill. The write-off of the goodwill, and the amortization of the intangible assets are included in operating expenses in the consolidated statement of operations.
Intangible assets consist of the following:

	December 31,	January 1,
	2005	2005

Christenson Velagio trade name	$872,771	$872,771
Christenson Velagio customer lists	663,305	663,305
Christenson Electric trade name	758,356	—
Christenson Electric customer relationships	1,687,335	—
EnergyConnect developed technology	2,390,667	—

	6,372,434	1,536,076
Accumulated depreciation and amortization	(363,497)	(142,795)

Intangible assets, net	$6,008,937	$1,393,281

Amortization of intangible assets included as a charge to income was $220,702, $110,552 and 32,244 for the years ended December 31, 2005, January 1, 2005 and January 3, 2004, respectively. Based on the Company’s current intangible assets, amortization expense for the five succeeding years will be as follows:

Amortization
Year	Expense
2006	$518,351
2007	518,351
2008	518,351
2009	486,106
2010	407,801

Total	$2,448,960

The Company does not amortize goodwill. As a result of the acquisitions of CEI and ECI, the Company recorded goodwill in the amount of $112,479,309 during fiscal year 2005. The changes in the carrying amount of goodwill for the years ended December 31, 2005, January 1, 2005 and January 3, 2004 are recorded below.

	December 31,	January 1,	January 3
	2005	2005	2004
Beginning goodwill balance	$2,276,243	$2,299,084	$250,490

Goodwill recorded upon acquisition of Velagio	—	—	1,295,366
Goodwill recorded upon acquisition of CTS	—	—	2,497,106
Adjustments to goodwill	—	(22,841)	(198,022)
Goodwill write off due to impairment in CTS, Velagio and IST			(1,545,856)
Goodwill recorded upon acquisition of CEI	5,934,438	—	—
Goodwill allocation due to prior period adjustments in CEI	85,893	—	—
Goodwill recorded upon acquisition of ECI	106,544,871	—	—
Goodwill write off due to impairment in ECI	(77,191,344)	—	—
Reduction of goodwill for re-alloca- tion of intangible asset — CEI	(1,687,335)	—	—

Ending goodwill balance	$35,962,766	$2,276,243	$2,299,084

Considerable management judgment is necessary to estimate fair value. We enlisted the assistance of an independent valuation consultant to determine the values of our intangible assets and goodwill, both at the dates of acquisition and at specific dates annually. Based on various market factors and projections used by management, actual results could vary significantly from managements’ estimates.

9. Discontinued Operations
SoftBoard
On September 7, 2000, the Company entered into a definitive agreement with Greensteel, Inc. (Greensteel), a wholly-owned subsidiary of Polyvision Corporation, for the sale of substantially all of the Company’s assets used in the SoftBoard operations. The terms of the asset sale called for Greensteel to pay the Company up to $3,500,000, with $2,000,000 payable at the closing of the transaction and up to an additional $1,500,000 in contingent earn-out payments based on net sales of the Company’s SoftBoard products over a five-year period. Shareholders approved the agreement, the transaction was finalized on October 24, 2000 and resulted in a gain of $1,221,852.
A total of $46,399, $62,827 and $36,758 in contingent earn-out payments were received by the Company during the years ended December 31, 2005, January 1, 2005 and January 3, 2004, respectively. These amounts were recorded as gain on the sale of discontinued operations in the Consolidated Statements of Operations.
As a result of shareholder approval of the Greensteel agreement, discontinued operations accounting treatment has been applied to the SoftBoard operation. Accordingly, the net gain incurred from the Softboard operations is reported in gain from discontinued operations for all periods presented to reflect the reclassification of these operations as discontinued. Also, cash flows from the Softboard operations are reported as “net cash provided by discontinued operations” whether associated with operating, investing or financing activities.
Velagio and IST
During the fourth quarter of 2003, management determined that the previous operations of Velagio and IST should be discontinued. After the acquisition of Velagio and CTS on September 16, 2003, management decided to focus on the electrical construction services and technology infrastructure products and services business acquired with CTS. As a result of expense cuts made after the acquisitions, all of the previous employees of Velagio and IST were either refocused in areas within the Company that supported the electrical and technology side of the business, or separated from the Company.
Sales of Velagio from September 16, 2003, the date of the acquisition, to January 3, 2004, were approximately $154,000. The net loss of Velagio for this period was $1,794,000, of which $1,295,000 was from the write-off of goodwill recorded upon its acquisition. Sales of IST for the year ended January 3, 2004 was approximately $458,000. The net loss of IST for this period was approximately $1,146,000. The loss of IST in fiscal year 2003 included a write-off of goodwill and intangible assets of approximately $515,000.
Discontinued operations accounting treatment has been applied to the Velagio and IST operations. The revenues, operating expenses and other income and losses of both Velagio and IST are reported as “loss from discontinued operations” for all periods presented to reflect the reclassification of these operations as discontinued. Also, cash flows from the Velagio and IST operations are reported as “net cash provided by (used in) discontinued operations” whether associated with operating, investing or financing activities.
In the twelve months ended January 3, 2004 the Company had taken charges for potential costs related to unresolved issues in those subsidiaries as of the date they were discontinued. In the twelve months ended January 1, 2005, those issues were resolved for less than the amounts the Company had reserved. Accordingly, the Company has reversed those reserves and recorded other income in the amount of $149,380 in the year ended January 1, 2005.
10. Capital Stock
The Company has authorized 10,000,000 shares of preferred stock, no par value. As of December 31, 2005, January 1, 2005 and January 3, 2004, the Company had 5,875,241, 6,821,436 and 6,940,484 shares of Series 2 preferred stock issued and outstanding, respectively. As of December 31, 2005, January 1, 2005 and January 3, 2004, the Company had 3,485, 3,641 and 0 shares of Series 3 preferred stock issued and outstanding, respectively. As of December 31, 2005, January 1, 2005 and January 3, 2004, the Company had 4,392, 4,605 and 0 shares of Series 4 preferred stock issued and outstanding, respectively. The Company has authorized 125,000,000 shares of Common Stock, no par value. As of December 31, 2005, January 1, 2005 and January 3, 2004, the Company has 55,557,870, 18,491,618 and 16,772,570 shares of common stock issued and outstanding, respectively. These common share numbers do not include 951,455 shares registered in Company’s name and pledged to secure a liability.

Series 2 Preferred Stock
On September 26, 2003 the Company issued 3,607,151 shares of Series 2 preferred stock in conjunction with a private placement at $.42 per share (Note 11). On November 17, 2003, the Company issued 3,333,334 shares of Series 2 preferred stock in exchange for the conversion of debt. During the year ended December 31, 2005, several of the Series 2 preferred stockholders converted a total of 946,195 shares of Series 2 preferred stock into 946,195 shares of common stock. The terms of the Series 2 preferred stock are as follows.
Dividends. Series 2 preferred stock issued and outstanding shall be entitled to receive a cash dividend in the amount of 6.5% of the Issue Price per annum. The Series 2 preferred stock dividends shall be payable in cash, quarterly, subject to the declaration of the dividend by the board of directors, if and when the board of directors deems advisable. Any declared but unpaid dividend will not bear interest and will be payable out of net profits; if net profits are not sufficient to pay this dividend, either in whole or in part, then any unpaid portion of the dividend will be paid in full out of net profits of the Corporation in subsequent quarters before any dividends are paid upon shares of Junior Stock. Thus far, no dividends have been declared. As of December 31, 2005 there were dividends of approximately $400,509 in arrears.
Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, except in certain circumstances, the holders of each share of Series 2 preferred stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, before any declaration and payment or setting apart for payment of any amount shall be made in respect of Junior Stock, an amount equal to the Issue Price and all accrued but unpaid dividends.
Conversion. Each holder of any share(s) of Series 2 preferred stock may, at the holder’s option, convert all or any part of such share(s) from time to time held by the holder into shares of common stock at any time after the date of issuance. Each such share of Series 2 preferred stock shall be converted into one share of fully-paid and non-assessable shares of common stock. Each share of Series 2 preferred stock shall automatically be converted into shares of common stock on a one-for-one basis immediately upon the consummation of the Company’s sale of its common stock in a bona fide, firm commitment, underwritten public offering under the Securities Act of 1933, as amended, which results in aggregate cash proceeds (before underwriters’ commissions and offering expenses) to the Company of $5,000,000 or more. In any event, if not converted to common stock, each share of Series 2 preferred stock shall automatically be converted into shares of common stock on a one-for-one basis immediately upon the third anniversary of the date of issuance of the Series 2 preferred stock.
Voting Rights. Each holder of Series 2 preferred stock shall have the right to one vote for each share of Common Stock into which such Series 2 preferred stock could then be converted.
Series 3 Preferred Stock
On April 3, 2004 the Company issued 3,640.803 shares of Series 3 preferred stock at $420 per share in exchange for conversion of $1,529,000 of outstanding debt. During the year ended December 31, 2005, several of the Series 3 preferred stockholders converted a total of 155.905 shares of Series 3 preferred stock into 155,905 shares of common stock. Each share of Series 3 preferred stock is convertible into 1,000 shares of the Company’s common stock. The terms of the Series 3 preferred stock are as follows.
Dividends. Series 3 preferred stock issued and outstanding shall be entitled to receive a cash dividend in the amount of 6.5% of the Issue Price per annum. The Series 3 preferred stock dividends are cumulative and shall be payable in cash, quarterly, subject to the declaration of the dividend by the board of directors, if and when the board of directors deems advisable. Any declared but unpaid dividend will not bear interest and will be payable out of net profits; if net profits are not sufficient to pay this dividend, either in whole or in part, then any unpaid portion of the dividend will be paid in full out of net profits of the Corporation in subsequent quarters before any dividends are paid upon shares of Junior Stock. If this preferred stock is converted into the Company’s common stock, and there exist undeclared dividends on the conversion date, the dividends will remain an obligation of the Company, and will be paid when declared and when there are legally available funds to make that payment. Thus far, no dividends have been declared. As of December 31, 2005 there were $172,348 of undeclared dividends in arrears.
Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, except in certain circumstances, the holders of each share of Series 3 preferred stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, before any declaration and payment or setting apart for payment of any amount shall be made in respect of Junior Stock, an amount equal to the Issue Price and all accrued but unpaid dividends.

Conversion. Each holder of any share(s) of Series 3 preferred stock may, at the holder’s option, convert all or any part of such share(s) from time to time held by the holder into shares of common stock at any time after one year from the date of issuance. Each such share of Series 3 preferred stock shall be converted into one thousand shares of fully-paid and non-assessable shares of common stock. Each share of Series 3 preferred stock shall automatically be converted into shares of common stock on a one-for-one thousand basis immediately upon the consummation of the Company’s sale of its common stock in a bona fide, firm commitment, underwritten public offering under the Securities Act of 1933, as amended, which results in aggregate cash proceeds (before underwriters’ commissions and offering expenses) to the Company of $5,000,000 or more. In any event, if not converted to common stock, each share of Series 3 preferred stock shall automatically be converted into shares of common stock on a one-for-one thousand basis immediately upon the third anniversary of the date of issuance of the Series 3 preferred stock. The Company has recorded a beneficial conversion feature of $983,017, which represents the difference between the conversion price and the fair value of the Company’s common stock on the commitment date, which was also the issuance date. This beneficial conversion feature was amortized over the conversion period of one year. At December 31, 2005, there was no remaining unamortized beneficial conversion feature associated with the Series 3 preferred stock.
Voting Rights. Each holder of Series 3 preferred stock shall have the right to one vote for each share of Common Stock into which such Series 3 preferred stock could then be converted.
Series 4 Preferred Stock
In April and May 2004, the Company issued 4,605.265 shares of Series 4 preferred stock at $380 per share in exchange for $1,750,000 in a private placement (Note 11) from investors, some of which include certain related parties. During the year ended December 31, 2005, several of the Series 4 preferred stockholders converted a total of 213.158 shares of Series 4 preferred stock into 213,158 shares of common stock. Each share of Series 4 preferred stock is convertible into 1,000 shares of the Company’s common stock. The terms of the Series 4 preferred stock are as follows.
Dividends. Series 4 preferred stock issued and outstanding shall be entitled to receive a cash dividend in the amount of 6.5% of the Issue Price per annum. The Series 4 preferred stock dividends are cumulative shall be payable in cash, quarterly, subject to the declaration of the dividend by the board of directors, if and when the board of directors deems advisable. Any declared but unpaid dividend will not bear interest and will be payable out of net profits; if net profits are not sufficient to pay this dividend, either in whole or in part, then any unpaid portion of the dividend will be paid in full out of net profits of the Corporation in subsequent quarters before any dividends are paid upon shares of Junior Stock. If this preferred stock is converted into the Company’s common stock, and there exist undeclared dividends on the conversion date, the dividends will remain an obligation of the Company, and will be paid when declared and when there are legally available funds to make that payment. Thus far, no dividends have been declared. As of December 31, 2005 there were $194,584 of undeclared dividends in arrears.
Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, except in certain circumstances, the holders of each share of Series 4 preferred stock shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders, before any declaration and payment or setting apart for payment of any amount shall be made in respect of Junior Stock, an amount equal to the Issue Price and all accrued but unpaid dividends.
Conversion. Each holder of any share(s) of Series 4 preferred stock may, at the holder’s option, convert all or any part of such share(s) from time to time held by the holder into shares of common stock at any time after one year from the date of issuance. Each such share of Series 4 preferred stock shall be converted into one thousand shares of fully-paid and non-assessable shares of common stock. Each share of Series 4 preferred stock shall automatically be converted into shares of common stock on a one-for-one thousand basis immediately upon the consummation of the Company’s sale of its common stock in a bona fide, firm commitment, underwritten public offering under the Securities Act of 1933, as amended, which results in aggregate cash proceeds (before underwriters’ commissions and offering expenses) to the Company of $5,000,000 or more. In any event, if not converted to common stock, each share of Series 4 preferred stock shall automatically be converted into shares of common stock on a one-for-one thousand basis immediately upon the third anniversary of the date of issuance of the Series 4 preferred stock. The Company has recorded a beneficial conversion feature of $598,684, which represents the difference between the conversion price and the fair value of the Company’s common stock on the commitment date, which was also the issuance date. This beneficial conversion feature was amortized over the conversion period of one year. At December 31, 2005, there was no remaining unamortized beneficial conversion feature associated with the Series 4 preferred stock.
Voting Rights. Each holder of Series 4 preferred stock shall have the right to one vote for each share of Common Stock into which such Series 4 preferred stock could then be converted.

Common Stock
On July 20, 2005, the Company acquired Christenson Electric, Inc. (CEI) in exchange for 2,000,000 shares of the Company’s common stock and the assumption of certain liabilities within CEI (Note 7).
On October 13, 2005, the Company entered into a merger agreement under which it issued 27,365,305 shares of its common stock, 19,695,432 warrants to purchase shares of the Company’s common stock, and stock options to purchase 3,260,940 shares of the Company’s common stock, in exchange for all of the outstanding shares of EnergyConnect, Inc.
On October 5, 2005, the Company entered into a private placement under which it issued 5,233,603 shares of its common stock in exchange for $3,276,000 of cash and the conversion of $158,000 of debt (Note 11).
Also during the year, several shareholders converted shares of Series 2, Series 3, and Series 4 preferred stock into 1,315,258 shares of the Company’s common stock. The Company issued an aggregate of 1,079,440 shares of common stock in exchange for common stock warrants exercised. The exercise prices of the common stock warrants range from $0.31 to $42 per share. The Company issued 41,000 shares of common stock in exchange for stock options exercised at $0.29 per share. The Company also issued 31,646 shares of common stock in exchange for settlement of previously incurred debt.
On July 28, 2004, The Company issued an aggregate of 1,600,000 shares of common stock to a consultant in exchange for $560,000 of services rendered, which approximated the fair value of the shares issued during the period services were completed and rendered. Compensation costs of $560,000 were charged to operations during the year ended January 1, 2005. In October 2004, one of the Series 2 preferred stockholders converted 119,048 shares of Series 2 preferred stock into 119,048 shares of common stock.
On February 28, 2003, the Company entered into a Stock Purchase and Pledge Agreement (the “Agreement”) with Steelcase, Inc. (“Steelcase”) to repurchase 951,445 of the Company’s common shares held by Steelcase. Pursuant to the terms of the Agreement, the Company repurchased these shares for a base amount of approximately $209,318, or $0.22 per share, subject to adjustment (Note 12).
11. Private Placements
On October 5, 2005, the Company entered into a private placement under which it issued 5,233,603 shares of its common stock at $0.70 per share, and 2,944,693 warrants to purchase share of the Company’s common stock at $0.90 per share, in exchange for $3,276,000 of cash and the conversion of $158,000 of debt. The placement also required that the Company pay $1.1 million to retire certain debt. Under the terms of the private placement agreement the Company entered into a registration rights agreement, and accordingly is obligated to file a registration statement with the SEC registering the shares and warrants issued in the private placement, along with certain other shares and stock options not included on the private placement. Of the 5,233,603 shares issued in the transaction, 327,886 shares were issued as a fee to the placement agent. The registration agreement calls for the Company to submit its initial filing within 60 days of the date of the private placement, and be declared effective within 120 days of the completion of the private placement. If that does not occur within those time frames, the Company will be subject to a 2% cash penalty for each 30 days the registration statement is not filed, or at the Company’s option a 4% penalty, if paid in stock, for each 30 day late period. The Company accounted for the warrants issued in this transaction in accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” (Note 13). The Company submitted its initial filing on February 13, 2006, and accordingly, is subject to a penalty of $224,584 in cash or 190,438 shares of the Company’s common stock.
In April 2004, 4,605.265 shares of Series 4 preferred stock were issued at $380 per share in conjunction with a $1,750,000 private placement. Each of these shares of preferred stock is convertible into 1,000 shares of the Company’s common stock (Note 10).
Prior to the Company’s acquisitions of CTS and Velagio on September 16, 2003, the Company entered into subscription agreements to issue 3,607,151 shares of restricted, Series 2 preferred stock at $0.42 per share. The subscription agreements were contingent upon the closing of the Company’s acquisitions of CTS and Velagio. The funding of the subscriptions occurred on or near October 3, 2003. In total, the Company received net proceeds from the private placement of approximately $715,000 in cash and $765,000 in debt conversion. Issuance costs relative to the private placement were approximately $35,000. These shares of stock are not registered under the Securities Act of 1933 and must be held for the time required by Rule 144 promulgated under the Securities Act. The private placement included an issuance of 333,335 warrants for the purchase of common stock, which are exercisable at a purchase price of $.42 per share with a 5-year term. Each investor was awarded one warrant for every $3 invested in the private placement. The proceeds from the offering were allocated between the Series 2 preferred stock and the warrants issued in the transaction. The Black Scholes valuation method was used to determine the value of the warrants. This value is presented as a liability for warrant settlement in the consolidated balance sheet. The Company used the following assumptions in calculating the value of these warrants: Risk free rate — 1.94%; Volatility index — 118%; Stock price on 9/26/03: $0.30 per share.
During April and May 2003 the Company issued 1,113,078 shares of restricted common stock in conjunction with a private placement at $.26 per share. The private placement included an issuance of 111,308 warrants for the purchase of common stock which are exercisable at a purchase price of $.40 per share with a 3-year term. Of the total capital raised, $50,000 was converted from a $40,000 note payable and a $10,000 miscellaneous payable, both owed to Steven M. Wright, a Director of the Company and a member of senior management. These payables arose from cash that had been previously advanced by him to the Company. The shares issued in the private placement were issued at a discount, were not registered and are restricted from sale for at least one year pursuant to federal securities laws. R. Patrick Hanlin, Chairman of the Board and Steven M. Wright, President & CEO at that time, both purchased additional shares in the private placement.
12. Repurchase of Common Stock
On February 28, 2003, the Company entered into a Stock Purchase and Pledge Agreement (the “Agreement”) with Steelcase, Inc. (“Steelcase”) to repurchase 951,445 of the Company’s common shares held by Steelcase. Pursuant to the terms of the Agreement, the Company repurchased these shares for a base amount of approximately $209,318, or $0.22 per share, subject to adjustment. The Company issued a three-year Promissory Note (the “Note”) for payment of this amount. Payments of principal under the Note will be made in three equal annual installments of approximately $69,773, on the first, second and third anniversaries of the date of the Note. The Note carries an interest rate of 12%, payable quarterly, starting on June 1, 2003 until the principal amount of the Note is paid in full.
If the Note and accrued interest are paid according to the terms of the Note, on the third anniversary date of the Note the parties shall calculate a new purchase price based on the average market closing price of the Company’s common stock for the 180 days prior to the third anniversary date. If the average market closing price per common share over this 180 day period is less than $0.22 per common share, then the purchase price payable under the Agreement will remain at $209,318 or $0.22 per common share. If the average market closing price per share over this 180 day period is greater than $0.22 per common share, then the purchase price payable under the Agreement will be increased by an amount equal to the excess of this 180 day average market closing price per common share over $0.22 per common share, times 951,445 shares. However, under this purchase price adjustment, the maximum purchase price paid will not exceed approximately $333,006, or $0.35 per common share. This feature is considered to be an embedded derivative option under the provisions of Financial Accounting Standards No. 133. Under these provisions a derivative liability was established at inception in the amount of $14,310 using the Black-Scholes valuation model. Changes based on fluctuations in the Company’s stock price are reflected in the other expense section of the Statement of Operations. From the date of inception of this note to the end of the fiscal year, December 31, 2005 this liability increased by $109,618, and the value of this liability as of December 31, 2005 was $123,928, and is reflected as a long term liability on the Consolidated Balance Sheet.
For purposes of all purchase price adjustments under the Agreement, the number of common shares and per share amounts are subject to adjustments to give effect to stock splits, dividends, reorganizations, recapitalizations and other similar transactions occurring after the date of the Agreement.
As of December 31, 2005, the Company had not made its required September 2004 and December 2004 quarterly interest payments of approximately $4,200 each quarter. As of the date of this report, the Company had not made its required February 28, 2005 annual principal payment of $69,773 and all of its 2005 quarterly interest payments. Total interest due and payable on this note as of December 31, 2005, is $26,514. The Company is accordingly in default under the terms of the settlement agreement.
13. Stock Options and Warrants
Stock Incentive Plan
The Company has a Stock Incentive Plan (the “Plan”). At December 31, 2005, January 1, 2005 and January 3, 2004, 7,717,765, 2,164,049 and 688,936 shares of common stock were reserved, respectively, for issuance to employees, officers, directors and outside advisors. Under the Plan, the options may be granted to purchase shares of the Company’s common stock at fair market value, as determined by the Company’s Board of Directors, at the date of grant. The options are exercisable over a period of up to five years from the date of grant or such shorter term as provided for in the Plan. The options become exercisable over periods ranging between one and four years.
The following table summarizes the changes in stock options outstanding and the related prices for the shares of the Company’s common stock issued to employees, officers and directors of the Company under the Plan.

	Options Outstanding			Options Exercisable
		Weighted Average	Weighted		Weighted
Exercise	Number	Remaining Contractual	Average	Number	Average
Prices	Outstanding	Life (Years)	Exercise Price	Exercisable	Exercise Price
$0.26-$0.84	7,691,376	4.1	$0.43	2,423,770	$0.47
$1.76-$2.70	26,389	3.9	$2.27	26,389	$2.27

	7,717,765	4.1	$0.44	2,450,159	$0.49

A summary of the status of the Company’s Stock Incentive Plan as of December 31, 2005 and January 1, 2005 and for the years then ended is presented below:

	December 31, 2005		January 1, 2005		January 3, 2004
		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Shares	price	Shares	price	Shares	price
Outstanding at beginning of year	2,164,049	$.46	688,936	$.84	261,188	$.39
Granted at market price	2,370,000	.58	1,870,188	.43	95,000	.42
Granted at other than market price	3,410,940	.32	—	—	473,907	1.05
Exercised	(41,000)	.29	—	—	—
Cancelled	(186,224)	.39	(395,075)	.96	(141,159)	.44

Outstanding at end of year	7,717,765	$.44	2,164,049	$.46	688,936	$.84

Options exercisable at year end	2,450,158	$.49	850,779	$.52	474,719	$1.02
The Company granted 5,780,940, 1,870,188 and 95,000 options to purchase shares of the Company’s common stock to employees and directors of the Company, during the years ended December 31, 2005, January 1, 2005 and January 3, 2004, respectively. These options are forfeited if not exercised within periods of five to ten years, and vest over periods ranging from immediately to forty-eight months starting with the month of grant.
On October 13, 2005, in conjunction with the acquisition of EnergyConnect, the Company granted 3,260,940 options at $0.32 per share to prior holders of options in the EnergyConnect, Inc. Incentive Stock Option Plan. These options were granted with exercise dates of February 5, 2007 and February 5, 2008. If these options are not exercised on either of those dates, they will expire.
The Company also entered into an agreement with an investor relations company, under which it grants 30,000 options per month, on the first day of each month, for each month the agreement is in effect. The agreement is for investor relations services, and will continue on a month-to-month basis until terminated by either party. These option grants are valued at the date of each of the awards, with that value charged as an investor relations expense in the consolidated statement of operations in the month of the grant.
The weighted average per share value of options granted during the years ended December 31, 2005 and January 1, 2005 was $0.43 for each year. The weighted average per share value of options granted during the year ended January 3, 2004 was $0.95.
The Company has computed for pro forma disclosure purposes the value of all options granted during fiscal years 2005, 2004 and 2003 using the Black-Scholes pricing model as prescribed by SFAS No. 123 (see note 3). The following ranges of assumptions were used to calculate the values of these options.

	For the years ended
	December 31,	January 1,	January 3,
	2005	2005	2004
Risk-free interest rate	3.50% - 4.45%	3.10% - 3.97%	2.12%
Expected dividend yield	—	—	—
Expected lives	5-10 years	5-10 years	5-10 years
Expected volatility	121% - 134%	151% - 155%	123%
Compensation expenses charged to operations for stock options issued to consultants amounted to $244,000, $0 and $0 for the years ended December 31, 2005, January 1, 2005 and January 3, 2004, respectively.
Common Stock Warrants
In connection with debt financing entered into during fiscal year 2000, the Company issued two stock warrants each to purchase individually 1,033,000 common shares at a price of $0.50 per share and $0.38722 per share, respectively. The warrants had an initial term of 3 years and were to expire in June 30, 2005. Proceeds from the debt were allocated between the debt and warrants based on the fair value of the warrants issued using the Black-Scholes model. The combined value assigned to the warrants when they were issued was approximately $357,000 and was initially recorded as debt discount and recognized as interest expense over the life of the debt. On September 15, 2003, the Company extended the life of these warrants until June 30, 2007 as partial consideration to satisfy a $150,000 promissory note between CTS and JMW Capital Partners, Inc. (now known as Aequitas Capital Management). In accordance with FIN 44, the fair value of the warrants on the date of the settlement of the $150,000 promissory note between CTS and JMW Capital Partners, Inc. was determined to be $468,000. The difference of $111,000 between the initial fair value and the fair value at the date of the extension was recorded as equity and a loss on debt extinguishment.
In connection with an April 2003 common stock private placement, the Company issued 111,308 warrants to purchase common stock. Each warrant is exercisable into one share of common stock at $0.40 per share and will expire in 2008. Subsequent to this private placement, the Company exercised an option to convert $1,400,000 of outstanding debt into preferred stock that is convertible into shares of common stock. This exercise, when aggregated with all other outstanding equity arrangements, resulted in the total number of common shares that could be required to be delivered to exceed the number of authorized common shares. In accordance with EITF 00-19, the fair value of the warrants issued in the private placement must be recorded as a liability in the financial statements using the Black-Scholes model, and any subsequent changes in the Company’s stock price to be recorded in earnings. Accordingly, the fair value of these warrants at the date of issuance was determined to be $19,832. At September 1, 2004, the Company’s shareholder’s voted to increase the authorized shares available for issuance or conversion, which cured the situation described above. Accordingly, the fair value of the warrants on September 1, 2004 was determined to be $48,976. The warrant liability was reclassified to shareholders’ equity and the increase from the initial warrant value was recorded in earnings.
In September 2003, in connection with a preferred stock private placement, the Company issued 333,334 warrants to purchase common stock. Each warrant is exercisable into one share of common stock at $0.42 per share and will expire in 2008. Subsequent to this private placement, the Company exercised an option to convert $1,400,000 of outstanding debt into preferred stock that is convertible into shares of common stock. This exercise, when aggregated with all other outstanding equity arrangements, resulted in the total number of common shares that could be required to be delivered to exceed the number of authorized common shares. In accordance with EITF 00-19, the fair value of the warrants issued in the private placement must be recorded as a liability in the financial statements using the Black-Scholes model, and any subsequent changes in the Company’s stock price to be recorded in earnings. Accordingly, the fair value of these warrants at the date of issuance was determined to be $64,902 (Note 10). At September 1, 2004, the Company’s shareholder’s voted to increase the authorized shares available for issuance or conversion, which cured the situation described above. Accordingly, the fair value of the warrants on September 1, 2004 was determined to be $139,000. The warrant liability was reclassified to shareholders’ equity and the increase from the initial warrant value was recorded in earnings.
In connection with the January 22, 2004 debt issuance by Destination Capital, LLC (see Notes 14 and 18), the Company is obligated to issue warrants to purchase the Company’s common stock. According to the terms of the debt issuance, warrants in the amount of one percent of the Company’s fully diluted common stock will be issued to the debt holders on the first day of each calendar month that the debt is outstanding. The Company repaid this debt in April 2004, and accordingly is obligated to issue 1,403,547 warrants, which is equivalent to 4% of the fully diluted common stock outstanding under the terms outlined in that agreement. Each warrant is exercisable into one share of common stock at $0.31 per share, subject to changes specified in the debt agreement, and will expire in 2008. Prior to this debt issuance, the Company exercised an option to convert $1,400,000 of outstanding debt into preferred stock that is convertible into shares of common stock. This exercise, when aggregated with all other outstanding equity arrangements, resulted in the total number of common shares that could be required to be delivered to exceed the number of authorized common shares. In accordance with EITF 00-19, the fair value of the warrants issued in connection with the debt issuance must be recorded as a liability for warrant settlement in the financial statements using the Black-Scholes model, and any subsequent changes in the Company’s stock price to be recorded in earnings. Accordingly, the aggregate fair value of these warrants, on the date each of the obligations to issue warrants arose, was determined to be $701,824. At September 1, 2004, the Company’s shareholder’s voted to increase the authorized shares available for issuance or conversion, which cured the situation described above. Accordingly, the fair value of the warrants on September 1, 2004 was determined to be $780,373. The warrant liability was reclassified to shareholders’ equity and the increase from the initial warrant value was recorded in earnings.
In connection with the August 24, 2004 debt issuance by Destination Capital, LLC (see Notes 14 and 18), the Company is obligated to issue warrants to purchase the Company’s common stock. According to the terms of the debt issuance, warrants in the amount of 12.5% percent of the loan balance, outstanding on the first day of each month, will be issued to the debt holders for each calendar month that the debt is outstanding. Each warrant is exercisable into one share of common stock at the lesser of $0.38 per share or the price applicable to any shares, warrants or options issued (other than options issued to employees or directors) while the loan is outstanding, and will expire in 2009. Prior to this debt issuance, the Company exercised an option to convert $1,400,000 of outstanding debt into preferred stock that is convertible into shares of common stock. This exercise, when aggregated with all other outstanding equity arrangements, resulted in the total number of common shares that could be required to be delivered to exceed the number of authorized common shares. In accordance with EITF 00-19, the fair value of the 37,500 warrants initially issued in connection with the debt issuance must be recorded as a liability for warrant settlement in the financial statements using the Black-Scholes model, and any subsequent changes in the Company’s stock price to be recorded in earnings. Accordingly, the aggregate fair value of these warrants, issued prior to September 1, 2004, was determined to be $17,513. At September 1, 2004, the Company’s shareholder’s voted to increase the authorized shares available for issuance or conversion, which cured the situation described above. Accordingly, the fair value of the warrants on September 1, 2004 was determined to be $20,776. The warrant liability was reclassified to shareholders’ equity and the increase from the initial warrant value was recorded in earnings.
For the months from September 1, 2004 to January 1, 2005, according to the terms of the warrant provision of the August 24, 2004 debt agreement, the Company is obligated to issue 693,750 additional warrants. The value of these warrants of $283,988 was added to shareholders’ equity on the consolidated balance sheet, with a corresponding expense charged to interest expense in the consolidated statement of operations.
On September 10, 2004, the Company entered into a Master Vehicle Lease Termination Agreement with CLLLC (see Note 18), under which the Company terminated its previous master vehicle lease agreement with CLLLC. Under the terms of this termination agreement, the Company was released from its obligation under the previous master vehicle lease agreement. In consideration for this release the Company issued 1,000,000 warrants to purchase the Company’s common shares. Each warrant is exercisable into one share of common stock at $0.38 per share and will expire in 2009. These warrants were valued at $515,000 using the Black Scholes model. This warrant value was recorded in the Company’s consolidated balance sheet as common stock warrants, with a corresponding expense recorded in the Company’s consolidated statement of operations.
On October 13, 2005, the Company issued an aggregate of 19,695,432 warrants in connection with acquisition of acquired EnergyConnect, Inc. The Company valued the warrants using the Black-Scholes option pricing model, applying a useful life of 5 years, a risk-free rate of 4.06%, an expected dividend yield of 0%, a volatility of 129% and a fair value of the common stock of $2.17. Total value of the warrants issued amounted $36,495,391, which was included in the purchase price of ECI (Note 7).
On October 5, 2005, in conjunction with a private placement which resulted in gross proceeds of $3,276,000 (Note 11), the Company sold 5,233,603 shares of common stock at $0.70 per share, and issued warrants to purchase up to 2,944,693 shares of common stock. The warrants have a term of five years and an exercise price of $0.90 per share. Since the warrants are subject to certain registration rights, The Company recorded a warrant liability totaling $6,286,919 in accordance with EITF 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” The warrant liability has subsequently been recalculated using the closing price of the company’s common stock as of December 31, 2005 of $2.50. The registration rights provide for the Company to file a registration statement with the Securities and Exchange Commission (“SEC”) no later that 60 days after the closing of the transaction and have it declared effective by the SEC no later than 120 days after the closing of the transaction. The registration statement was filed with the SEC on February 13, 2005. As of the date of this filing, the registration statement has not yet been declared effective by the SEC. The Company valued the warrants using the Black-Scholes option pricing model, applying a useful life of 5 years, a risk-free rate of 4.06%, an expected dividend yield of 0%, a volatility of 129% and a deemed fair value of the common stock of $2.37, which was the closing market price on October 4, 2005. In accordance with SFAS 133

“Accounting for Derivative Instruments and Hedging Activities,” the Company revalued the warrants as of December 31, 2005 using the Black-Scholes option pricing model. Assumptions regarding the life and expected dividend yield were left unchanged, but the Company applied a risk free rate of 4.21% , a volatility of 128% and a deemed fair value of common stock of $2.50, which was the closing price of the Company’s common stock on December 30, 2005. The difference between the fair value of the warrants on October 5, 2005 and December 31, 2005 of $503,543 has been recorded as a loss on revaluation of warrant liability in the consolidated statement of operations.
According to the terms of the warrant provision of the August 24, 2004 debt agreement, amended on August 1. 2005, the Company is obligated to issue 894,792 additional warrants for the period from February 1, 2005 to July 1, 2005. The value of these warrants of $320,967 was added to shareholders’ equity on the consolidated balance sheet, with a corresponding expense charged to interest expense in the consolidated statement of operations.
During the twelve months ended December 31, 2005 warrant holders exercised 1,815,507 warrants in exchange for 1,079,439 shares of the Company’s common stock. A portion of these were exercised on a cashless basis, and as a result of these exercises 736,068 warrants to purchase shares of the Company’s common stock were forfeited.
14. Debt
Operating Line of Credit
As of December 31, 2005, the Company has three loan facilities, one in each subsidiary. Two of the lines of credit are with the same lender. The first is a $6,000,000 credit facility, which expires in January 2006, and the second is a $3,000,000 credit facility which also expires in January 2006. Borrowings under these lines of credit are due on demand, bear interest payable weekly at prime plus 6 1/2% and prime plus 7 1/2%, respectively, and are collateralized by accounts receivable. The borrowing bases are limited by certain factors such as length of collection cycle, subordination of collateral position on bonded work and other credit related factors. Subject to these limitations, the Company had no available borrowing capacity at December 31, 2005. As of December 31, 2005, total borrowings of $5,840,016 were outstanding under these two facilities. The Company was in compliance with the terms of both of these borrowing facilities at December 31, 2005.
In January 2006, these two credit facilities were combined and expanded, resulting in a $10,000,000 credit facility due on demand with interest payable weekly at an annual rate of prime plus 6%. This line was renewed through January 2007.
The third loan facility is an unsecured $120,000 line of credit at prime plus 3 3/4%, due on demand with interest payable monthly. As of December 31, 2005, there was $117,454 outstanding under this line. The Company was in compliance with the terms of this line of credit at December 31, 2005.
Long Term Debt
The Company had several notes payable outstanding at December 31, 2005. The total amount of the notes and their terms are summarized below.

	December 31,	January 1,
	2005	2005

Steelcase, Inc. promissory note, quarterly interest only payments at 12% per annum beginning June 1, 2003. Annual principal payments of $69,773, second payment due and payable February 28, 2005, collateralized by 951,445 shares of the Company’s common stock (reduced by derivative allocation of $796). (See Note 12) The Company is in default under the terms of the note agreement.	$138,749	$133,984

Oregon-SW Washington Electrical Trust Funds (comprised of several union benefits funds and pension trusts) promissory note in the amount of $952,907 payable monthly in payment amounts ranging from $25,000 per month to $75,000 per month including

	December 31,	January 1,
	2005	2005

interest at 7% per annum, due and payable in full by September 1, 2006.	412,923	952,907

Destination Capital, LLC business loan agreement, net of debt discount of $16,054, nine monthly payments of interest only, starting September 24, 2004, with fifteen monthly payments of principal and interest of $41,667, thereafter, net of debt discount of $5,109. Interest accrued at prime plus 10%. (See Note 18)	303,225	1,186,135

Techni-Cal Enterprises, Inc. promissory note effective July 8, 2005 in the amount of $220,000 with a $40,000 principal payment due at signing, monthly principal payments of $5,000 due beginning August 1, 2005 through July 1, 2006, and monthly principal payments of $10,000 beginning August 1, 2006 through July 1, 2007. This is a non-interest bearing Note.	155,000	—

Oregon-SW Washington Electrical Trust Funds (comprised of several union benefits funds and pension trusts) promissory note in the amount of $188,012.11 payable monthly at $32,441.18 per month, including interest at 12% per annum, due and payable in full by February 25, 2006.	62,893	—

Christenson Leasing Company, LLC Motor Vehicle Capital Lease agreement effective March 21, 2005 and April 1, 2005 for 1999 International and Ford F-350, respectively. The lease terms are 36 months and 50 months, respectively, with payments due on the 24th of each month beginning in April 2005. The monthly payments vary by vehicle over the length of the lease from $1,800 to $2,000 and $700 to $800, respectively. The interest rates are 3.625% and 3.875% per annum, respectively.	76,693	—

William C. McCormick promissory note effective January 28, 2005 in the amount of $250,000. Interest payments of 15% per annum are due on the 28th day of each month with the entire balance of the note to be paid in full on July 28, 2005. Final payment of this note is past due.	250,000	—

Rodney M. Boucher promissory note effective October 13, 2005

	December 31,	January 1,
	2005	2005

due on demand, annualized interest accruing at prime plus 10% due on the 13th of each month through September 13, 2008.	329,033	—

Christenson Leasing Company, LLC First Addendum to Tenant Improvements Capital Lease agreement effective March 1, 2005. principal and interest payments of $7,940 are due on the first day of each month beginning March 2005 and lasting through December 2007. The interest rate is 12% per annum.	168,345	—

Aequitas Capital Management, Inc. promissory note effective July 5, 2005 in the amount of $90,847. Principal and interest payments of $5,047.05 are due on the first day of each month beginning in August 2005 and ending April 2006. An additional principal payment of $50,000 is due on October 1, 2005. The interest rate on this Note is 7% per annum. Payments on this note were renegotiated in January 2006 to be made in the amount of $15,000 per month ending in July 2006.	65,447	—

US Bank Term Loan Note effective July 21, 2005 in the amount of $1,900,000. Monthly interest payments of the prime rate plus 1.5% are due on the first day of each month beginning in August 2005 through July 2008. Principal payments of $22,619 are due on the first day of each month beginning on August 2005 through July 2008. A balloon payment for the remaining amount is then due in August 2008.	1,786,905	—

Total debt	3,749,213	2,273,026
Less current portion	(1,678,759)	(1,159,469)

Long term debt	$2,070,454	$1,113,557

Aggregate maturities of long-term debt as of December 31, 2005 are as follows:

Fiscal Year	Amount
2006	$1,678,759
2007	589,617
2008	1,367,336
2009	113,501
2010 and after	—

$3,749,213

15. Segment Information
During the fiscal years ended December 31, 2005, January 1, 2005 and January 3, 2004, the Company’s operations comprised of energy and electrical construction services and information technology in the areas of voice, data, video, and life safety.
Management considers the company’s enterprises to be one line of business, specifically centered around the products and services associated with the production, management and distribution of electricity to consumers. The Company’s management makes financial decisions and allocates resources based on the information it receives from its internal management system. The Company’s management relies on the internal management system to provide sales, cost and asset information for the business as a whole.
All of the Company’s assets as of December 31, 2005, January 1, 2005 and January 3, 2004, were attributable to U.S. operations. For the twelve months ended December 31, 2005, one customer accounted for approximately 10% of the Company’s net sales.
16. Income Taxes
The provision for income taxes for the years ended December 31, 2005, January 1, 2005 and January 3, 2004 differs from the amount which would be expected as a result of applying the statutory tax rates to the losses before income taxes due primarily to changes in the valuation allowance to fully reserve net deferred tax assets.
As of December 31, 2005, January 1, 2005 and January 3, 2004, Microfield had deferred tax assets primarily consisting of its net operating loss carryforwards. However, because of cumulative losses in several consecutive years, the Company has recorded a full valuation allowance such that its net deferred tax asset is zero. The tax benefit recorded at the statutory rate in Microfield’s pre-tax loss in fiscal years 2005, 2004 and 2003 would have been approximately $194,233, $2,138,842 and $2,192,457, respectively. However, because of recognition of a full valuation allowance the effective tax rate for the Company was zero in 2005, 2004 and 2003.
Deferred tax assets are comprised of the following components:

	December 31,	January 1,
	2005	2005
Current:
Allowance for doubtful accounts	$88,075	$40,028
Employee benefits	50,418	65,396
Start-up costs	31,486	31,486
Inventory allowance	82,649	55,063
Other allowances	58,394	41,840

	311,022	233,813

Non-current:
Net operating loss carryforwards	10,520,590	10,066,451
Start-up costs	—	31,486
Research and development credits	143,245	143,245

	10,663,835	10,241,182

Total deferred tax asset	10,974,857	10,474,995
Deferred tax asset valuation allowance	(10,974,857)	(10,474,995)

	December 31,	January 1,	January 3,
	2005	2005	2004
Net deferred tax assets	$—	$—	$—

At December 31, 2005, the Company had available net operating loss carryforwards of approximately $27,000,000 for federal income tax purposes. Such carryforwards may be used to reduce consolidated taxable income, if any, in future years through their expiration in 2006 to 2025 subject to limitations of Section 382 of the Internal Revenue Code, as amended. Utilization of net operating loss carryforwards may be limited due to the ownership changes resulting from the Company’s initial public offering in 1995 and the Company’s acquisitions since then. In addition, the Company has research and development credits aggregating $143,245 for income tax purposes at December 31, 2005. Such credits may be used to reduce taxes payable, if any, in future years through their expiration in 2006 to 2013.
17. Net Income (Loss) Per Share
Net income per share is computed based on the weighted average number of shares of common stock and potentially dilutive securities assumed to be outstanding during the period using the treasury stock method. Potentially dilutive securities consist of stock options, convertible preferred stock and warrants to purchase common stock.
The most significant difference between basic and diluted net income per share is that basic net income per share does not treat potentially dilutive securities such as preferred stock, stock options and warrants as outstanding. For all periods presented, the computation of net loss per share excludes the effect of stock options and warrants as they were antidilutive. There were 7,717,765 options and 27,364,849 warrants outstanding at December 31, 2005, 2,163,049 options and 5,645,439 warrants outstanding at January 1, 2005, and 688,936 options and 2,510,643 warrants outstanding at January 3, 2004.
The following table presents the computation of basic and diluted losses per share:

	Year ended	Year ended	Year ended
	December 31, 2005	January 1, 2005	January 3, 2004

Net loss available for common shareholders	$(78,364,253)	$(7,352,324)	$(6,046,232)

Basic and fully diluted loss per share	$(2.88)	$(0.36)	$(0.59)

Continuing operations	$(2.88)	$(0.37)	$(0.31)

Discontinued operations	$0.00	$0.01	$(0.28)

Weighted average common shares outstanding	27,048,127	17,340,152	10,308,815

18. Related Party Transactions
The Company has a number of promissory notes, lines of credit and lease obligations owing to related parties. The following table lists the notes and obligations outstanding at December 31, 2005 by related party.

			Amount of	Monthly
Related Party	Type of Obligation	Maturity Date	Obligation	Payment

Christenson Leasing LLC(a)(g)	T. I. lease	December 2007	168,345	7,940
Christenson Leasing LLC(a)(g)	Vehicle leases	various	76,693	various
Christenson Leasing LLC(a)(g)	Equipment lease	December 2007	—	(f)60,000
JMW Group, LLC(a)	Note payable	August 2006	303,225	(c) 41,667
JMW Group, LLC(a)	Indemnity fees	Open obligation	—	(i) 12,500
Aequitas Capital Management(a)	Note payable	April 2006	65,447	various
Rod Boucher(h)	Note payable	September 13, 2008	329,033	11,309
William C. McCormick	Note payable	July 2005	(i)250,000	interest only
Mark Walter	Bond guarantee fees	Open obligation	—	(b)1,200
Destination Microfield, LLC(d)	Vehicle lease	August 2006	—	(e)36,350
William C. McCormick	Indemnity fees	Open obligation	—	3,246
John B. Conroy	Note receivable	September 2005	66,250	—

(a)	Robert J. Jesenik, a former director owns a significant interest in these entities.

(b)	This bond guarantee fee is an approximation, and fluctuates based on the total open bond liability.

(c)	This payment amount is for principal only. An additional amount is due monthly which includes interest at prime plus 10%.

(d)	William C. McCormick, Chairman of our board of directors, holds a minority ownership interest in this entity.

(e)	These payments vary over the term of the loan. This amount represents the monthly payment in effect on December 31, 2005.

(f)	This payment was reduced to $60,000 per month by terms of the reissued note, starting November 1, 2005.

(g)	William C. McCormick holds a beneficial minority ownership interest in this company.

(h)	This debt was paid in full in October 2005 in connection with a private placement.

(i)	This note represents deferred salaries and expenses payable to Mr. Boucher prior to the acquisition of EnergyConnect.

(j)	These indemnity fees are payments made on standby letters of credit which are in place to guarantee payments to vendors on specific jobs.
Terms and conditions of each of the notes and agreements are listed below.
Notes Payable to Destination Capital, LLC
On January 22, 2004, we entered into a Contract of Sale and Security Agreement with Destination Capital LLC (Destination) under which we agreed to sell up to 15% of its acceptable, eligible accounts receivable to Destination, in exchange for borrowing up to $600,000 from that entity under the terms of a Promissory Note. Destination is an entity in which Robert J. Jesenik, a shareholder and director, holds a significant interest. Under the terms of the agreement between us and Destination, we paid interest at the rate of 18% per annum on the amount of the note outstanding, and also issued warrants in the amount of 1% of the fully diluted common shares, per month, for each calendar month in which the Note was outstanding. The warrants have a five-year life and will be issued at the lower of $0.42 or the price of any other common or preferred equity issued in the six months following the date of the agreement. During the 6 month agreement period, we issued incentive stock options at $0.31 per share, therefore the price per share used for these warrants was reduced to $0.31. We initially were obligated to issue warrants to purchase 350,387 common shares at the time this note was issued. The fair value of these warrants was determined to be $155,221 using the Black Scholes pricing model. The assumptions used included a risk free rate of 3.1%, volatility of 152%, fair market value of our stock of $.48 per share and a remaining life of 5 years. The calculated fair value amount was recorded as a debt discount and is being amortized over the six-month term of the debt. This debt was outstanding on February 1, 2004, March 1, 2004 and April 1, 2004 and in accordance with the terms of the note agreement, we are further obligated to issue additional warrants to purchase 1,053,159 shares of our common stock. These warrants were valued using the Black Scholes pricing model. The assumptions used included risk free rates ranging from of 3.1% to 3.3%, volatility of 152%, remaining lives of 5 years for each warrant issuance, and fair market values of our stock on those three dates of $0.46, $0.60 and $0.62 per share, respectively. The fair value of these warrants in the amount of $780,373 was recorded as interest expense in the consolidated statement of operations for the year ended January 1, 2005. At the date of each of those warrant issuances, we did not have sufficient authorized common shares to effect the exercise of these warrants, accordingly, the fair value of all of these warrants was classified as liability for warrant settlement on the consolidated balance sheet. On September 1, 2004, our shareholders voted to increase our authorized common shares from 25,000,000 to 125,000,000. The fair market values of these warrants were re-measured on that date and reclassified as common stock warrants in the shareholders’ equity section on the balance sheet, with the increase or decrease in their values recorded as an increase or reduction of interest expense in the consolidated statement of operations. The Note was repaid in full during April 2004.
On August 24, 2004 we entered into a Business Loan Agreement with Destination under which we can borrow up to $2,000,000 based on Destination’s discretion and funds availability. Under the terms of the agreement, we pay interest at prime plus 10% (prime plus 12% in the event of a default), with nine monthly interest only payments starting September 24, 2004, and 15 monthly principal payments of $83,333 and accrued interest until maturity. At loan maturity on August 24, 2006, any remaining principal and accrued interest owed is then due and payable. This loan is immediately due if there occurs a default, there is a sale or disposal of all or substantially all of our assets or stock , or if there is a transfer of ownership or beneficial interest, by merger or otherwise, of our stock or our subsidiary. Additionally, we will issue to Destination the number of warrants equal to 12.5% of the value of the loan balance, on the first day of each month the loan is outstanding. These warrants have a five year life and will be issued at the lower of $0.38 or the price applicable to any shares, warrants or options (excluding options granted to employees or directors) issued by us while the loan is outstanding. Beginning August 1, 2004, we were obligated to issue the following warrant amounts based on the outstanding loan balances on the first day of each month.

		Warrants to be
Date	Loan Balance	Issued

August 1, 2004	$300,000	37,500
September 1, 2004	$750,000	93,750
October 1, 2004	$1,200,000	150,000
November 1, 2004	$1,200,000	150,000

		Warrants to be
Date	Loan Balance	Issued
December 1, 2004	$1,200,000	150,000
January 1, 2005	$1,200,000	150,000
February 1, 2005	$1,200,000	150,000
March 1, 2005	$1,200,000	150,000
April 1, 2005	$1,200,000	150,000
May 1, 2005	$1,200,000	150,000
June 1, 2005	$1,200,000	150,000
July 1, 2005	$1,158,334	144,792

Total warrants to be issued as of October 1, 2005		1,626,042

We were obligated to issue warrants to purchase 37,500 common shares at the time this note was issued. The fair value of these warrants was determined to be $17,513 using the Black Scholes pricing model. The assumptions used included a risk free rate of 3.8%, volatility of 155%, fair market value of our stock of $.50 per share and a remaining life of 5 years. The calculated fair value amount was recorded as a debt discount and is being amortized over the twenty-four month term of the debt. The warrants issued from September 1, 2004 through July 1, 2005 were also valued using the Black Scholes pricing model. The assumptions used include risk free rates ranging from 3.39% to 4.17%, volatility percentages ranging from 121% to 155%, remaining lives of 5 years for each warrant issuance, and fair market values of our stock ranging from $0.30, to $0.60 per share. At the time these warrant obligations arose, we had sufficient authorized common shares to effect the exercise of these warrants. Accordingly, the fair values of the warrants issued from September 1, 2004 through July 2, 2005, $604,955, were classified as common stock warrants in the shareholders’ equity (deficit) section on the consolidated balance sheet, and expensed as interest expense in the consolidated statement of operations, as they were issued.
On August 1, 2005 the note owed to Destination Capital was replaced by three notes, which were assigned to two related parties, Christenson Leasing Company LLC (CLC) and JMW Group, LLC (JMW). The three notes contain the following terms: $516,667 note payable to JMW with monthly payments of $41,667 plus interest at prime plus 10% beginning August 24, 2005 through August 24, 2006; $180,000 note payable to JMW with monthly payments of $5,000 plus interest at prime plus 10% beginning August 24, 2005 through July 24, 2008; $420,000 note payable to CLC with monthly payments of $11,667 plus interest at prime plus 10% beginning August 24, 2005 through July 24, 2008. In October 2005, the note to CLC and the smaller of the two notes to JMW were paid in full by CVI. Also, as a result of the renegotiation of these notes, the warrant obligation, contained in the business loan agreement was eliminated.
Note Payable to Rod Boucher
On October 13, 2005, as a part of the acquisition of EnergyConnect, we assumed the liabilities of EnergyConnect. Included in the liabilities was a note payable to Rod Boucher. Mr. Boucher became our Chief Executive Officer as of the date of the acquisition. The note represents expenses within EnergyConnect prior to the acquisition. The note is in the amount of $329,033, with monthly payments of $11,309, including interest at prime plus 10%, due on the 13th of each month through September 13, 2008. As of February 28, 2006, no payments had been made on this obligation.
Note Payable to William McCormick
On January 28, 2005, the Company entered into a promissory note agreement with William McCormick in the amount of $250,000. Pursuant to the terms of the note, monthly payments of interest only at 15% per annum, are due on the 28th day of each month starting on February 28, 2005. The note was to be paid in full on July 28, 2005. As of the date of this filing the note has not been repaid, and there was interest outstanding at December 31, 2005 of $12,534.
Bond Guarantee Fees
Christenson Velagio
A certain number of Christenson Velagio construction projects require us to maintain a surety bond. The bond surety company requires an additional guarantee for issuance of the bond. We had has an agreement with Mark Walter, our president under which at quarter end pays Walter between $600 and $1,200 per month for his personal guarantee of this bond liability. The guarantee fee is computed as 10% of the open liability under bonds issued for Christenson Velagio.

Christenson Electric
Certain construction projects within Christenson Electric required standby letters of credit. Our chairman of the board of directors has provided two letters of credit in the amounts of $100,000 and $193,000, for which he is paid indemnity fees. Under the $100,000 letter of credit agreement, Mr. McCormick is paid a fee of 15% of the letter of credit amount. Under the $193,000 letter of credit, Mr. McCormick is paid a fee of 15% per annum of the open liability of the issuer of the letter of credit, plus 1% of the gross profit of the job requiring the letter of credit. The open liability fee is calculated and paid monthly.
We also had an unrelated party guarantee a $1 million standby letter of credit issued as security for a large construction job. This party is paid a fee of 15% of the letter of credit amount for providing this security. This agreement also requires a secondary indemnity, should funds be drawn against this letter of credit, the substantial majority of which has been provided by Aequitas Capital Management, a related party. Robert Jesenik, our former director, is a principal shareholder and CEO of Aequitas. Aequitas charges an additional fee of 15% of the letter of credit amount. Aequitas is also indemnified by Christenson Electric should it have to indemnify the primary guarantor.
Tenant improvement lease
On December 30, 2002, Christenson Electric entered into a non-cancelable operating lease agreement with Christenson Leasing, LLC (CLC) covering $300,000 of leasehold improvements in our facility. The terms of the lease call for monthly payments of $7,500 including interest at 17.3% through December 2007. Christenson Electric was in default under the lease terms, which default was cured in March 2005, with the resumption of payments due under the lease under a modified payment plan arrangement.
On July 1, 2005, Christenson Electric entered into a promissory note with Aequitas Capital Management, a related party, covering certain equipment and furniture previously leased from Jesenik Enterprises, Inc., JW Assurance and Holding Limited, and JMW Capital Partners, Inc., each a related party. No payments had been made on these lease obligations since September 2002. At July 1, 2005, these entities assigned their interests in the obligation to Aequitas Capital, which we consolidated into one promissory note with total principal due of $90,847, interest accruing at 7% per annum, maturing at April 1, 2006, and with $5,047 monthly installment payments and, in addition, a lump sum payment of $50,000 due on October 1, 2005. As of December 31, 2005, the payments on this note had not been made as scheduled, the balance on the note was $65,447, and it was in default.
Equipment Lease Agreement
On December 31, 2002, Christenson Electric entered into a sale and leaseback agreement with Christenson Leasing, under which it sold machinery and tools, automotive equipment, and office furniture and equipment, not subject to prior liens. The agreement called for payments of $97,255 starting on January 2, 2003 through December 2007. On September 1, 2003, Christenson Velagio’s predecessor, Christenson Technology entered into a sublease agreement with Christenson Electric for use of certain equipment contained in that lease. The equipment consists of various construction vehicles, trailers, miscellaneous construction equipment, office furniture, computer hardware and software. Under the terms of the lease Christenson Velagio paid Christenson Electric $40,000 monthly beginning on September 1, 2003, with the final payment due on December 1, 2007. The lease is accounted for as an operating lease and contains a 10% purchase option at the end of the lease term, December 31, 2007. In 2003, we modified the payment plan to the lessor, under which $10,000 of the monthly lease obligation was be paid to the lessor in an equivalent amount of our Series 3 preferred stock. This arrangement to tender a portion of the payment with preferred stock in lieu of cash, was for the thirteen monthly payments beginning with the December 2003 lease payment, through the payment due in December 2004. Beginning with the payment due in January 2005, the total monthly amount due was paid entirely in cash.
In July 2005, the lease agreement between Christenson Electric and CLC was renegotiated, with a portion of the remaining operating lease obligation converted to a $500,000 note payable. In accordance with that agreement, the $100,000 monthly lease payment owed by CEI under the lease was reduced to $60,000 per month starting with the payment due on November 1, 2005. The $500,000 note was paid in full by Christenson Electric in October 2005.
Master Vehicle Lease Agreements
Christenson Velagio
We entered into a new Master Vehicle Lease Agreement, effective September 9, 2004, with Destination Microfield, LLC. Destination Microfield, LLC is partially owned by William C. McCormick. In accordance with the terms of the agreement, we will make twelve monthly payments of $29,000 starting October 5, 2004, twelve monthly payments of $35,000, starting October 5, 2005, and three monthly payments of $45,000 ending on December 9, 2006. This lease is accounted for as an operating lease with equal monthly amounts charged to expense in the consolidated statement of operations over the life of the lease. In October 2005, we signed a twelve month extension to this lease at $45,000 per month, with the lease now scheduled to end in December 2007. The lease also contains an interest rate provision with the monthly payment adjusting based on any increases in the prime rate. This adjustment is made on an annual basis.
Christenson Electric
We, through our subsidiary Christenson Electric is party to an agreement with CLC under which Christenson Electric leases its vans and trucks. In accordance with the terms of the agreement, we pay to CLC a varying amount each month representing the lease and maintenance costs of those vehicles. The lease is a month to month agreement that is modified with each addition or removal or vehicles.
Real Property Sub Leases
On September 1, 2003, Christenson Velagio entered into seven real property subleases with Christenson Electric for use of buildings, offices and storage yards to house the operations and property of Christenson Velagio. Christenson Electric, as the sublessor, is party to a master property lease with an unrelated party. Christenson Velagio has operating activities in Portland and Eugene, Oregon. The monthly sublease payments totaled $54,464 through November 30, 2004. On November 30, 2004, we terminated our lease with Christenson Electric for space in the Thurman Building and entered into a lease directly with the building owner for a smaller space in the building. We also are lessees to a facility which we have subleased to a third party. Under this lease, we pay $32,352 per month to our lessor, and receive $25,000 per month from our subleasee. This sublease agreement is scheduled to terminate in February 2006. Our obligation under the master lease for this facility ends in September 2008.
As of December 31, 2005 our total real property lease payments totaled $87,491, of which $675 was on a month-to-month basis. The remaining $86,816 is due on leases with maturity dates between July 2007 and October 2008. The rent per month on the Thurman Building is $38,898.
Administrative Services Agreement
On September 15, 2003, Christenson Technology entered into an administrative services agreement with Christenson Electric for the extension of certain administrative and related services by us to Christenson Electric. Under the terms of the agreement, certain employees provided administrative and related services to Christenson Electric upon reasonable request. The agreement is subject to a 60-day notice period before termination by either party. The monthly payment for these services was determined at the effective date of the agreement to be approximately $35,000, with a provision to be adjusted as needed based on the level of usage of these services by Christenson Electric. During the first quarter of 2005, the payment by Christenson Electric for these services was renegotiated to approximately $12,500 per month as the cost of services to Christenson Electric has been reduced. With the acquisition of Christenson Electric by us on July 20, 2005, the monthly charges by Christenson Velagio were discontinued.
Note receivable
In 1998, John B. Conroy, then our Chairman, CEO and President, entered into a transaction whereby he purchased 45,000 shares of our common stock at $1.75 per share. Mr. Conroy issued a promissory note to us for $78,750 in payment for the shares. On May 17, 2004 the Note was replaced with a new non-recourse note for $66,250 under which the original amount of the note was offset against a $12,500 amount owed by us to Mr. Conroy. The note also acknowledges the outstanding accrued interest due by Mr. Conroy in the amount of $21,937. Additionally, the interest rate of the new promissory note was established at 3.4% per annum, and the due date was extended to August 29, 2006. Mr. Conroy resigned as Chairman, CEO and President on September 16, 2002, and resigned as a director in October 2003. At December 31, 2005, accrued interest receivable under this note totaled $27,932. We have accounted for the $66,250 due from Mr. Conroy as a reduction in common stock equity in prior years. In May 2004, we accounted for the $12,500 amount due to Mr. Conroy and additional $637 of interest adjustment as an increase in common stock equity.

19. Commitments and Contingencies
Manufacturing and Purchase Commitments
The Company purchases inventory on an as needed basis. There are no purchase commitments for products that the Company uses in the performance of its services.
Operating lease commitments
The Company is party to a number of operating lease agreements, many of which are included in Note 18 above. Following is a schedule of the Company’s annual operating lease commitments for the coming five years.

Year	Amount
2006	$2,230,615
2007	1,804,850
2008	673,984
2009	7,500
2010 and beyond	—

Total	$4,716,949

Rental expenses charged to operations for the year ended December 31, 2005, January 1, 2005 and January 3, 2004 were $700,868, $490,337 and $269,657, respectively.
20. Legal Proceedings
Lawsuit settlement
In March, 2004, Kurt Underwood (former President/CEO of Microfield Group, Inc.) filed a lawsuit in Multnomah County Circuit Court, Portland, Oregon under case number 0403-02370 against Robert J. Jesenik, Aequitas Capital Management (formerly known as JMW Capital Partners), Destination Capital, LLC, Microfield Group, Inc., Christenson Electric, Inc., Steven M. Wright, Andrew S. Craig, Thomas A. Sidley, R. Patrick Hanlin, Michael Stansell, Brian A. Oliver, Brian N. Christopher, Kevin D. Robertson, Christenson Group, LLC, and Christenson Velagio, Inc. The lawsuit alleged that the Defendants violated Oregon securities law and Oregon common law in connection with the following transactions (which closed simultaneously in September 2003): (1) the merger of CTS Acquisition Co. (a wholly-owned subsidiary of the Company) with and into Christenson Technology Services, Inc.; and (2) the merger of VSI Acquisition Co. (A wholly-owned subsidiary of the Company) with and into Velagio, Inc. In addition, the lawsuit alleged that Mr. Underwood was terminated as an employee entitling him to severance pay. The lawsuit sought damages of approximately $1.4 million.
On May 27, 2004, the Company, certain executives, board members and related companies filed two separate answers, affirmative defenses, and counterclaims against Mr. Underwood in Multnomah County Circuit Court alleging violations of Oregon Securities law and Oregon common law in connection with the above named transactions. In addition, the countersuit alleged that Mr. Underwood was terminated by the Company for good cause. The lawsuit sought damages of not less than $2.5 million and return of the 3.4 million shares of Microfield stock held by Mr. Underwood in exchange for the return of the shares of Velagio stock held by the Company.
On May 11, 2005 the Company and Mr. Underwood entered into a Settlement Agreement under which both parties agreed to drop their respective lawsuits. The Settlement Agreement provides that the Company and certain defendants will jointly and severally purchase Mr. Underwood’s Microfield Stock for the aggregate purchase price of $362,500. The purchase price will be allocated as follows: $50,000 to the purchase of Mr. Underwood’s 119,050 Series 2 preferred shares and the balance to the purchase of Mr. Underwood’s 3,404,958 common shares. Additionally, the Settlement Agreement terminates Mr. Underwood’s Microfield Warrant. Payment under the Settlement Agreement occurred as scheduled on August 1, 2005. Microfield assigned its right to purchase these shares to Energy Fund II, LLC, a significant shareholder, which purchased all of Underwood’s shares in the settlement.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Oregon law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director’s or officer’s fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders’ derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers. In addition, we have entered into indemnification agreements with our officers and directors.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:
NATURE OF EXPENSE AMOUNT

SEC Registration fee	$3,343.00
Accounting fees and expenses	45,000.00	*
Legal fees and expenses	75,000.00	*
Miscellaneous	1,657.00

TOTAL	$125,000.00

*	Estimated.
ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.
     In connection with an April 2003 common stock private placement, the Company issued 111,308 warrants to purchase common stock. Each warrant is exercisable into one share of common stock at $0.40 per share and will expire in 2008. Subsequent to this private placement, the Company exercised an option to convert $1,400,000 of outstanding debt into preferred stock that is convertible into shares of common stock. This exercise, when aggregated with all other outstanding equity arrangements, resulted in the total number of common shares that could be required to be delivered to exceed the number of authorized common shares.
     On September 16, 2003 the Company acquired Christenson Technology Services, Inc. and Velagio, Inc. in exchange for 8,386,285 shares of the Company’s common stock. The shares of common stock issued in conjunction with the acquisition were not registered under the Securities Act of 1933.
     On September 26, 2003, the Company issued 3,607,151 shares of restricted Series 2 preferred stock in conjunction with a private placement at $.42 per share. In total, the Company received net cash proceeds from the private placement of approximately $715,000 and conversion of $765,000 of debt. Issuance costs relative to the private placement were approximately $35,000. These shares of stock are not registered under the Securities Act of 1933 and must be held for the time required by Rule 144 promulgated under the Securities Act.
     In September 2003, in connection with a preferred stock private placement, the Company issued 333,334 warrants to purchase common stock. Each warrant is exercisable into one share of common stock at $0.42 per share and will expire in 2008. Subsequent to this private placement, the Company exercised an option to convert $1,400,000 of outstanding debt into preferred stock that is convertible into shares of common stock. This exercise, when aggregated with all other outstanding equity arrangements, resulted in the total number of common shares that could be required to be delivered to exceed the number of authorized common shares.
     In November 2003, 3,333,333 preferred shares were issued in exchange for the conversion of a previously existing $1.4 million debt owed by the Company. This conversion was completed in conjunction with a $750,000 Series 2 preferred stock private placement subscribed to on September 26, and a conversion of $765,000 of existing debt into shares of Series 2 preferred stock, also on September 26, 2003.
     On April 8, 2004 the Company issued 4,605.265 shares of Series 4 preferred stock in conjunction with a private placement at $380 per share. Each of the Series 4 preferred shares are convertible into one thousand shares of the Company’s common stock. In total, the Company received net proceeds from the private placement of approximately $1,724,000. Issuance costs relative to the private placement were approximately $26,000. These shares of stock are not registered under the Securities Act of 1933 and must be held for the time required by Rule 144 promulgated under the Securities Act.
     In April 2004, the Company issued 3,640.803 shares of Series 3 preferred stock in exchange for the conversion of previously existing debt in the amount of $1,529,000 owed to various related parties. Each of these shares of preferred stock is convertible into 1,000 shares of the Company’s common stock. These shares of stock are not registered under the Securities Act of 1933 and must be held for the time required by Rule 144 promulgated under the Securities Act.
     On July 28, 2004, the Company issued an aggregate of 1,600,000 shares of common stock to a consultant in exchange for $560,000 of services rendered, which approximated the fair value of the shares issued during the period services were completed and rendered. Compensation costs of $560,000 were charged to operations during the year ended January 1, 2005. In October 2004, one of the Series 2 preferred stockholders converted 119,048 shares of Series 2 preferred stock into 119,048 shares of common stock.
     Pursuant to an Agreement and Plan of Merger dated July 20, 2005 by and between the Company, CPS Acquisition Co., Christenson Electric, Inc. and CEAC, Inc., an Oregon corporation and sole shareholder of Christenson Electric, the Company issued 2,000,000 shares of its common stock to CEAC. The shares of common stock issued in conjunction with the acquisition were not registered under the Securities Act of 1933.
     On October 5, 2005, the Company closed a private placement of $3,659,520 of its common stock to certain accredited investors. The Company sold 5,227,886 shares of common stock to the investors for $0.70 per share. In addition, each investor received a warrant to purchase one share of common stock for every two shares purchased in the private placement. The warrants have a five year term and an exercise price of $0.90 per share.
     On October 13, 2005, the Company acquired, via merger, substantially all of the assets of EnergyConnect, Inc., a Nevada corporation. As a result of the merger, the Company issued 27,365,306 shares of its common stock and 19,695,432 common stock purchase warrants exercisable at $2.58 per share to EnergyConnect shareholders in exchange for all the outstanding shares of EnergyConnect. The Company also granted options to purchase shares of our common stock at $0.32 per share to the Energy Connect option holders in connection with the assumption of the EnergyConnect Employee Stock Option Plan.
     In the three months ended April 1, 2006, there were numerous warrant exercises and conversions of preferred stock to common stock. In that period 7,144,433 shares of common stock were issued as a result of those transactions. Warrants for 2,647,388 shares of common stock were exercised, and 1,353,334, 1,038,448 and 2,105,263 shares of common stock were issued for the conversion of Series 2, Series 3 and Series 4 preferred stock.
     On April 10, 2006, we issued 702,425 shares of common stock upon exercise of outstanding warrants.
     On April 17, 2006, we issued 19,231 shares of common stock upon exercise of outstanding warrants.
     On April 18, 2006, we issued 88,544 shares of common stock upon exercise of outstanding warrants.
     On April 19, 2006, we issued 366,777 shares of common stock upon exercise of outstanding warrants.
     On April 27, 2006, we issued 211,355 shares of common stock upon exercise of outstanding warrants.
     On May 4, 2006, we issued 50,000 shares of common stock upon conversion of Series 4 preferred stock.
     All of the above offerings and sales were deemed to be exempt under Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Microfield Group, Inc. or executive officers of Microfield Group, Inc., and transfer was restricted by Microfield Group, Inc. in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-

referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings. Except as disclosed above, we have not employed any underwriters in connection with any of the above transactions.
     Except as expressly set forth above, the individuals and entities to whom we issued securities as indicated in this section of the registration statement are unaffiliated with us.
ITEM 27. EXHIBITS.
     The following exhibits are included as part of this Form S-1/A. References to “the Company” in this Exhibit List mean Microfield Group, Inc., an Oregon corporation.

Exhibit No.	Description

2.1	Form of Asset Purchase Agreement between Greensteel, Inc., and Microfield Graphics, Inc., dated September 7, 2000 (Incorporated by reference to Annex A to the Registrant’s Proxy Statement filed October 3, 2000).

2.2	Form of Agreement and Plan of Merger between Microfield Graphics, Inc. and Innovative Safety Technologies, LLC. and Microfield Merger Sub, Inc. dated September 16, 2002 (Incorporated by reference to Exhibit 2 to the Registrant’s Current Report on Form 8-K filed October 3, 2002).

2.3	Form of Agreement and Plan of Merger by and among Microfield Group, Inc. and CTS Acquisition Co. and Christenson Technology Services, Inc. and Christenson Group, LLC, dated September 15, 2003 (Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed October 1, 2003.

2.4	Form of Agreement and Plan of Merger by and among Microfield Group, Inc. and VSI Acquisition Co. and Velagio, Inc. and Kurt A. Underwood and TSI Telecommunication Services, Inc. dated as of September 15, 2003 (Incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed October 1, 2003).

2.5	Form of Agreement and Plan of Merger by and among Microfield Group, Inc. and CPS Acquisition Co. and Christenson Electric, Inc. and CEAC, Inc. dated as of July 20, 2005 (Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed July 26, 2005)

2.6	Agreement and Plan of Merger by and among Microfield Group, Inc. and ECI Acquisition Co. and EnergyConnect, Inc. dated as of October 11, 2005 (Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed October 19, 2005)

3.1	Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 (File No. 33-918900).

3.2	Amended Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed March 21, 2005).

3.3	Bylaws, as amended (Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 (File No. 33-918900).

5.1	Opinion of Dunn Carney Allen Higgins & Tongue LLP.*

10.1	Restated 1995 Stock Incentive Plan dated May 11, 1998 (Incorporated by reference to Exhibit 10.11 to Registrant’s Quarterly Report on Form 10-QSB for the three month period ending July 3, 1999).

10.2	Form of $400,000 Subordinated Promissory Note issued to JMW Capital Partners, Inc., dated June 30, 2000 (Incorporated by reference to Exhibit 10.14 to Registrant’s Quarterly Report on Form 10-QSB for the three month ending July 1, 2000).

10.3	Form of Stock Purchase Warrants to Purchase Shares of Common Stock of Microfield Group, Inc. issued to JMW Capital Partners, Inc., dated June 30, 2000 (Incorporated by reference to Exhibit 10.15 to Registrant’s Quarterly Report on Form 10-QSB for the three month ending July 1, 2000)

10.4	Form of Registration Rights Agreement between the Company and JMW Capital Partners, Inc. (now known as Aequitas Capital Management), dated June 30, 2000 (Incorporated by reference to Exhibit 10.16 to Registrant’s Quarterly Report on Form 10-QSB for the three month ending July 1, 2000).

10.5	Form of Note and Warrant Purchase Agreement between the Company and JMW Capital Partners, Inc. (now known as Aequitas Capital Management), dated June 30, 2000 (Incorporated by reference to Exhibit 10.17 to Registrant’s Quarterly

Exhibit No.	Description

Report on Form 10-QSB for the three month ending July 1, 2000).

10.10	Form of Loan Agreement and promissory note dated August 24, 2004 between Microfield Group, Inc. and Destination Capital, LLC (Incorporated by reference to Exhibit 10.10 to Registrant’s Current Report on Form 8-K filed August 30, 2005).

10.22	Microfield Group, Inc. 2004 Stock Incentive Plan (Incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-KSB filed May 20, 2005).

10.24	Settlement Agreement between the Company, Kurt A. Underwood and various other parties (Incorporated by reference to Exhibit 10.24 to the Registrant’s Annual Report on Form 10-KSB filed May 20, 2005).

10.25	Form of Stock Purchase Warrants to purchase Common Stock of Microfield Group, Inc. issued to ECI stockholders (Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed October 19, 2005).

14	Code of Business Conduct and Ethics*

21.1	Subsidiaries of the Registrant.*

23.1	Consent of Dunn Carney Allen Higgins & Tongue LLP (included in Exhibit 5.1)*

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of Russell Bedford Stefanou Mirchandani LLP , Registered Independent Accountants

24.1	Power of Attorney (included on page II-6)*

*	Previously filed

ITEM 28. UNDERTAKINGS.
The undersigned registrant hereby undertakes to:
(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:
(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement, and
(iii) Include any additional or changed material information on the plan of distribution.
(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.
(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.
(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.
(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, in the City of Portland, State of Oregon, on June 1, 2006.

MICROFIELD GROUP, INC.

By:	/s/ Rodney M. Boucher
Rodney M. Boucher
Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated below.

SIGNATURE	TITLE	DATE

/s/ Rodney M. Boucher	Chief Executive Officer and Director	June 1, 2006
Rodney M. Boucher

*	President and Director	June 1, 2006
A. Mark Walter

/s/ Randall R. Reed	Chief Financial Officer (Principal Financial and Accounting Officer)	June 1, 2006
Randall R. Reed

*	Director	June 1, 2006
Gary D. Conley

*	Director	June 1, 2006
Gene Ameduri

*	Director	June 1, 2006
William C. McCormick

*	Director	June 1, 2006
Michael W. Stansell

*By:	/s/ RANDALL R. REED

Randall R. Reed
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description

2.1	Form of Asset Purchase Agreement between Greensteel, Inc., and Microfield Graphics, Inc., dated September 7, 2000 (Incorporated by reference to Annex A to the Registrant’s Proxy Statement filed October 3, 2000).

2.2	Form of Agreement and Plan of Merger between Microfield Graphics, Inc. and Innovative Safety Technologies, LLC. and Microfield Merger Sub, Inc. dated September 16, 2002 (Incorporated by reference to Exhibit 2 to the Registrant’s Current Report on Form 8-K filed October 3, 2002).

2.3	Form of Agreement and Plan of Merger by and among Microfield Group, Inc. and CTS Acquisition Co. and Christenson Technology Services, Inc. and Christenson Group, LLC, dated September 15, 2003 (Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed October 1, 2003.

2.4	Form of Agreement and Plan of Merger by and among Microfield Group, Inc. and VSI Acquisition Co. and Velagio, Inc. and Kurt A. Underwood and TSI Telecommunication Services, Inc. dated as of September 15, 2003 (Incorporated by reference to Exhibit 2.2 to the Registrant’s Current Report on Form 8-K filed October 1, 2003).

2.5	Form of Agreement and Plan of Merger by and among Microfield Group, Inc. and CPS Acquisition Co. and Christenson Electric, Inc. and CEAC, Inc. dated as of July 20, 2005 (Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed July 26, 2005)

2.6	Agreement and Plan of Merger by and among Microfield Group, Inc. and ECI Acquisition Co. and EnergyConnect, Inc. dated as of October 11, 2005 (Incorporated by reference to Exhibit 2.1 to the Registrant’s Current Report on Form 8-K filed October 19, 2005)

3.1	Articles of Incorporation, as amended (Incorporated by reference to Exhibit 3.1 to Registrant’s Registration Statement on Form SB-2 (File No. 33-918900).

3.2	Amended Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to Registrant’s Current Report on Form 8-K filed March 21, 2005).

3.3	Bylaws, as amended (Incorporated by reference to Exhibit 3.2 to Registrant’s Registration Statement on Form SB-2 (File No. 33-918900).

5.1	Opinion of Dunn Carney Allen Higgins & Tongue LLP.*

10.1	Restated 1995 Stock Incentive Plan dated May 11, 1998 (Incorporated by reference to Exhibit 10.11 to Registrant’s Quarterly Report on Form 10-QSB for the three month period ending July 3, 1999).

10.2	Form of $400,000 Subordinated Promissory Note issued to JMW Capital Partners, Inc., dated June 30, 2000 (Incorporated by reference to Exhibit 10.14 to Registrant’s Quarterly Report on Form 10-QSB for the three month ending July 1, 2000).

10.3	Form of Stock Purchase Warrants to Purchase Shares of Common Stock of Microfield Group, Inc. issued to JMW Capital Partners, Inc., dated June 30, 2000 (Incorporated by reference to Exhibit 10.15 to Registrant’s Quarterly Report on Form 10-QSB for the three month ending July 1, 2000)

10.4	Form of Registration Rights Agreement between the Company and JMW Capital Partners, Inc. (now known as Aequitas Capital Management), dated June 30, 2000 (Incorporated by reference to Exhibit 10.16 to Registrant’s Quarterly Report on Form 10-QSB for the three month ending July 1, 2000).

10.5	Form of Note and Warrant Purchase Agreement between the Company and JMW Capital Partners, Inc. (now known as Aequitas Capital Management), dated June 30, 2000 (Incorporated by reference to Exhibit 10.17 to Registrant’s Quarterly Report on Form 10-QSB for the three month ending July 1, 2000).

10.10	Form of Loan Agreement and Promissory Note dated August 24, 2004 between Microfield Group, Inc. and Destination Capital, LLC. (Incorporated by reference to Exhibit 10.10 to Registrant’s Current Report on Form

Exhibit No.	Description

8-K Filed August 30, 2005).

10.22	Microfield Group, Inc. 2004 Stock Incentive Plan (Incorporated by reference to Exhibit 10.22 to the Registrant’s Annual Report on Form 10-KSB filed May 20, 2005).

10.24	Settlement Agreement between the Company, Kurt A. Underwood and various other parties (Incorporated by reference to Exhibit 10.24 to the Registrant’s Annual Report on Form 10-KSB filed May 20, 2005).

10.25	Form of Stock Purchase Warrants to purchase Common Stock of Microfield Group, Inc. issued to ECI stockholders (Incorporated by reference to Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed October 19, 2005).

14	Code of Business Conduct and Ethics*

21.1	Subsidiaries of the Registrant.*

23.1	Consent of Dunn Carney Allen Higgins & Tongue LLP (included in Exhibit 5.1)*

23.2	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

23.3	Consent of Russell Bedford Stefanou Mirchandani LLP, Registered Independent Accountants

24.1	Power of Attorney (included on page II-6)*

*	Previously filed